Exhibit 10.8
Execution Version

THIS NOTE PURCHASE AGREEMENT HAS NOT BEEN REGISTERED PURSUANT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED PURSUANT TO ANY APPLICABLE STATE SECURITIES LAW. THE NOTES ISSUED PURSUANT TO THIS NOTE PURCHASE AGREEMENT MAY BE RESOLD ONLY IF REGISTERED PURSUANT TO THE PROVISIONS OF THE ACT AND QUALIFIED PURSUANT TO APPLICABLE STATE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE, EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION, AND QUALIFICATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.

NOTE PURCHASE AGREEMENT
dated as of November 25, 2019 by and among
ROOT STOCKHOLDINGS, INC.
as Holdings
ROOT, INC.
as Issuer
THE NOTEHOLDERS FROM TIME TO TIME PARTY HERETO
and
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Administrative Agent

TABLE OF CONTENTS
i

Schedules
Schedule I	-	Commitment Amounts
Schedule 3.1(b)(xii)	-	Delivered Material Agreements
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Deposit and Disbursement Accounts
Schedule 4.18	-	Material Agreements
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 8.1	-	Permitted Holders Capitalization Table

Exhibits
Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Guaranty and Security Agreement
Exhibit C	-	Form of Note
Exhibit D	-	Net Written Premium Calculation
Exhibit 2.2	-	Form of Notice of Issuance
Exhibit 2.8(f)	-	Form of PIK Interest Election
Exhibits 2.16A – D	-	Tax Certificates
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	-	Form of Officer’s Certificate
Exhibit 5.1(c)	-	Monthly Reporting Package
Exhibit 5.1(d)	-	Form of Compliance Certificate

NOTE PURCHASE AGREEMENT
THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 25, 2019, by and among ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), ROOT, INC., a Delaware corporation (the “Issuer”), the NOTEHOLDERS from time to time party hereto (the “Noteholders”) and WILMINGTON TRUST, NATIONAL ASSOCIATION (“Wilmington Trust”), in its capacity as Administrative Agent for the Noteholders.
W I T N E S S E T H:
WHEREAS, the Issuer has requested that the Noteholders purchase Notes in an aggregate principal amount equal to $100,000,000 from the Issuer on the Closing Date; and
WHEREAS, subject to the terms and conditions of this Agreement, the Noteholders, to the extent of their respective Commitments as defined herein, are willing severally to purchase Notes from the Issuer on the Closing Date.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Issuer, the Noteholders and the Administrative Agent agree as follows:
ARTICLE I.
DEFINITIONS; CONSTRUCTION
Section 1.1.Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“Act” shall mean the Securities Act of 1933, as amended and in effect from time to time.
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Note, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on the applicable Bloomberg screen page (or such other commercially available source providing rate quotations comparable to those currently provided on such page as may be reasonably designated by the Administrative Agent from time to time) (in each case, the “Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period, divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). For purposes of this Agreement and notwithstanding anything herein to the contrary, the Adjusted LIBO Rate shall not be less than 1.5% and if otherwise less than 1.5%, the Adjusted LIBO Rate shall be deemed to be equal to 1.5%.

“Administrative Agent” shall mean Wilmington Trust, in its capacity as administrative agent under any of the Note Documents, or any successor administrative agent (as may be appointed in accordance with Section 9.7); provided, that the Administrative Agent shall not act as, or be deemed to act as, transfer agent or registrar under Article 8 of the UCC or Section 17A(c) of the Exchange Act hereunder or under any other Note Document.
“Administrative Questionnaire” shall mean, with respect to each Noteholder, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Noteholder.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Agency Agreement” shall mean that certain Authorized Producer Agreement, dated as of October 1, 2018, by and between the Root Insurance Company and RIA, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time to the extent permitted hereby.
“Agent Fee Letter” means that certain Fee Letter, dated as of the date hereof, between the Issuer and the Administrative Agent.
“Agreement” shall have the meaning assigned to such term in the introductory paragraph hereto.
“Alternative Rate” shall mean for any day a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, and (iii) one and one half of one percent (1.5%). Any change in the Alternative Rate due to a change in the Prime Rate or the Federal Funds Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, as applicable. If the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Rate, the Alternative Rate shall be determined without regard to clause (ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist.
“Alternative Rate Notes” shall mean Notes for which the rate of interest is based upon the Alternative Rate.
“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to Holdings, the Issuer or their Subsidiaries concerning or relating to bribery or corruption.
“Applicable Margin” shall mean 7.00% per annum.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Noteholder and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (ii) if such day relates to a payment or prepayment of principal or interest on, or an Interest Period for, a Eurodollar Note (or a notice with respect to any of the foregoing), any such day that is also a day on which dealings in Dollar deposits are not conducted by and between banks in the London interbank market.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on December 31, 2017, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on December 31, 2017.
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
“Ceded Earned Premium” shall mean all revenue recognized during the period of measurement for written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.
“Ceded Written Premium” shall mean all premium covering written insurance contracts that have been reinsured to a third party during the period of measurement as determined in accordance with SAP.
“Change in Control” shall mean the occurrence of one or more of the following events:
(i)at any time prior to the consummation of a Qualified IPO, the Permitted Holders shall cease to collectively own and control, on a fully diluted basis, Capital Stock of Holdings representing more than 50% (a) of the economic interests in Holdings or (b) the voting power of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings; or
(ii)at any time after the consummation of a Qualified IPO, any “person” or “group” (in each case, within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders or a trustee or other fiduciary holding securities under an employee benefit plan of the Issuer

(a) shall have acquired, directly or indirectly, beneficial ownership of 35.0% or more of the outstanding shares of the voting interests in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or equivalent governing body) of Holdings; or
(iii)at any time after the consummation of a Qualified IPO, during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of Holdings cease to be composed of individuals who are Continuing Directors; or
(iv)(a) Holdings shall cease to directly own and control 100% of the Capital Stock of the Issuer; or (b) the Issuer shall cease to own and control, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries (other than (x) pursuant to a transaction permitted by Sections 7.3(a) or 7.6 and (y) Subsidiaries the Capital Stock of which the Issuer does not directly or indirectly own 100% of at the time of the initial formation or acquisition of such Subsidiaries to the extent such initial formation or acquisition was permitted by Section 7.4); or
(v)at any time on or prior to the date that is 30 months following the Closing Date, Alex Timm shall own and control less than 4.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings; or
(vi)at any time on or prior to the date that is 30 months following the Closing Date, Alex Timm shall cease at any time to be directly involved in the day to day management of the Issuer.
“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2, which date is the date hereof.
“Closing Date Transactions” shall mean (i) the execution and delivery of the Note Documents to be entered into on the Closing Date and the purchase of the Notes on the Closing Date, (ii) the issuance of the Closing Date Warrants and (iii) the execution and delivery of the Term Loan Agreement.
“Closing Date Warrants” shall mean those warrants issued by Holdings to DRD Contact, LLC on the Closing Date pursuant to that certain Warrant to Purchase Stock, dated the date hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all tangible and intangible property, real and personal, of any Note Party that is or purports to be the subject of a Lien in favor of the Administrative Agent under the Note Documents to secure the whole or any part of the Obligations or any Guarantee thereof, and shall include, without limitation, all casualty insurance proceeds and condemnation awards with respect to any of the foregoing; provided that, for the avoidance of doubt, the

Collateral shall exclude (i) all of the assets of any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary and (ii) all other Excluded Property.
“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Administrative Agent.
“Collateral Assignment” shall mean that certain Collateral Assignment of Representations, Warranties, Covenants and Indemnities under the Agency Agreement, dated as of the date hereof, executed by RIA in favor of the Administrative Agent.
“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Real Estate Documents, the Control Account Agreements, the Collateral Assignment, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof.
“Commitment” shall mean, with respect to each Noteholder, (i) the obligation of such Noteholder to purchase a Note hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Noteholder on Schedule I. The aggregate principal amount of all Noteholders’ Commitments as of the Closing Date is $100,000,000.
“Compliance Certificate” shall mean a certificate from the principal executive officer, the principal financial officer, the principal accounting officer or the treasurer of the Issuer substantially in the form of, and containing substantially the certifications set forth in, the form attached hereto as Exhibit 5.1(d).
“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Issuer on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Account Agreement” shall mean any agreement by and among a Note Party, the Administrative Agent, the Term Loan Agent (if applicable), the collateral agent for any Pari Lien Debt (if applicable), and a depositary bank or securities intermediary at which such Note Party maintains a Controlled Account, in each case in form and substance reasonably satisfactory to the Administrative Agent.
“Controlled Account” shall have the meaning set forth in Section 5.11(a).

“Controlled Foreign Subsidiary” means any Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Note Party owning registered Copyrights or applications for Copyrights in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.8(c).
“Direct Combined Ratio” shall mean the sum (expressed as a percentage) of the Direct Loss & LAE Ratio plus the Direct Expense Ratio.
“Direct Earned Premium” shall mean revenue recognized during the period of measurement for written insurance contracts, prior to any ceding, as determined in accordance with SAP.
“Direct Expense Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is Operating Expenses for all of the U.S. Insurance Subsidiaries for such period and (y) is Direct Written Premium of all U.S. Insurance Subsidiaries for such period.
“Direct Loss & LAE Ratio” shall mean, for any Test Period, (x) divided by (y) where (x) is the sum of (i) total new insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (ii) total renewal insurance policy incurred losses for all of the U.S. Insurance Subsidiaries for such period plus (iii) total costs for claims administration for all of the U.S. Insurance Subsidiaries related to Direct Earned Premium of the U.S. Insurance Subsidiaries for such period and (y) is Direct Earned Premium of the U.S. Insurance Subsidiaries for such period.
“Direct Written Premium” shall mean all premium covering written insurance contracts, prior to any ceding, during the period of measurement as determined in accordance with SAP.
“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person which (x) by its terms (or by the terms of any Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Maturity Date, (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable), in whole or in part, on or prior to the date that is ninety-one (91) days following the Maturity Date, (c) provides for or otherwise permits the holder to receive scheduled payments of dividends or distributions in cash on or prior to the date that is ninety-one (91) days following the Maturity Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, on or prior to the date that is ninety-one (91) days following the Maturity Date or (y) contains any repurchase obligation which, by its terms, may come into effect (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Notes and all other Obligations that are accrued and payable) on or prior to the date that is ninety-one (91) days following the Maturity Date.
“Disqualified Institution” shall mean (a) any direct competitor of the Issuer that is in the same or a substantially similar line of business and that has been identified in writing to the Administrative Agent on or prior to the Closing Date and from time to time thereafter, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an interest in any Note (each such entity, a “Competitor”) and (b) any Person that is (i) reasonably identifiable (solely on the basis of name) as an Affiliate of any Competitor described in clause (a) or (ii) identified in writing to the Administrative Agent as an Affiliate of a Competitor described in clause (a) on or prior to the Closing Date and from time to time thereafter, which identification, in each case, shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an interest in any Note; provided, that any Persons identified to the Administrative Agent following the Closing Date (and any Affiliates of such Person(s) that would become a Disqualified Institution under clause (b)(i) in connection with such identification following the Closing Date) shall become Disqualified Institutions effective two (2) Business Days after identification by the Issuer to the Administrative Agent in writing; provided, further, that a list of Disqualified Institutions identified in clauses (a) and (b)(ii) above shall be made available to all Noteholders upon request to the Administrative Agent.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the law of the United States, any state thereof or the District of Columbia.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4).

“Environmental Indemnity” shall mean each environmental indemnity made by each Note Party with Real Estate required to be pledged as Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, in each case in form and substance satisfactory to the Administrative Agent.
“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of Holdings, the Issuer or any of their respective Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any Person that, together with Issuer or its Subsidiaries, is or was, at any relevant time, considered to be a “single employer” under Section 414(b), (c), (m) or (o) of the Code.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make by its due date a required contribution to any Plan that would result in the imposition of a lien or encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the imposition on the assets of Holdings, the Issuer or their Subsidiaries of such a lien or encumbrance, or any filing of any request for a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, whether or not waived, or any determination that any Plan is, or is expected to be, in at-risk status under Section 303 of ERISA; (iii) any incurrence by Holdings, the Issuer, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by Holdings, the Issuer, any of their Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Holdings, the Issuer, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by Holdings, the Issuer, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from Holdings, the Issuer, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Section 4245 of ERISA; (vii) Holdings, the Issuer, any of their respective Subsidiaries engaging in a material non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Equity Monetization Event” shall mean, unless such event is waived by the Required Noteholders, the occurrence of any of the following:
(i)the consummation of a Qualified IPO;
(ii)the occurrence of a Change in Control pursuant to clauses (i), (ii), (iii) or (iv) of the definition thereof;
(iii)the occurrence of a Significant Transaction; or
(iv)any automatic exercise of the Closing Date Warrants in accordance with the terms thereof.
“Eurodollar Notes” shall mean Notes for which the rate of interest is based upon the Adjusted LIBO Rate.
“Eurodollar Successor Rate” shall have the meaning set forth in Section 2.12(b).
“Eurodollar Successor Rate Conforming Changes” shall mean, with respect to any proposed Eurodollar Successor Rate, any conforming changes to the definition of Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent in consultation with the Issuer, to reflect the adoption of such Eurodollar Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent reasonably determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurodollar Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Issuer is reasonably necessary in connection with the administration of this Agreement).
“Event of Default” shall have the meaning set forth in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Property” shall have the meaning ascribed to such defined term in the Guaranty and Security Agreement.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Noteholder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Noteholder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Noteholder with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Noteholder acquires such interest in the Note or Commitment (other than pursuant to an assignment request by the Issuer under Section 2.20) or (ii) such Noteholder changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Noteholder’s assignor immediately before such Noteholder became a party hereto or to such Noteholder immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any withholding Taxes imposed under FATCA.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement, treaty or convention entered into among Governmental Authorities implementing such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, treaty or convention.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement, the Federal Funds Rate shall not be less than zero percent (0%).
“Final Maturity Date” shall mean November 25, 2024.
“Fiscal Month” shall mean any fiscal month of the Issuer.
“Fiscal Quarter” shall mean any fiscal quarter of the Issuer.
“Fiscal Year” shall mean any fiscal year of the Issuer.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“FSHCO” means any Subsidiary of Holdings that (i) is a Domestic Subsidiary and (ii) owns no material assets other than equity (including for this purpose any debt or other instrument treated as equity for U.S. federal income tax purposes) of one or more Controlled Foreign Subsidiaries and cash and cash equivalents and incidental assets related thereto.
“Foreign Noteholder” shall mean (a) if the Issuer is a U.S. Person, a Noteholder that is not a U.S. Person, and (b) if the Issuer is not a U.S. Person, a Noteholder that is resident or organized under the laws of a jurisdiction other than that in which the Issuer is resident for tax purposes.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any Insurance Regulatory Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantors” shall mean, collectively, each of Holdings and the Subsidiary Note Parties; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Guarantor.

“Guaranty and Security Agreement” shall mean the Guaranty and Security Agreement, dated as of the date hereof and substantially in the form of Exhibit B, made by the Note Parties in favor of the Administrative Agent for the benefit of the Secured Parties.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Noteholder or any Affiliate of a Noteholder).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, Hedging Transactions shall not include (i) the issuance, underwriting, placement or selling of insurance by the Note Parties and their Subsidiaries in the ordinary course of business or (ii) the purchasing by the Note Parties and their Subsidiaries of risk allocation agreements or reinsurance in the ordinary course of business or otherwise in accordance with customary industry practice.
“Historical Financial Statements” shall have the meaning set forth in Section 4.4.
“Holdings” shall have the meaning set forth in the introductory paragraph hereof.
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property (including, for the avoidance of doubt, contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) that is expressly made nonrecourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness of a Person shall not include (i) obligations under insurance issued, underwritten, placed or sold by such Person in the ordinary course of business or (ii) obligations under risk allocation agreements or reinsurance agreements purchased in the ordinary course of business or otherwise in accordance with customary industry practice.
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Intellectual Property” shall mean (a) all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law, including all Copyrights, Patents, software, Trademarks, internet domain names and trade secrets, (b) all IP Licenses and (c) all IP Ancillary Rights relating thereto.

“Insurance Business” shall mean one or more aspects of the business of (a) issuing, selling, placing or underwriting insurance or (b) reinsurance.
“Insurance Licenses” shall mean licenses, permits or authorizations to transact insurance and reinsurance business required to be obtained from Insurance Regulatory Authorities in connection with the operation, ownership or transaction of insurance or reinsurance business.
“Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is domiciled or (y) to the extent asserting or having regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts or has regulatory jurisdiction over such Insurance Subsidiary.
“Insurance Subsidiary” shall mean any Subsidiary of the Issuer that is authorized or admitted to carry on or transact Insurance Business and has received an Insurance License from an Insurance Regulatory Authority for the purpose of carrying on an Insurance Business. As of the Closing Date, Root Insurance Company and RRC are the only Insurance Subsidiaries of the Issuer.
“Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement dated as of the Closing Date among the Administrative Agent, the Term Loan Agent, Holdings, the Issuer and the other Note Parties from time to time party thereto.
“Interest Payment Date” shall mean, (i) in the case of Eurodollar Notes, the last Business Day of each applicable Interest Period and (ii) in the case of Alternative Rate Notes, the last Business Day of each March, June, September and December.
“Interest Period” shall mean, with respect to any Eurodollar Note, a period of three months; provided that:
(i)the initial Interest Period shall commence on the Closing Date and end on the numerically corresponding day in the calendar month that is three months thereafter, and each Interest Period occurring thereafter shall commence on the day on which the next preceding Interest Period expires;
(ii)if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;
(iii)any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)no Interest Period may extend beyond the Final Maturity Date.
“Investments” shall have the meaning set forth in Section 7.4.
“IP Ancillary Rights” means, with respect to any Intellectual Property of the type described in clauses (a) and (b) of the definition of Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all written Contractual Obligations (and all related IP Ancillary Rights), granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” shall mean the United States Internal Revenue Service.
“Issuer” shall have the meaning set forth in the introductory paragraph hereof.
“Issuer Materials” shall have the meaning set forth in Section 5.1.
“Leverage Ratio” shall mean (x) divided by (y) where (x) is Net Earned Premium of RRC for the twelve-month period on the last day of the month ended prior to the Test Date and (y) is RRC Equity.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Liquidity” shall mean, on any date of determination, all cash and all cash equivalents (including any Permitted Investment that is a cash equivalent) owned and held by the Note Parties, in each case, on the date of determination; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Note Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are (A) not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised or (y) permitted by Section 7.2(a) or (h)) and (B) subject to a perfected Lien in favor of the Administrative Agent and (ii) exclude any amounts held by the Note Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of Holdings, the Issuer, any Subsidiary of Holdings or any of their respective Affiliates.
“Make-Whole Amount” shall mean, with respect to a Note at any applicable prepayment date, an amount (calculated by the Required Noteholders, which calculation shall be conclusive absent manifest error) equal to, the excess of (a) the present value at the applicable prepayment date of (i) 100% of the principal amount of such Note being prepaid on such prepayment date plus (ii) all required remaining scheduled interest payments (excluding the Adjusted LIBO Rate or Alternative Rate component thereof) due on the principal amount of such Note being prepaid on such date through and including the date that is 18 months following the Closing Date (excluding accrued but unpaid interest to the date on which the Prepayment Premium becomes owing), assuming that the rate of interest will be equal to the rate of interest in effect on the date of notice of prepayment, computed using a discount rate equal to the Treasury Rate plus 50 basis points per annum discounted on a quarterly basis, over (b) the principal amount of such Note being prepaid on such prepayment date.
“Market Intercreditor Agreement” shall mean a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Issuer, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and shall include turnover provisions to ensure that both in respect of Collateral and contractual priority, the newly incurred Indebtedness is not senior.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Issuer and its Subsidiaries, taken as a whole, (ii) the ability of the Note Parties, taken as a whole, to perform their obligations under the Note Documents, (iii) the rights and remedies of the Administrative Agent or the Noteholders under any of the Note Documents, taken as a whole, or (iv) the legality, validity or enforceability of any of the Note Documents.
“Material Agreements” shall mean (i) all agreements, indentures or notes governing the terms of any Material Indebtedness and (ii) all other agreements, documents, contracts, indentures and instruments pursuant to which (A) any Note Party or any of its Subsidiaries expects to receive revenue in any twelve month period of $10,000,000 or more and (B) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” shall mean any Indebtedness of the type described in clauses (i) or (ii) of the definition thereof (other than the Notes) of Holdings, the Issuer or any of their respective Subsidiaries individually in a committed or outstanding principal amount exceeding $3,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Maturity Date” shall mean the earlier of (i) the Final Maturity Date and (ii) the date on which the principal amount of all outstanding Notes have been declared or automatically have become due and payable (whether by acceleration or otherwise).
“Minimum Surplus and Liquidity Level” shall mean (i) for the Fiscal Month ending November 30, 2019, $125,000,000, (ii) for the Fiscal Month ending December 31, 2019, $125,000,000, and (iii) for each Fiscal Month ending thereafter, (x) the Minimum Surplus and Liquidity Level for the immediately preceding Fiscal Month, plus (y) the greater of (1) zero and (2) an amount equal to 15% of the excess of (A) Net Written Premiums for the 12-month period up to, but excluding, such Fiscal Month minus (B) the Net Written Premiums for the 12-month period up to, but excluding, the month immediately prior to such Fiscal Month (for illustrative purposes, on February 1, 2020, this clause (y)(2) will calculate the Net Written Premiums from February 1, 2019 to January 31, 2020; and compare this amount to the Net Written Premiums from January 1, 2019 to December 31, 2019), plus (z) 50% of the Indebtedness of the type described in clauses (i) or (ii) of the definition thereof of Holdings and its Subsidiaries outstanding on a consolidated basis as of the beginning of such Fiscal Month (other than any PIK Interest that has been capitalized under this Agreement) in excess of $250,000,000; provided, further that the Minimum Surplus and Liquidity Level shall not exceed $350,000,000.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Property” shall mean, collectively, the Real Estate subject to the Mortgages, including, but not limited to, any Real Estate for which a Mortgage is required to be delivered after the date hereof pursuant to Section 5.12.
“Mortgages” shall mean, collectively, each mortgage, deed of trust, trust deed, security deed, debenture over real estate, deed of immovable hypothec, deed over real estate to secure debt or other real estate security documents delivered by any Note Party to the Administrative Agent from time to time, all in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.
“Most Recent Equity Price” shall have the meaning set forth in Section 2.9(a).
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is or was, during the preceding five calendar years, contributed to or required to be contributed to by Holdings, the Issuer, any of their respective Subsidiaries or an ERISA Affiliate.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Cash Proceeds” means, as applicable: (a) with respect to any asset sale, disposition, casualty, condemnation or similar event, the gross proceeds received by Holdings or any of its Subsidiaries therefrom consisting of (x) cash, (y) cash equivalents and (z) any cash or cash equivalent payments received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments, less the sum of: (i) in the case of an asset sale or disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such asset sale or disposition, the amount of such excess shall constitute Net Cash Proceeds); (ii) all reasonable and customary out-of-pocket legal and other fees and expenses incurred in connection with such transaction or event (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates); (iii) the principal amount of, premium, if any, and interest on any Indebtedness (other than any Indebtedness arising under the Note Documents and Indebtedness secured by the Collateral on a pari passu or junior basis to the Notes) that is required to be repaid in connection with such transaction or event and that is secured by Liens in such assets; (iv) reasonable reserves retained from such gross proceeds to fund contingent liabilities directly attributable to such asset sale, disposition, casualty, condemnation or similar event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any incurrence of Indebtedness, the gross cash proceeds received by Holdings or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith (to the extent paid (x) on arm’s length terms to an Affiliate of Holdings other than Holdings and its Subsidiaries or (y) to non-Affiliates).
“Net Earned Premium” shall mean Direct Earned Premium of RRC for any Test Period net of Ceded Earned Premium of RRC for such Test Period.
“Net Written Premium” shall mean Direct Written Premium of the U.S. Insurance Subsidiaries for any Test Period net of Ceded Written Premium of the U.S. Insurance Subsidiaries for such Test Period. For the avoidance of doubt, Exhibit D shows a calculation of the Net Written Premium of the U.S. Insurance Subsidiaries for the last twelve months most recently ended prior to the Closing Date. The calculation of Net Written Premium hereunder on and after the Closing Date shall be substantially consistent with Exhibit D and in accordance with SAP.
“Note Documents” shall mean, collectively, this Agreement, the Collateral Documents, the Agent Fee Letter, the Intercreditor Agreement, any Market Intercreditor Agreement, the Notes issued hereunder, any subordination agreement executed in connection with any Pari Lien Debt and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing that are designated by the Issuer and the Required Noteholders as a Note Document.
“Note Exposure” shall mean, with respect to any Noteholder, as of any date of determination, the outstanding principal amount of the Notes of such Noteholder.
“Note Parties” shall mean Holdings, the Issuer and the Subsidiary Note Parties.
“Notes” shall mean the notes in the form of Exhibit C issued by the Issuer hereunder on the Closing Date, in the aggregate original principal amount of $100,000,000.
“Noteholders” shall have the meaning set forth in the introductory paragraph hereof.
“Notice of Issuance” shall have the meaning set forth in Section 2.2(a).

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Consenting Noteholder” shall have the meaning set forth in Section 2.20.
“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, the Issuer or one or more of their respective Subsidiaries primarily for the benefit of employees of Holdings, the Issuer or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Obligations” shall mean all amounts owing by the Note Parties to the Administrative Agent or any Noteholder pursuant to or in connection with this Agreement or any other Note Document or otherwise with respect to any Note including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Noteholder incurred pursuant to this Agreement or any other Note Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder,.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Operating Expenses” shall mean, for any Person and for any Test Period, all operating expenses of such Person, including, for the avoidance of the doubt, the sum of (i) Acquisition Costs of such Person for such period plus (ii) Fixed Expense Costs of such Person for such period. For purposes of calculating “Operating Expenses”, the following defined terms shall apply:
“Acquisition Costs” shall mean, the sum of commissions payable by the applicable Person to RIA plus report costs for the applicable Person; provided that “Acquisition Costs” shall exclude ceded commissions.
“Fixed Expense Costs” shall mean, the sum of (i) employment costs and expenses plus (ii) merger and acquisition costs and expenses plus (iii) premium taxes and payment processing fees, in each case, of such Person.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20).
“Pari Lien Debt” shall mean any Indebtedness of the Note Parties that is expressly permitted pursuant to Section 7.1(k) and ranks pari passu in right of security with the Obligations.
“Pari Lien Debt Documents” shall mean the indentures, loan agreements, notes, guaranties, collateral documents, subordination agreements, intercreditor agreements (including any Market Intercreditor Agreement) and other related documents and/or agreements governing or evidencing the Pari Lien Debt.
“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.
“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Note Party owning Patents or licenses of Patents in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“Payment Account” shall mean the account of the Administrative Agent for receipt of payments as to which the Administrative Agent shall have given written notice to the Issuer and the Noteholders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date.
“Permitted Acquisition” shall mean any acquisition by the Issuer or any other Note Party, whether by purchase, merger or otherwise, of all or substantially all of the assets of, a majority of the Capital Stock (other than directors’ qualifying shares as required pursuant to applicable law) of, or a business line or unit or a division of, any Person in connection with which each of the following conditions is satisfied:
(i)immediately before and after giving pro forma effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, and all representations and warranties of each Note Party set forth in the Note Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects);
(ii)immediately before and after giving pro forma effect thereto, the Note Parties and their Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c), and in the case of any such transaction or series of related transactions with aggregate purchase consideration in excess of $5,000,000, the Issuer shall have delivered to the Administrative Agent a pro forma Compliance Certificate signed by a Responsible Officer certifying to the foregoing at least three Business Days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent);
(iii)in the case of any such transaction or series of related transactions with aggregate purchase consideration in excess of $5,000,000, at least three Business Days prior to the date of the consummation of such acquisition (or such later date as agreed in writing by the Administrative Agent), the Issuer shall have delivered to the Administrative Agent notice of such acquisition, together with, to the extent available, historical financial information and analysis with respect to the Person whose stock or assets are being acquired and copies of the acquisition agreement and related documents (including, to the extent available, financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent;
(iv)immediately before and after giving pro forma effect thereto, the Note Parties and their Subsidiaries are in compliance with the provisions of Section 7.3(b);

(v)the Note Parties shall have complied with the provisions of Sections 5.12 and 5.13 with respect to such acquisition within the time periods required thereby;
(vi)such acquisition is consummated in compliance with all requirements of law in all material respects, and all material consents and approvals from any Governmental Authority or other Person required in connection with such acquisition have been obtained; and
(vii)in the case of any such transaction or series of related transactions with aggregate purchase consideration in excess of $5,000,000, the Issuer has delivered to the Administrative Agent a certificate executed by a Responsible Officer certifying that each of the conditions set forth above has been satisfied.
“Permitted Encumbrances” shall mean:
(i)Liens imposed by law for taxes, assessments and other charges and levies imposed by any Governmental Authority, in each case, which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)statutory Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, processors, suppliers, landlords, repairmen and other Liens imposed by law in the ordinary course of business for amounts not more than 45 days past due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, social security and other similar laws or regulations;
(iv)deposits to secure the performance of bids, trade and commercial contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)(x) judgment and attachment liens not giving rise to an Event of Default and (y) Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Holdings or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii)(x) easements, zoning restrictions, building codes, rights-of-way, reservations, covenants, rights and restrictions of record and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Holdings and its Subsidiaries taken as a whole, (y) with respect to any leasehold interest, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property or owned property and (z) with respect to any Mortgaged Property, all matters shown on the title report for such Real Estate;
(viii)Liens solely on cash earnest money deposits made by Holdings or any of its Subsidiaries;
(ix)restrictions on transfers of assets that are subject to sale or transfer pursuant to any purchase and sale agreements that are permitted under this Agreement;
(x)in the case of any joint ventures permitted hereunder, put/call arrangements or restrictions on dispositions related to its Capital Stock set forth in the applicable organizational documents or joint venture agreement;
(xi)Liens on insurance policies under which Holdings and its Subsidiaries are the insured parties (excluding, for the avoidance of doubt, any excess of loss, catastrophic or other similar insurance or reinsurance policies that are applicable to the line of business of Holdings and its Subsidiaries) and proceeds and premiums thereof or related thereto securing Indebtedness permitted under Section 7.1(n);
(xii)Liens on assets of any Insurance Subsidiary arising under agreements or arrangements established with respect to insurance policies underwritten by any Insurance Subsidiary in the ordinary course of business;
(xiii)leases or subleases of real property granted in the ordinary course of business, and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business to the extent that such leases or subleases do not materially interfere with the business of Holdings or its Subsidiaries;
(xiv)licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S.; and
(xv)pledges, deposits and guarantees made by an Insurance Subsidiary in order to comply with applicable Requirements of Law or as required by an Insurance Regulatory Authority;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” shall mean all Persons that hold Capital Stock of Holdings as of the Closing Date as set forth on Schedule 8.1 and, in each case, their Affiliates, immediate family members, lineal descendants, heirs, estates and trusts for the benefit thereof.
“Permitted Investments” shall mean:
(i)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory, as applicable, maturing within one year from the date of acquisition thereof and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s;
(iii)commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within one year from the date of acquisition thereof;
(iv)certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(v)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iv) above;
(vi)Investments in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Issuer or the Subsidiaries; and
(vii)mutual funds investing at least 95% of their assets in any one or more of the Permitted Investments described in clauses (i) through (v) above.
“Permitted Prior Liens” means (a) with respect to any Capital Stock of any Subsidiary of Holdings, Liens permitted by Section 7.2 which are prior as a matter of law and (b) with respect to any other property or assets, any Liens permitted by Section 7.2 other than Liens set forth in Section 7.2(h).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and customary fees, expenses, original issue discount and upfront fees incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (except by virtue of amortization of or prepayment of Indebtedness prior to such date of determination); (c) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (d) to the extent any Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to any Liens securing the Obligations, the Liens securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations on terms, taken as a whole, at least as favorable to the Noteholders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended; (e) the only obligors in respect of such Indebtedness being modified, refinanced, refunded, renewed or extended are the original obligors thereon and any other Person required to be or become an obligor thereon under the then terms of the Indebtedness being so modified, refinanced, refunded, renewed or extended to become an obligor in respect of such Indebtedness (provided that any Note Party may guarantee any Permitted Refinancing incurred by any other Note Party to the extent permitted by Section 7.1(e)); (f) the terms and conditions of any such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially less favorable to the Noteholders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; and (g) in the case of any modification, refinancing, refunding, renewal or extension of any Term Loan Document or Pari Lien Debt Document, the terms and conditions of such modification, refinancing, refunding, renewal or extension are subject to and in compliance with the requirements set forth in the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement.
“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Note Party maintains a Controlled Account and with whom a Control Account Agreement has been executed.
“Person” shall mean any natural Person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Election Notice” means an irrevocable written notice of the PIK Interest Election pursuant to Section 2.8(f) for the upcoming Interest Payment Date, and substantially in the form of Exhibit 2.8(f).
“PIK Election Period” shall have the meaning set forth in Section 2.8(f).
“PIK Interest” shall have the meaning set forth in Section 2.8(f).

“PIK Interest Election” shall have the meaning set forth in Section 2.8(f).
“Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA that is or was, during the preceding five calendar years, maintained or contributed to or required to be contributed to by Holdings, the Issuer or any ERISA Affiliate.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Prepayment Premium” means an amount equal to:
(i)during the period of time from and after the Closing Date up to (but not including) the date that is 18 months following the Closing Date, the Make-Whole Amount;
(ii)during the period of time from and after the date that is 18 months following the Closing Date up to (but not including) the date that is 30 months following the Closing Date, 4.0% of the principal amount (including any PIK Interest) of the Notes prepaid on such date in cash to each applicable Noteholder; and
(iii)during the period of time from and after the date that is 30 months following the Closing Date up to (but not including) the date that is 42 months following the Closing Date, 2.0% of the principal amount (including any PIK Interest) of the Notes prepaid on such date in cash to each applicable Noteholder.
“Prime Rate” shall mean for any day, the prime rate published in The Wall Street Journal for such day; provided, that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other commercially available source providing rate quotations comparable to those currently provided on such page as may be reasonably designated by the Administrative Agent from time to time). The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.
“Pro Rata Share” shall mean with respect to all payments, computations and other matters relating to the Note of any Noteholder, the percentage obtained by dividing (a) the Note Exposure of that Noteholder by (b) the aggregate Note Exposure of all Noteholders.
“Public Noteholder” shall have the meaning set forth in Section 5.1.
“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.
“Qualified IPO” means the issuance by Holdings of its equity securities in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Act (whether alone or in connection with a secondary public offering) that results in (i) at least $75,000,000 in net proceeds to Holdings after deduction of the underwriters’ discount and commissions; and (ii) the conversion of Holdings’

preferred stock to common stock and there being no preferred stock or other Holdings securities that feature a liquidation preference and/or accruing dividends outstanding after giving effect to the offering.
“Real Estate” shall mean all real property owned or leased by the Issuer and its Subsidiaries.
“Real Estate Documents” shall mean, collectively, (i) Mortgages covering all Real Estate owned by the Note Parties that are required to be granted hereunder, duly executed by each applicable Note Party, together with (A) title insurance policies, current as-built ALTA/ACSM Land Title surveys certified to the Administrative Agent, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Administrative Agent, (B) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on such Real Estate in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (C) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent, (D) a duly executed Environmental Indemnity with respect thereto and (E) such other reports, documents, instruments and agreements as the Administrative Agent or the Required Noteholders shall reasonably request, each in form and substance reasonably satisfactory to the Administrative Agent.
“Recipient” shall mean, as applicable, (a) the Administrative Agent and (b) any Noteholder.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment

(including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Required Additional Debt Terms” means with respect to any Indebtedness incurred under Section 7.1(k) all of the following: (a) to the extent such Indebtedness is secured by any of the Collateral, such Indebtedness shall not be secured by any assets of a Note Party other than the Collateral securing the Obligations unless such asset is added to the Collateral to secure the Obligations; (b) such Indebtedness shall not be borrowed, issued or guaranteed by any Person which is not a Note Party; (c) to the extent such Indebtedness is secured by any of the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement; and (d) such indebtedness is not structurally or contractually senior to the Obligations.
“Required Noteholders” shall mean Noteholders holding, in the aggregate, more than 50% of total Note Exposure at such time.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the principal executive officer, the principal financial officer, the principal accounting officer, the treasurer or the controller of the Issuer and (y) with respect to all other provisions, any of the president, the principal executive officer, the principal operating officer, the principal financial officer, the treasurer, the controller or a vice president of the Issuer or such other senior officer that has similar responsibilities to the extent such officer is designated in writing to the Administrative Agent.
“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, the Issuer or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class (other than Disqualified Capital Stock); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings, the Issuer or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings, the Issuer or any of their respective Subsidiaries now or hereafter outstanding; (iv) any payment, prepayment, redemption, purchase, retirement, defeasance (including in-substance or legal defeasance) or other satisfaction, in each case, prior to the repayment in full of all Obligations (other than contingent obligations as to which no claim exists or has been asserted), with respect to the principal or interest of (or premium as a result of such payment, prepayment or satisfaction otherwise) any Indebtedness, liabilities or obligations that are in each case subordinated in right of payment and/or right of security to the Obligations and/or any Guarantee thereof; and (v) any management or similar fees.

“RIA” shall mean Root Insurance Agency, LLC, an Ohio limited liability company.
“Risk-Based Capital Ratio” shall mean, with respect to each Insurance Subsidiary, as of the end of any Fiscal Month, the ratio of “Total Adjusted Capital” as of the end of such Fiscal Month to “Authorized Control Level Risk-Based Capital” as of the end of such Fiscal Month (in each case as determined by SAP and as defined in NAIC’s Risk-Based Capital for Insurers Model Act (Volume III-312) applicable to Insurance Subsidiaries and consistent with applicable statutes of the applicable Insurance Regulatory Authority from time to time).
“Root Insurance Company” shall mean Root Insurance Company, an Ohio corporation.
“RRC” shall mean Root Reinsurance Company, Ltd., a Cayman Islands exempted company.
“RRC Equity” shall mean, as of any date of determination, total equity reflected on the balance sheet of RRC prepared in accordance with GAAP.
“S&P” shall mean S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor thereto.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions including, without limitation, as of the Closing Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria.
“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.
“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.
“SAP” means, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority, applied in accordance with Section 1.2.
“Screen Rate” shall have the meaning assigned to such term in the definition of “Adjusted LIBO Rate”.
“Secured Parties” shall mean the Administrative Agent and the Noteholders.
“Significant Transaction” shall mean (i) the entry by Holdings or any of its Subsidiaries into an investment, joint venture or similar transaction valued at more than

$350,000,000 from a company that operates in the auto insurance industry or (ii) the entry by Holdings or any of its Subsidiaries into any investment, joint venture or similar transaction that would result in any one Person (together with such Person’s Affiliates) (other than Permitted Holders) having an economic interest in Root Insurance Company or any other Note Party greater than 33%.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.
“Specified Event of Default” shall mean an Event of Default under Section 8.1(a), (b), (d) (solely as a result of a failure to observe or perform any requirement under Article VI), (g), (h) or (j).
“Statutory Surplus” shall mean, with respect any Insurance Subsidiary, the surplus as to policyholders of such Insurance Subsidiary as determined pursuant to SAP (or, in the case of any Foreign Subsidiary that does not report surplus as to policyholders, the closest equivalent thereto).
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Issuer. For the avoidance of doubt, an Insurance Subsidiary is a Subsidiary of the Issuer.
“Subsidiary Note Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Subsidiary Note Party.

“Surplus and Liquidity Amount” shall mean, as of any date of determination, an amount equal to (i) the aggregate Statutory Surplus of all U.S. Insurance Subsidiaries as of the end of the most recent Fiscal Month, plus (ii) the amount of Liquidity as of such date of determination.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Agent” has the meaning assigned to the term “Administrative Agent” in the Term Loan Agreement.
“Term Loan Agreement” shall mean that certain Amended and Restated Term Loan Agreement, dated as of the Closing Date, by and among the Issuer, in its capacity as the borrower thereunder, the several banks and other financial institutions as lenders from time to time party thereto and the Term Loan Agent, as the same may be amended, restated, modified, supplemented, extended, increased or refinanced or replaced pursuant to a Permitted Refinancing from time to time in one or more agreements (in each case with the same or new lenders, investors or agents), in each case, in accordance with the terms of this Agreement, the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement.
“Term Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the Term Loan Agreement.
“Test Date” shall mean the last day of each Fiscal Month.
“Test Period” shall mean, unless the context otherwise requires, the most recently ended twelve-month period ending on the date of determination.
“Third Party Administrator Agreement” shall mean that certain Master Service Agreement, dated as of February 1, 2019, between Genpact (UK) Limited, a UK private limited company, and Root Insurance Company.
“Threshold Amount” shall mean $3,000,000.
“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Note Party owning registered Trademarks or applications for Trademarks in favor of the Administrative Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.
“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the 18th month anniversary of the Closing Date; provided that the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
“United States” or “U.S.” shall mean the United States of America.
“U.S. Insurance Subsidiary” means an Insurance Subsidiary that is a wholly-owned Subsidiary of Holdings and is domiciled in the United States and “U.S. Insurance Subsidiaries” means each U.S. Insurance Subsidiary on a collective basis.
“U.S. Issuer” shall mean any Issuer that is a U.S. Person.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.16(g)(ii).
“Weighted Average Life to Maturity” shall mean when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.
“Wilmington Trust” shall have the meaning set forth in the introductory paragraph hereof.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Issuer, any other Note Party or the Administrative Agent, as applicable.
Section 1.2.Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP or SAP, as applicable, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of Holdings delivered pursuant to Section 5.1(a) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Issuer last delivered to the Administrative Agent in connection with this Agreement); provided that if the Issuer notifies the Administrative Agent that the Issuer wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP or SAP, as applicable, on the operation of such covenant (or if the Administrative Agent notifies the Issuer that the Required Noteholders wish to amend Article VI for such purpose), then the Issuer’s compliance with such covenant shall be determined on the basis of GAAP or SAP, as applicable, in effect immediately before the relevant change in GAAP or SAP, as applicable, became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Issuer and the Required Noteholders. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect including ASU 2015-03, 1 and any other related treatment for debt discounts and premiums, such as original issue discount) to value any Indebtedness or other liabilities of any Note Party or any Subsidiary of any Note Party at “fair value”, as defined therein and (y) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) the accounting for any lease (and whether such lease shall be treated as Capital Lease Obligations) shall be based on GAAP as in effect on December 31, 2017 and without giving effect to any subsequent changes in GAAP (or required implementation of any previously promulgated changes in GAAP) relating to the treatment of a lease as an operating lease, capitalized lease or finance lease and (c) for purposes of determining compliance with any basket, test, or condition under any provision of this Agreement or any other Note Document, no Note Party may retroactively divide, classify, re-classify or deem or otherwise treat a historical transaction as having occurred in reliance on a basket or exception that was not available at the time of such historical transaction or if and to the extent that such basket or exception was relied upon for any later transaction.
Section 1.3.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”,

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “other” and “otherwise” shall not be construed ejusdem generis with any foregoing words where a wider construction is possible. Except as otherwise expressly provided herein, the word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) all references to a specific time shall be construed to refer to Eastern Standard Time, unless otherwise indicated. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale or disposition or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
ARTICLE II.
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.Commitments. Subject to the terms and conditions set forth herein, the Issuer hereby agrees to sell to each Noteholder, and each Noteholder agrees (severally, not jointly or jointly and severally) to purchase from the Issuer the principal amount of Notes equal to such Noteholder’s Commitment. The proceeds of the issuance of the Notes shall be disbursed on the Closing Date in immediately available funds by wire transfer to an account designated by the Issuer in the Notice of Issuance (or as may otherwise be set forth in a flow of funds agreement). With respect to each Noteholder, only one issuance of Notes may be made under the Commitment. Notes purchased pursuant to this Section 2.1 and subsequently repaid, redeemed or prepaid may not be reissued at any time during the term of this Agreement. The outstanding principal amount of the Notes, together with interest accrued and unpaid thereon shall constitute Obligations and the outstanding principal amount shall be due and payable on the Maturity Date. Each Noteholder’s

Commitment shall automatically terminate without further action upon the purchase of the Notes on the Closing Date (after giving effect to the purchase of Notes in the amount of such Noteholder’s Commitment). The purchase of the Notes and the Closing Date Warrants represent the purchase of a single investment unit, the combined purchase price of which is allocable 95.011876% to the Notes, with the remainder allocable to the Closing Date Warrants. The Notes will be treated as issued with original issue discount for U.S. federal income and other applicable tax purposes.
Section 2.2.Notice of Issuance.
(a)The Issuer shall deliver to the Administrative Agent a fully executed notice of issuance, substantially in the form set forth on Exhibit 2.2 (such notice, the “Notice of Issuance”) no later than three Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Administrative Agent). Promptly upon receipt by the Administrative Agent of such Notice of Issuance, the Administrative Agent shall notify each Noteholder of the proposed issuance.
(b)Upon the satisfaction or waiver of the conditions precedent specified herein, each Noteholder will purchase each Note to be purchased by it hereunder on the Closing Date by wire transfer in immediately available funds by 5:00 p.m. (New York City time) to an account designated by the Issuer in the Notice of Issuance (or as may otherwise be set forth in a flow of funds agreement).
Section 2.3.Pro Rata Shares; Availability of Funds. All Notes shall be purchased by Noteholders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Noteholder shall be responsible for any default by any other Noteholder in such other Noteholder’s obligation to purchase a Note hereunder nor shall any Commitment of any Noteholder be increased or decreased as a result of a default by any other Noteholder in such other Noteholder’s obligation to purchase a Note requested hereunder.
Section 2.4.Repayment of Notes. The Issuer unconditionally promises to pay to the Administrative Agent for the account of each Noteholder the then unpaid principal amount of the Notes of such Noteholder on the Maturity Date.
Section 2.5.Evidence of Indebtedness. Each Noteholder shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Issuer to such Noteholder resulting from each Note purchased by such Noteholder from time to time, including the amounts of principal and interest payable thereon and paid to such Noteholder from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitment of each Noteholder, (ii) the amount of each Note purchased hereunder by each Noteholder, (iii) the date and amount of any principal or interest due and payable or to become due and payable from the Issuer to each Noteholder hereunder in respect of the Notes and (iv) both the date and amount of any sum received by the Administrative Agent hereunder from the Issuer in respect of the Notes and each Noteholders Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Issuer therein recorded; provided that the failure or delay of any Noteholder or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Issuer to repay the Notes (both principal and unpaid accrued interest) of such Noteholder in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Noteholder and the accounts and records of the Administrative Agent in respect of such entries, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Notwithstanding the foregoing, the Administrative Agent shall not act as, or be deemed to act as, transfer agent or registrar under Article 8 of the UCC or Section 17A(c) of the Exchange Act hereunder or under any other Note Document.
Section 2.6.Optional Prepayments. The Issuer shall have the right at any time and from time to time to prepay the Notes, in whole or in part, together with the Prepayment Premium pursuant to Section 2.9 (if any), but otherwise without premium or penalty, by giving written notice to the Administrative Agent no later than 11:00 a.m. (New York City time) three (3) Business Days prior to the date of such prepayment (or such later time as may be agreed by the Administrative Agent in its sole discretion). Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of Notes or portion thereof to be prepaid and the Prepayment Premium (if any) applicable thereto; provided that any such notice in connection with a repayment of the Notes may be conditioned upon the occurrence of another financing or transaction. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Noteholder of the contents thereof and of such Noteholder’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate principal amount specified in such notice shall be due and payable on the date designated in such notice (subject to the occurrence of any condition described above), together with accrued interest to such date on the principal amount so prepaid in accordance with Section 2.8(d) and the Prepayment Premium (if applicable) on the principal amount so prepaid; provided that if a Eurodollar Note is prepaid on a date other than the last day of an Interest Period applicable thereto, the Issuer shall also pay all amounts required pursuant to Section 2.15. Each prepayment pursuant to this Section 2.6 shall be applied first, to the Prepayment Premium due on the amount of the prepayment required by Section 2.9; second, to accrued interest due on the amount of the prepayment and third, to the principal thereof. FOR THE AVOIDANCE OF DOUBT, ANY VOLUNTARY PAYMENT OR PREPAYMENT, INCLUDING, BUT NOT LIMITED TO PURSUANT TO THIS SECTION 2.6, SHALL BE MADE TOGETHER WITH THE PREPAYMENT PREMIUM PURSUANT TO SECTION 2.9 (IF REQUIRED UNDER SUCH SECTION).
Section 2.7.Mandatory Prepayments.
(a)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds of any sale or disposition by Holdings or any of its Subsidiaries of any assets in an aggregate amount exceeding $250,000, the Issuer shall prepay the Obligations in an amount equal to the Net Cash Proceeds of such sale or disposition; provided, that (i) the Issuer shall not be required to prepay the Obligations with respect to proceeds from the sales or dispositions of assets in the ordinary course of business (including obsolete or worn-out equipment no longer useful in its business), and (ii) so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (a) or at the proposed time of the reinvestment of such proceeds, the Issuer shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Note Party, through one or more of its Subsidiaries that is a Note Party or

(y) in the case of proceeds received by a Subsidiary that is not a Note Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Issuer and its Subsidiaries so long as such proceeds received by a Note Party are subject to Control Account Agreements until reinvested; provided, further that the obligation of the Issuer to prepay the Obligations under this subsection (a) shall also not apply solely to the extent that (A) the sale or disposition was consummated by any Insurance Subsidiary (or Subsidiary thereof) of any of such Insurance Subsidiary’s assets (or the assets of a Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Issuer for application of this subsection (a) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Issuer shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Issuer which the Issuer shall use to prepay the Obligations in accordance with this subsection (a). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(b)No later than the third (3rd) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any casualty insurance policies or eminent domain, condemnation or similar proceedings, the Issuer shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing at the time of the receipt of proceeds pursuant to this subsection (b) or at the proposed time of the reinvestment of such proceeds, the Issuer shall have the option, upon written notice to the Administrative Agent, directly or (x) in the case of proceeds received by a Note Party, through one or more of its Subsidiaries that is a Note Party or (y) in the case of proceeds received by a Subsidiary that is not a Note Party, through one or more of its Subsidiaries, to reinvest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in the business of the Issuer and its Subsidiaries so long as such proceeds received by a Note Party are subject to Control Account Agreements until reinvested; provided, further that the obligation of the Issuer to prepay the Obligations under this subsection (b) shall also not apply solely to the extent that (A) the Net Cash Proceeds of the casualty insurance policies or eminent domain, condemnation or similar proceedings were received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Issuer for application of this subsection (b) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Issuer shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Issuer which the Issuer shall use to prepay the Obligations in accordance with this subsection (b). Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(c)No later than the first (1st) Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Cash Proceeds from any issuance of Indebtedness by Holdings or any of its Subsidiaries, the Issuer shall prepay the Obligations in an amount equal to all such Net Cash Proceeds; provided that the Issuer shall not be required to prepay the Obligations with respect to proceeds of Indebtedness permitted under Section 7.1; provided, further that the obligation of the Issuer to prepay the Obligations under this subsection (c) shall also not apply solely to the extent that (A) the Net Cash Proceeds of such Indebtedness were incurred and received by any Insurance Subsidiary (or Subsidiary thereof) and (B) the dividend of such Net Cash Proceeds by such Insurance Subsidiary (or Subsidiary thereof) to the Issuer for application of this subsection (c) is prohibited by applicable law (including, without limitation, rules and regulations of any Insurance Regulatory Authority), it being understood and agreed that absent the prohibition set forth in clause (B), the Issuer shall cause such Insurance Subsidiary (or Subsidiary thereof) to immediately make a dividend of the Net Cash Proceeds to the Issuer which the Issuer shall use to prepay the Obligations in accordance with this subsection (c). Any such prepayment shall be applied in accordance with subsection (f) of this Section. FOR THE AVOIDANCE OF DOUBT, ANY MANDATORY PAYMENT OR PREPAYMENT, INCLUDING BUT NOT LIMITED TO PURSUANT TO THIS SECTION 2.7(c), SHALL BE MADE TOGETHER WITH THE PREPAYMENT PREMIUM PURSUANT TO SECTION 2.9 (IF REQUIRED UNDER SUCH SECTION).
(d)No later than the Business Day following the date of receipt by the Issuer or any of its Subsidiaries of any proceeds from key man life insurance policies, the Issuer shall prepay the Obligations in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with subsection (f) of this Section.
(e)Upon the occurrence of an Equity Monetization Event the Issuer shall prepay the Obligations in full no later than the Business Day following the occurrence of such Equity Monetization Event. FOR THE AVOIDANCE OF DOUBT, ANY MANDATORY PAYMENT OR PREPAYMENT, INCLUDING BUT NOT LIMITED TO PURSUANT TO THIS SECTION 2.7(e), SHALL BE MADE TOGETHER WITH THE PREPAYMENT PREMIUM PURSUANT TO SECTION 2.9 (IF REQUIRED UNDER SUCH SECTION).
(f)Any prepayments made by the Issuer pursuant to subsection (a), (b), (c), (d) or (e) of this Section shall be applied as follows: first, to the Administrative Agent’s fees, indemnities and reimbursable expenses then due and payable pursuant to any of the Note Documents and any amounts payable to the Noteholders pursuant to Section 2.15; second, to the Prepayment Premium due on the amount of the prepayment required by Section 2.9 (if any); third, to the interest due on the amount of the prepayment and fourth, principal balance of the Notes, until the same shall have been paid in full, pro rata to the Noteholders based on their Pro Rata Shares of the Notes.
(g)The Issuer shall notify the Administrative Agent by written notice of any prepayment pursuant to subsection (a), (b), (c), (d) or (e) of this Section not later than 11:00 a.m. (New York City time) one Business Day before the date of prepayment. Each such notice shall specify the prepayment date (which shall be a Business Day), the principal amount of the Notes to be prepaid, the Prepayment Premium (if any) applicable thereto and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Noteholders of the contents thereof. All prepayments of the Notes pursuant to subsection (a), (b), (c), (d) or (e) of this Section shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(h)To the extent that this Agreement, the Term Loan Agreement and/or any Pari Lien Debt Document then outstanding both require mandatory prepayments for the events described in clauses (a), (b), (c) or (d) of this Section 2.7, the Issuer may pay a portion of the Net

Cash Proceeds (or proceeds from key man life insurance policies, as applicable) derived from such events, determined on a Ratable Basis (as defined in the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement), to the Administrative Agent or applicable agent for any Pari Lien Debt to prepay Indebtedness in accordance with the terms of the Term Loan Agreement and/or such Pari Lien Debt Document.
Section 2.8.Interest on Notes.
(a)All Notes outstanding under the Note Documents shall bear interest on the unpaid principal amount (including any PIK Interest amount added to the unpaid principal amount pursuant to Section 2.8(f)) thereof from the date purchased through maturity (whether by acceleration or otherwise) at the Adjusted LIBO Rate for the applicable Interest Period then in effect plus the Applicable Margin (or, solely to the extent required by Section 2.12, the Alternative Rate plus the Applicable Margin).
(b)[Reserved].
(c)Notwithstanding subsection (a) of this Section, at the election of the Administrative Agent (or upon the written request of the Required Noteholders), and automatically after the occurrence and during the continuance of an Event of Default pursuant to Section 8.1(a), (b), (g), (h) or (j) if an Event of Default has occurred and is continuing, and automatically after acceleration or with respect to any past due amount hereunder, the Issuer shall pay interest (“Default Interest”) with respect to all Eurodollar Notes at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such Notes for the then-current Interest Period, and with respect to all Alternative Rate Notes and all other Obligations hereunder, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Notes using the Alternative Rate.
(d)Interest on the principal amount of all Notes shall accrue from and including the date such Notes are purchased to but excluding the date of any repayment thereof. Interest on all Notes shall be payable on each Interest Payment Date, on the Maturity Date and on the date of a repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)The Administrative Agent shall determine each interest rate applicable to the Notes hereunder and shall promptly notify the Issuer and the Noteholders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
(f)During the period from the Closing Date through and including the date that is the three (3) year anniversary of the Closing Date (and in any event including the Interest Payment Date for the 12th Interest Period occurring after the Closing Date) (such period, the “PIK Election Period”), the Issuer shall have the option (such option, the “PIK Interest Election”) to pay all or any portion of the interest accrued on each Note and payable on any Interest Payment Date occurring during the PIK Election Period in-kind, in lieu of cash payment, by capitalizing such interest and adding such accrued interest to the outstanding principal amount of such Note on such Interest Payment Date (such interest, “PIK Interest”). To exercise the PIK Interest Election for any

Interest Payment Date occurring during the PIK Election Period, the Issuer shall submit a PIK Election Notice to the Administrative Agent no later than seven (7) Business Days (or, such shorter period as the Administrative Agent may agree) prior to the applicable Interest Payment Date. If the Issuer has exercised the PIK Interest Election for any Interest Payment Date occurring during the PIK Election Period, on such Interest Payment Date, an amount equal to the portion of the accrued interest on the principal amount of the Notes set forth in the applicable PIK Election Notice shall be added to the outstanding principal amount of the Notes. Upon being capitalized and added to the then aggregate outstanding principal amount of a Note, PIK Interest shall be treated as principal of such Note for all purposes of this Agreement and the other Note Documents and shall accrue interest in accordance with this Section 2.8.
Section 2.9.Prepayment Premium.
(a)Any (i) voluntary payment, repayment, prepayment, satisfaction, replacement or refinancing (including in connection with any payment pursuant to Section 2.20), (ii) mandatory prepayment pursuant to Sections 2.7(c) or (e) (subject to the proviso below), (iii) other than with the consent of each directly affected Noteholder, (A) reduction to the amount or (B) extension of the due dates, in each case, of any principal of, or interest or premium on, any Note (whether in connection with any proceeding under Debtor Relief Laws or otherwise), or (iv) acceleration (including as a result of any Event of Default (including as a result of any proceeding under Debtor Relief Laws), whether automatically or by declaration, or by operation of law), in each case, in advance of the Maturity Date (including upon automatic acceleration of the Notes), of the Notes, whether in whole or in part, shall be at a price equal to (1) 100.0% of the principal amount thereof, plus (2) accrued and unpaid interest as of the date of such repayment or prepayment or other event or occurrence, plus (3) the Prepayment Premium, if any, as of the date of such repayment or prepayment or other event or occurrence; provided that notwithstanding the foregoing, no Prepayment Premium shall be payable upon (I) a mandatory prepayment under Sections 2.7(a), (b) or (d) or (II)(x) a mandatory prepayment under Section 2.7(e) (whether or not such mandatory prepayment, or the event giving rise to such mandatory prepayment, is waived by the Required Noteholders) or (y) a voluntary prepayment in connection with the event giving rise to any mandatory prepayment under Section 2.7(e) that has been waived by the Required Noteholders if, but only if, in the case of clauses (II)(x) and (II)(y), immediately prior to the occurrence of the event giving rise to such mandatory prepayment, the aggregate value of Holdings’ Capital Stock (based on the Most Recent Equity Price (as defined below)) is equal to or exceeds $3,000,000,000. As used above, (i) “Most Recent Equity Price” means the implied valuation for Holdings’ Capital Stock on a fully diluted basis arising from the applicable Equity Monetization Event or, in the event that the applicable Equity Monetization Event does not involve an investment which implies a value for Holdings’ Capital Stock, then the “Most Recent Equity Price” shall mean the price that Holdings’ preferred stock is sold to investors pursuant to the most recent Bona Fide Preferred Equity Offering (as defined below), and (ii) “Bona Fide Preferred Equity Offering” means (A) initially, the issuance by Holdings of its Series E Preferred Stock, and (B) thereafter, any issuance (or series of related issuances) by Holdings after the Closing Date of preferred stock so long as, in the case of this clause (B), the net cash proceeds of such issuance (or series of related issuances) is equal to or greater than $75,000,000.
(b)Any Prepayment Premium payable in accordance with this Section 2.9 shall be presumed to be equal to the liquidated damages sustained by the Noteholders as the result of the occurrence of the prepayment event, and the Issuer and Guarantors agree that it is reasonable under the circumstances currently existing. The Prepayment Premium, if any, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER AND OTHER NOTE PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer and Guarantors expressly agree that (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between Noteholders and the Issuer and the Guarantors giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (D) the Issuer and the Guarantors shall be estopped hereafter from claiming differently than as agreed to in this Section 2.9, (E) their agreement to pay the Prepayment Premium is a material inducement to the Noteholders to purchase the Notes, and (F) the Prepayment Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Noteholders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Noteholders or profits lost by the Noteholders as a result of such prepayment event.
Section 2.10.Fees.
(a)The Issuer shall pay to each Noteholder an upfront fee (the “Upfront Fee”) equal to 2.5% of the aggregate principal amount of the Notes purchased by such Noteholder on the Closing Date, payable in cash on the Closing Date. At the option of each Noteholder, all or any portion of its Upfront Fee may be structured as original issue discount. The fees payable under this Section 2.10 shall be fully earned on the Closing Date and once paid shall be non-refundable.
(b)The Issuer agrees to pay to the Administrative Agent, for its own account, the fees set forth in the Agent Fee Letter at the times and in the amounts specified therein (such fees being referred to herein collectively as the “Agent Fees”). The Agent Fees shall be fully earned when due and shall not be refundable for any reason whatsoever.
Section 2.11.Computation of Interest and Fees.
Interest hereunder based on the Alternative Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.12.Inability to Determine Interest Rates.
(a)If, prior to the commencement of any Interest Period for any Eurodollar Note:

(i)the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Issuer) that, by reason of circumstances affecting the relevant interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, or
(ii)the Administrative Agent shall have received notice from the Required Noteholders that the Required Noteholders have reasonably determined that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Noteholders of making, funding or maintaining their Eurodollar Notes for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Issuer and to the Noteholders as soon as practicable thereafter. Until the Administrative Agent shall notify the Issuer and the Noteholders that the circumstances giving rise to such notice no longer exist, all such affected Notes shall be bear interest based on the Alternative Rate, commencing on the last day of the then current Interest Period applicable thereto, unless the Issuer prepays such Notes in accordance with this Agreement. Until such notice has been withdrawn by the Administrative Agent, no further Notes shall bear interest based on the Adjusted LIBO Rate.
(b)If at any time the Administrative Agent reasonably determines in consultation with the Issuer that (i) the circumstances set forth in clause (a)(i) or (a)(ii) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) or (a)(ii) above have not arisen but either (x) the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Screen Rate), (y) the supervisor for the administrator of the Screen Rate has made a public statement identifying a specific date after which the Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent (acting at the direction of the Required Noteholders) and the Issuer shall endeavor to establish an alternate benchmark rate of interest to the Screen Rate that (A) gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and (B) is a rate for which the Administrative Agent has indicated in writing to the Noteholders (which includes email) that it is able to calculate and administer (any such proposed rate a “Eurodollar Successor Rate”), and the Issuer and the Administrative Agent, with the consent of Required Noteholders, shall enter into an amendment to this Agreement to reflect such alternate rate of interest together with any Eurodollar Successor Rate Conforming Changes and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin) (and the Noteholders hereby (1) authorize and direct the Administrative Agent to execute and deliver any such amendment in respect of which the Required Noteholders have indicated in writing to the Administrative Agent (which may be via email) that such amendment (and the alternate interest rate and Eurodollar Successor Rate Conforming Changes specified therein) is satisfactory to the

Required Noteholder and (2) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). Notwithstanding anything to the contrary in Section 10.2, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.12(b), only to the extent the Screen Rate for the applicable currency and/or such Interest Period is not available or published at such time on a current basis) any Note bearing interest based on the Adjusted LIBO Rate shall bear interest based on the Alternative Rate, commencing on the last day of the current Interest Period applicable thereto; provided, that, if such alternate rate of interest shall be less than one and one half of one percent (1.5%), such rate shall be deemed to be one and one half of one percent (1.5%) for the purposes of this Agreement.
Section 2.13.[Reserved].
Section 2.14.[Reserved].
Section 2.15.Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Note other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of a Eurodollar Note other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Issuer to prepay any Eurodollar Note on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked but other than as a result of a notice pursuant to Sections 2.12), then, in any such event, the Issuer shall compensate each Noteholder, within ten (10) Business Days after written demand from such Noteholder, for any loss, cost or expense attributable to such event. In the case of a Noteholder holding a Eurodollar Note, such loss, cost or expense shall be deemed to include an amount determined by such Noteholder to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Note if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Note for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Eurodollar Note) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Note for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Note was prepaid or converted or the date on which the Issuer failed to borrow such Eurodollar Note. A certificate as to any additional amount payable under this Section submitted to the Issuer by any Noteholder (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.16.Taxes.
(a)Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Note Party under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Note Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Issuer. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Issuer. The Issuer shall indemnify each Recipient, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Noteholder (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Noteholder, shall be conclusive absent manifest error.
(e)Indemnification by the Noteholders. Each Noteholder shall severally indemnify the Administrative Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Noteholder (but only to the extent that the Issuer has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Issuer to do so) and (ii) any Excluded Taxes attributable to such Noteholder, in each case, that are payable or paid by the Administrative Agent in connection with any Note Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Noteholder by the Administrative Agent shall be conclusive absent manifest error. Each Noteholder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Noteholder under any Note Document or otherwise payable by the Administrative Agent to the Noteholder from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Issuer or any other Note Party to a Governmental Authority pursuant to this Section 2.16, the Issuer or other Note Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Noteholders.

(i)Any Noteholder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Issuer and the Administrative Agent, at the time or times reasonably requested by the Issuer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Noteholder, if reasonably requested by the Issuer or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer or the Administrative Agent as will enable the Issuer or the Administrative Agent to determine whether or not such Noteholder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Noteholder’s reasonable judgment such completion, execution or submission would subject such Noteholder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Noteholder.
(ii)Without limiting the generality of the foregoing, in the event that the Issuer is a U.S. Issuer,
(A)any Noteholder that is a U.S. Person shall deliver to the Issuer and the Administrative Agent on or prior to the date on which such Noteholder becomes a Noteholder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Noteholder is exempt from U.S. federal backup withholding tax;
(B)any Foreign Noteholder shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Noteholder becomes a Noteholder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), whichever of the following is applicable:
(i)in the case of a Foreign Noteholder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)executed originals of IRS Form W-8ECI;
(iii)in the case of a Foreign Noteholder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16A to the effect that such Foreign Noteholder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)to the extent a Foreign Noteholder is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16B or Exhibit 2.16C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Noteholder is a partnership and one or more direct or indirect partners of such Foreign Noteholder are claiming the portfolio interest exemption, such Foreign Noteholder may provide a U. S. Tax Compliance Certificate substantially in the form of Exhibit 2.16D on behalf of each such direct and indirect partner;
(C)any Foreign Noteholder shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Noteholder becomes a Noteholder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Noteholder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Noteholder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Noteholder shall deliver to the Issuer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the

Code) and such additional documentation reasonably requested by the Issuer or the Administrative Agent as may be necessary for the Issuer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Noteholder has complied with such Noteholder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Noteholder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Noteholder, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Note Document.
Section 2.17.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Issuer shall make each payment required to be made by it hereunder (whether of principal, interest, fees or amounts payable under Sections 2.15 or 2.16, or otherwise) prior to 2:00 p.m. on the date when due, (other than in the case of PIK Interest) in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Account, except that payments pursuant to Sections 2.15, 2.16 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. If any payment on a Eurodollar Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. All payments hereunder shall be made in Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees, indemnities and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Note Documents; second, to all fees, Prepayment Premium and reimbursable expenses of the Noteholders then due and payable pursuant to any of the Note Documents, pro rata to the Noteholders based on their respective pro rata shares of such fees, Prepayment Premium and expenses; third, to all interest then due and payable hereunder, pro rata to the Noteholders based on their respective pro rata shares of such interest; and fourth, to all principal of the Notes then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.
(c)If any Noteholder shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes that would result in such Noteholder receiving payment of a greater proportion of the aggregate amount of Notes and accrued interest and fees thereon than the proportion received by any other Noteholder with respect to its Notes, then the Noteholder receiving such greater proportion shall purchase (for cash at face value) Notes of other Noteholders to the extent necessary so that the benefit of all such payments shall be shared by the Noteholders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not be construed to apply to any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Noteholder as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or participant, other than to the Issuer or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Noteholder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of set-off and counterclaim with respect to such participation as fully as if such Noteholder were a direct creditor of the Issuer in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Issuer prior to the date on which any payment is due to the Administrative Agent for the account of the

Noteholders that the Issuer will not make such payment, the Administrative Agent may assume that the Issuer has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Noteholders the amount or amounts due. In such event, if the Issuer has not in fact made such payment, then each of the Noteholders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Noteholder with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.18.[Reserved].
Section 2.19.Mitigation of Obligations. If the Issuer is required to pay any Indemnified Taxes or additional amount to any Noteholder or any Governmental Authority for the account of any Noteholder pursuant to Section 2.16, then such Noteholder shall use reasonable efforts to designate a different lending office for purchasing or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Noteholder, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.16 in the future and (ii) would not subject such Noteholder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Noteholder. The Issuer hereby agrees to pay all costs and expenses incurred by any Noteholder in connection with such designation or assignment.
Section 2.20.Replacement of Noteholders. If (a) the Issuer is required to pay any Indemnified Taxes or additional amount to any Noteholder or any Governmental Authority for the account of any Noteholder pursuant to Section 2.16 or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of the Required Noteholders shall have been obtained but the consent of one or more of such other Noteholders (each a “Non-Consenting Noteholder”) whose consent is required shall not have been obtained, then the Issuer may, at its sole expense and effort, upon notice to such Noteholder and the Administrative Agent, require such Noteholder to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.16) and obligations under this Agreement and the other Note Documents to an assignee that shall assume such obligations (which assignee may be another Noteholder) (a “Replacement Noteholder”); provided that (i) the Issuer shall have received the prior written consent of the Administrative Agent (to the extent such consent is required for an assignment to such Replacement Noteholder pursuant to Section 10.4(b)), which consent shall not be unreasonably withheld, (ii) such Noteholder shall have received payment of an amount equal to the outstanding principal amount of all Notes owed to it, accrued interest thereon, accrued fees, any Prepayment Premium, and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Issuer (in the case of all other amounts), (iii) in the case of payments required to be made pursuant to Section 2.16, such assignment will result in elimination of the applicable illegality or a reduction in such compensation or payments and (iv) the Issuer shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.4(b)(iv). A Noteholder shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such

Noteholder or otherwise, the circumstances entitling the Issuer to require such assignment and delegation cease to apply. Upon receipt by the Noteholder being replaced of all amounts required to be paid by it pursuant to this Section 2.20, such Noteholder shall execute an Assignment and Acceptance within two Business Days of the date on which the Replacement Noteholder executes and delivers such Assignment and Acceptance to the Noteholder (or such executed Assignment and Acceptance is delivered by the Administrative Agent on behalf of the Replacement Noteholder). If the Noteholder does not execute such Assignment and Acceptance within such two Business Days, then such Noteholder shall be deemed to have executed and delivered the Assignment and Acceptance without any action on the part of the Noteholder and the Assignment and Acceptance so executed by the Replacement Noteholder shall be effective for the purposes of this Section 2.20 and Section 10.4.
ARTICLE III.
CONDITIONS PRECEDENT TO NOTE PURCHASE
Section 3.1.Conditions to Effectiveness. The obligations of the Noteholders to purchase Notes hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
(a)The Administrative Agent and the Noteholders shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, including, without limitation, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Noteholders and their Affiliates (including reasonable fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and one firm of outside counsel for the Required Noteholders, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) to the Administrative Agent) required to be reimbursed or paid by the Issuer hereunder, under any other Note Document and under any agreement with the Administrative Agent. The Administrative Agent shall have received a fully executed copy of the Agent Fee Letter.
(b)The Administrative Agent (or its counsel) and the Noteholders (or their counsel) shall have received the following, each to be in form and substance satisfactory to the Required Noteholders:
(i)a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(ii)a certificate of the Secretary or Assistant Secretary of each Note Party in the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Note Documents to which it is a party and certifying the name, title and true signature of each officer of such Note Party executing the Note Documents to which it is a party;

(iii)certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Note Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Note Party;
(iv)written opinions of Latham & Watkins LLP and Squire Patton Boggs LLP, counsel to the Note Parties, addressed to the Administrative Agent and each of the Noteholders, and covering such matters relating to the Note Parties, the Note Documents and the transactions contemplated therein as the Required Noteholders shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Noteholders);
(v)a certificate in the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that immediately after giving effect to the purchase of the Notes, (A) no Default or Event of Default exists, (B) all representations and warranties of each Note Party set forth in the Note Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects), (C) since the date of the financial statements of the Issuer described in Section 4.4, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect and (D) immediately after giving pro forma effect to the purchase of the Notes and the consummation of the Closing Date Transactions, the Surplus and Liquidity Amount is not less than $125,000,000;
(vi)a duly executed Notice of Issuance shall have been delivered in accordance with Section 2.2, together with a flow of funds setting forth the sources and uses of the proceeds hereof;
(vii)copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Agreement of any Note Party, in connection with the execution, delivery, performance, validity and enforceability of the Note Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Commitments or any use of the proceeds thereof shall be ongoing;
(viii)copies of (A) the Historical Financial Statements and (B) financial projections on a monthly basis through the Fiscal Month ending September 30, 2022;
(ix)a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI hereof for the last 12 Fiscal Months ended September 30, 2019, calculated on a pro forma basis as if the Closing Date Transactions had occurred as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);

(x)evidence that the issuance of the Closing Date Warrants shall have been or, substantially concurrently with the purchase of the Notes under this Agreement shall be, issued on terms and conditions reasonably acceptable to the Required Noteholders;
(xi)a certificate, dated the Closing Date and signed by a Responsible Officer of the Issuer, confirming that the Note Parties and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the purchase of the Notes and the consummation of the Closing Date Transactions;
(xii)the Guaranty and Security Agreement, duly executed by the Issuer and each of the Subsidiary Note Parties, together with (A) UCC financing statements and other applicable documents under the laws of all necessary jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as reasonably requested by the Required Noteholders in order to perfect such Liens, duly authorized by the Note Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary jurisdictions and under all legal and trade names of the Note Parties, as reasonably requested by the Required Noteholders, indicating that there are no prior Liens on any of the Collateral other than Liens permitted under Section 7.2 and Liens to be released on the Closing Date, (C) a Perfection Certificate, duly completed and executed by the Issuer, (D) duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements (if applicable), (E) subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, original certificates evidencing all issued and outstanding shares of Capital Stock of all Note Parties that constitute “certificated securities” under the UCC and (F) subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, stock or membership interest powers or other appropriate instruments of transfer executed in blank with respect to such “certificated securities”;
(xiii)copies of all Material Agreements listed on Schedule 3.1(b)(xiii);
(xiv)property and liability certificates of insurance, in form and detail acceptable to the Required Noteholders, describing the types and amounts of property and liability insurance maintained by any of the Note Parties, in each case naming the Administrative Agent as lender loss payee or additional insured, as the case may be;
(xv)a duly executed Collateral Assignment;
(xvi)a duly executed Intercreditor Agreement; and
(xvii)delivery of such other documents, certificates, information or legal opinions as the Administrative Agent or any Noteholder shall have reasonably requested prior to the Closing Date.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Noteholder that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Noteholder unless the Administrative Agent shall have received notice from such Noteholder prior to the proposed Closing Date specifying its objection thereto.
Section 3.2.Delivery of Documents. All of the Note Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent and the Required Noteholders and shall be in form and substance satisfactory in all respects to the Required Noteholders.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Issuer represents and warrants to the Administrative Agent and each Noteholder as of the Closing Date as follows:
Section 4.1.Existence; Power. Holdings and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to (a) carry on its business as now conducted except where a failure could not reasonably be expected to result in a Material Adverse Effect and (b) to execute, deliver and perform its obligations under the Note Documents to which it is a party (if any), and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2.Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Note Party of the Note Documents to which it is a party are within such Note Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by Holdings and the Issuer and constitutes, and each other Note Document to which any Note Party is a party, when executed and delivered by such Note Party, will constitute, valid and binding obligations of the Issuer or such Note Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3.Governmental Approvals; No Conflicts; No Default. The execution, delivery and performance by each Note Party of the Note Documents to which it is a party (a) do not require any material consent or approval of, registration or filing with, or any action by, any Governmental Authority or any other Person, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Note Documents, (b) will not materially violate (i) any Requirement of Law applicable to Holdings or any of its Subsidiaries or (ii) any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of Holdings or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries (except as could not reasonably be expected to result in a Material Adverse Effect) and (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens (if any) created under the Note Documents and Liens permitted under Section 7.2. As of the Closing Date no Default or Event of Default has occurred and is continuing. As of the Closing Date, neither the Issuer nor any Subsidiary is in default under or with respect to any Material Agreement in any respect that individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.
Section 4.4.Financial Statements. The Issuer has furnished to each Noteholder (i) the audited consolidated balance sheet of the Issuer and its Subsidiaries as of the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte, (ii) the unaudited consolidated balance sheet of the Issuer and its Subsidiaries as of September 30, 2019, and the related unaudited consolidated statements of income and cash flows for the Fiscal Month and year-to- date period then ended, certified by a Responsible Officer of the Issuer and (iii) the audited consolidated balance sheet of Root Insurance Company as of the Fiscal Years ended December 31, 2016, December 31, 2017 and December 31, 2018 and the related audited consolidated statements of income, shareholders’ equity and cash flows for such Fiscal Years then ended, prepared by Deloitte (the foregoing items (i)-(iii), collectively, the “Historical Financial Statements”). Such financial statements fairly present the consolidated financial condition of (A) in the case of clauses (i) and (ii), the Issuer and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) and (B) in the case of clause (iii), Root Insurance Company and the consolidated results of operations for such periods in conformity with SAP consistently applied. Since December 31, 2018, there have been no changes with respect to the Issuer and its Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 4.5.Litigation and Environmental Matters.
(a)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of Holdings or the Issuer, threatened against or affecting Holdings, the Issuer or any of their respective Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Note Document.
(b)Except for the matters set forth on Schedule 4.5 and matters that could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim against it with respect to any Environmental Liability or (iv) has actual knowledge of any facts or circumstances that could reasonably be expected to give rise to an Environmental Liability.

Section 4.6.Compliance with Laws and Agreements. Holdings and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.7.Investment Company Act. Neither Holdings nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur its Obligations under the Note Documents or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8.Taxes. Holdings and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all material taxes due and payable (whether or not shown on such returns) or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of Holdings and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9.Margin Regulations. None of the proceeds of any of the Notes will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10.ERISA.
(a)Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of Holdings or the Issuer, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification. Except as could not reasonably be expected to result in Material Adverse Effect, (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, (ii) no ERISA Event has occurred or, to the knowledge of Holdings or the Issuer, is reasonably expected to occur; (iii) there exists no Unfunded Pension Liability with respect to any Plan; (iv) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings or the Issuer, any of their respective Subsidiaries or any ERISA Affiliate, threatened; and (v) none of Holdings, any of its Subsidiaries or any ERISA Affiliate

have, within the past five calendar years, ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of Holdings, any of its Subsidiaries or any ERISA Affiliate is, has or had, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or been required to make contributions to any Multiemployer Plan.
(b)Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of Holdings’ most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
Section 4.11.Ownership of Property; Intellectual Property; and Insurance.
(a)Each of the Issuer and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Issuer referred to in Section 4.4 or purported to have been acquired by the Issuer or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business or otherwise as permitted under Section 7.6 of this Agreement), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of Holdings and its Subsidiaries are valid and subsisting and are in full force.
(b)Each of Holdings and its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Issuer, (a) the conduct and operations of the businesses of Holdings and its Subsidiaries does not infringe, misappropriate, dilute or violate any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of Holdings or its Subsidiaries in, or relating to, any Intellectual Property, other than, in each case, as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of Holdings, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or any applicable Subsidiary operates.

(d)As of the Closing Date, neither the Issuer nor any of its Subsidiaries owns a fee interest in any Real Estate.
Section 4.12.Disclosure. Holdings and the Issuer have disclosed to the Noteholders all agreements, instruments, and corporate or other restrictions to which Holdings, the Issuer or any of their respective Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that an Insurance Subsidiary is required to file with any regulatory agency), financial statements, certificates or other written information furnished by or on behalf of the Issuer to any Noteholder in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or thereunder, including as posted to an online dataroom for the Noteholders (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Issuer represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being acknowledged and understood that such information is subject to material contingencies and assumptions, many of which are beyond the Issuer’s control, and that actual results may differ materially from such information and that such projections are not a guarantee of financial performance).
Section 4.13.Labor Relations. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no strikes, lockouts or other material labor disputes or grievances against Holdings or any of its Subsidiaries, or, to Holdings’ or the Issuer’s knowledge, threatened against or affecting Holdings or the Issuer or any of their respective Subsidiaries; (ii) no significant unfair labor practice charges or grievances are pending against the Issuer or any of its Subsidiaries, or, to Holdings’ or the Issuer’s knowledge, threatened against any of them before any Governmental Authority; and (iii) all payments due from Holdings or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of Holdings or any such Subsidiary.
Section 4.14.Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Note Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of Holdings and the other Note Parties and identifies each Subsidiary that is a Subsidiary Note Party, in each case as of the Closing Date. As of the Closing Date, all of the issued and outstanding Capital Stock of the Subsidiaries owned by any Note Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens permitted pursuant to Section 7.2(a) or (h)). As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell or convertible interests by Holdings or any Subsidiary of Holdings relating to Capital Stock of Holdings or any Subsidiary of Holdings, other than (i) the Closing Date Warrants, (ii) warrants issued to Silicon Valley Bank to purchase 97,960 shares of Holdings’ Series B Preferred Stock and 500,000 shares of Holdings’ Series A-3 Preferred Stock and (iii) equity awards issued pursuant to an equity incentive plan of Holdings or any Subsidiary of Holdings or other compensation arrangements with employees of Holdings or any Subsidiary of Holdings.

Section 4.15.Solvency. After giving effect to the Closing Date Transactions and the use of proceeds in connection therewith on the Closing Date, the Note Parties and their Subsidiaries, taken as a whole, are Solvent.
Section 4.16.Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Note Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, and the complete account number therefor.
Section 4.17.Collateral Documents.
(a)The Guaranty and Security Agreement is effective to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral (as defined therein), and when UCC financing statements in appropriate form are filed in the offices specified on Schedule 3 to the Guaranty and Security Agreement, the Liens created under the Guaranty and Security Agreement shall constitute a fully perfected Lien (to the extent that such Lien may be perfected by the filing of a UCC financing statement) on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens, the Liens of the Term Loan Agent and Liens securing any Pari Lien Debt; provided that the Liens of the Term Loan Agent and Liens permitted by Section 7.2(h) may be pari passu with the Liens granted to the Administrative Agent under the Note Documents. Subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, when the certificates evidencing Capital Stock that constitutes “certificated securities” pledged pursuant to the Guaranty and Security Agreement are delivered to the Administrative Agent (or the Term Loan Agent or any other administrative agent or collateral agent for any Pari Lien Debt, in each case, as the Administrative Agent’s bailee), together with appropriate stock powers or other similar instruments of transfer duly executed in blank, the Liens in such Capital Stock shall be fully perfected first priority security interests, perfected by “control” as defined in the UCC.
(b)When the filings in subsection (a) of this Section are made and when, if applicable, the Patent Security Agreements and the Trademark Security Agreements are filed in the United States Patent and Trademark Office and the Copyright Security Agreements are filed in the United States Copyright Office, the Liens created by Guaranty and Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties in the Patents, Trademarks and Copyrights, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person other than with respect to Permitted Prior Liens, the Liens of the Term Loan Agent and Liens securing any Pari Lien Debt; provided that the Liens of the Term Loan Agent and Liens permitted by Section 7.2(h) may be pari passu with the Liens granted to the Administrative Agent under the Note Documents.
(c)Each Mortgage, when duly executed and delivered by the relevant Note Party, will be effective to create in favor of the Administrative Agent for the ratable benefit of the

Secured Parties a legal, valid and enforceable Lien on all of such Note Party’s right, title and interest in and to the Real Estate of such Note Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Note Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Prior Liens and the Liens of the Term Loan Agent and Liens securing any Pari Lien Debt; provided that the Liens of the Term Loan Agent and Liens permitted by Section 7.2(h) may be pari passu with the Liens granted to the Administrative Agent under the Note Documents.
(d)No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Note Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 5.8.
Section 4.18.Material Agreements. As of the Closing Date, all Material Agreements of the Issuer and its Subsidiaries are described on Schedule 4.18, and each such Material Agreement is in full force and effect. As of the Closing Date, the Issuer does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Closing Date, the Issuer has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) listed on Schedule 3.1(b)(xii).
Section 4.19.Insurance Licenses. No Insurance License of the Issuer or any Insurance Subsidiary, the loss of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, is the subject of a proceeding for suspension or revocation. To the best of the Issuer’s knowledge, there is no sustainable basis for a suspension or revocation of any Insurance License of the Issuer or any Insurance Subsidiary which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and no such suspension or revocation has been threatened by any Governmental Authority which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 4.20.Sanctions and Anti-Corruption Laws.
(a)None of Holdings or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person. No Notes, use of proceeds, or other transaction contemplated by this Agreement or the other Note Documents will violate Anti-Corruption Laws, the PATRIOT Act, or Sanctions.
(b)Holdings, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Holdings and the Issuer, the agents of Holdings and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions. The Issuer and its Subsidiaries have instituted and maintain policies and procedures designed to promote continued compliance therewith.

Section 4.21.No General Solicitation. In the case of each offer or sale of the Notes, no form of general solicitation or general advertising (within the meaning of Regulation D under the Act) was used by the Issuer nor any of its Subsidiaries or Affiliates, nor any director, manager, officer, or employee (as applicable), nor, to the Issuer’s knowledge, any agent or representative (excluding, for the avoidance of doubt, any Noteholder) of the Issuer or of any of its Subsidiaries or Affiliates, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
ARTICLE V.
AFFIRMATIVE COVENANTS
Until all Obligations (other than contingent obligations as to which no claim exists or has been asserted) have been paid in full, Holdings and the Issuer covenant and agree with the Administrative Agent and the Noteholders that:
Section 5.1.Financial Statements and Other Information. Holdings will deliver to the Administrative Agent for delivery to each Noteholder:
(a)as soon as available and in any event within 120 days after the end of each Fiscal Year of Holdings, a copy of the annual audited report for such Fiscal Year for Holdings and its Subsidiaries (commencing with the Fiscal Year ended December 31, 2019), containing a consolidated and consolidating balance sheet of Holdings and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte or other independent public accountants of nationally recognized standing (which may have a “going concern” or like qualification, exception or explanation solely as a result of the impending maturity of the Indebtedness incurred pursuant to, or prospective breach of any financial covenant under, this Agreement, the Term Loan Agreement or any Pari Lien Debt, but without any other qualification as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of Holdings and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP;
(b)as soon as available and in any event within 60 days (or in the case of any audited statements and risk-based capital reports required to be delivered pursuant to this clause (b), 180 days) after the end of each Fiscal Year of each Insurance Subsidiary (commencing, in the case of any audited statements and risk-based capital reports required to be delivered, with the Fiscal Year ended December 31, 2019), the annual statement of such Insurance Subsidiary (prepared in accordance with SAP) for such Fiscal Year and as filed with the Insurance Regulatory Authorities of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such annual statement and any audited statements and risk-based capital reports, in each case which are required by such Insurance Regulatory Authorities);

(c)as soon as available and in any event (i) (A) within 30 days after the end of each Fiscal Month (commencing with the Fiscal Month ended October 31, 2019) of Holdings, an unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such Fiscal Month and the related unaudited consolidated and consolidating statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Month and the corresponding portion of Holdings’ previous Fiscal Year and the corresponding figures for the budget for the current Fiscal Year, and (B) (x) within 60 days after the end of the Fiscal Month ended October 31, 2019 and (y) within 30 days after the end of each Fiscal Month of Holdings ending thereafter, a monthly reporting package consistent with Exhibit 5.1(c); (ii) within 30 days after the end of each Fiscal Quarter, quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP), consisting of balance sheet, income statement and cash flows of each Insurance Subsidiary; and (iii) within 45 days after the end of each Fiscal Quarter (or 60 days after the end of each Fiscal Quarter ending December 31), quarterly financial statements of each Insurance Subsidiary (prepared in accordance with SAP) as filed with the Insurance Regulatory Authority of the state in which such Insurance Subsidiary is domiciled (together with any certifications or statements of such Insurance Subsidiary relating to such financial statements as required by such Insurance Regulatory Authority);
(d)concurrently with the delivery of the financial statements referred to in subsections (a) and (c)(i) of this Section, a Compliance Certificate;
(e)the Issuer shall furnish or otherwise make available to the Noteholders and to prospective purchasers of the Notes designated by such Noteholders, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Act to the extent such Notes constitute “restricted securities” within the meaning of the Act;
(f)as soon as available and in any event within 30 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet, statement of cash flow and projected dividend capacity;
(g)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with any Insurance Regulatory Authority, the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be;
(h)promptly following the delivery to or receipt by Holdings, the Issuer or any of their respective Subsidiaries thereof, (i) a copy of any regular or periodic final examination reports or results of any market conduct examination or examination by the applicable Insurance Regulatory Authority or the NAIC of the financial condition and operations of, or any notice of any finding as to a violation of any Requirement of Law from an Insurance Regulatory Authority, or (ii) any other report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its “Insurance

Regulatory Information System” as in effect from time to time) that would reasonably be expected to result in a Material Adverse Effect;
(i)promptly following receipt thereof, (i) a copy of the “Statement of Actuarial Opinion” and “Management Discussion and Analysis” for each Insurance Subsidiary that is provided to the applicable Insurance Regulatory Authority or other applicable Governmental Authority (or equivalent information should such Governmental Authority no longer require such a statement) as to the adequacy of reserves of such Insurance Subsidiary, such opinion to be in the format prescribed by the insurance code of the applicable Insurance Regulatory Authority and (ii) each audit of any Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(j)promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial condition of Holdings or any of its Subsidiaries as the Administrative Agent or any Noteholder may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent or any Noteholder for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
Notwithstanding the foregoing or anything in Section 5.2 to the contrary, Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law (including insurance regulatory financial analysis or examination privilege) or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Issuer shall provide written notice to the Administrative Agent that such information or document is being withheld and the Issuer shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Issuer shall promptly share any such information that was withheld.
Holdings and the Issuer hereby acknowledge that (a) the Administrative Agent may make available to the Noteholders materials and/or information provided by or on behalf of the Issuer hereunder (collectively, “Issuer Materials”) by posting the Issuer Materials on the Platform and (b) certain of the Noteholders (each, a “Public Noteholder”) may have personnel who do not wish to receive material non-public information with respect to the Issuer or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Issuer hereby agrees that it will use commercially reasonable efforts to identify that portion of the Issuer Materials that may be distributed to Public Noteholders and that (w) all such Issuer Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Issuer Materials “PUBLIC”, the Issuer shall be deemed to have authorized the Administrative Agent and the Noteholders to treat such Issuer Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Issuer or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Issuer Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Issuer

Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat any Issuer Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
Section 5.2.Notices of Material Events.
(a)The Issuer will furnish to the Administrative Agent for delivery to each Noteholder prompt (and, in any event, not later than three (3) Business Days (or, in the case of clause (vii)(B) of this Section 5.2(a), ten (10) Business Days) after a Responsible Officer becomes aware thereof) written notice of the following:
(i)the occurrence of any Default or Event of Default;
(ii)the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of Holdings or the Issuer, affecting Holdings, the Issuer or any of their respective Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(iii)the occurrence of any event or any other development by which Holdings or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(iv)promptly and in any event within 15 days after (A) Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of a Responsible Officer of the Issuer describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by Holdings, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (B) becoming aware (1) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (2) of the existence of any Withdrawal Liability, (3) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate, or (4) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from a Responsible Officer of the Issuer;

(v)the occurrence of any default or event of default, or the receipt by Holdings or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of Holdings or any of its Subsidiaries;
(vi)any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue of the Note Parties of 10% or more on a consolidated basis from the prior Fiscal Year;
(vii)(A) any material amendment, waiver, supplement, or other modification of any Term Loan Document or Pari Lien Debt Document and (B) any other amendment, waiver, supplement, or other modification of any Term Loan Document or Pari Lien Debt Document; and
(viii)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
(b)The Issuer will furnish to the Administrative Agent and each Noteholder the following:
(i)promptly and in any event at least 30 days prior thereto (or such later date as agreed by the Administrative Agent), notice of any change (i) in any Note Party’s legal name, (ii) in any Note Party’s chief executive office, its principal place of business, any office in which it maintains books or records or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Note Party’s identity or legal structure, (iv) in any Note Party’s federal taxpayer identification number or organizational number or (v) in any Note Party’s jurisdiction of organization;
(ii)promptly and in any event within 30 days after receipt thereof: (x) each actuarial report for each Insurance Subsidiary; and (y) each audit of an Insurance Subsidiary from the applicable Insurance Regulatory Authorities; and
(iii)as soon as available and in any event within 30 days after receipt thereof, a copy of any environmental report or site assessment obtained by or for Holdings or any of its Subsidiaries after the Closing Date on any Real Estate.
(c)The Issuer shall promptly (and in any event within seven days) notify the Administrative Agent of the formation or acquisition of any Insurance Subsidiary or Subsidiary of an Insurance Subsidiary or if any Subsidiary of the Issuer has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Issuer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3.Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and the Intellectual Property that is material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any disposition permitted under Section 7.6.
Section 5.4.Compliance with Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Holdings will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions.
Section 5.5.Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6.Books and Records. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Holdings and its Subsidiaries in conformity with GAAP or SAP, as applicable.
Section 5.7.Visitation and Inspection. Holdings and the Issuer will, and will cause each of their respective Subsidiaries to, permit any representative of the Administrative Agent or any Noteholder to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that representatives of the Issuer shall be permitted to be present at any discussion with such accountants), all at such reasonable times and as often as the Administrative Agent or any Noteholder may reasonably request after reasonable prior notice to Holdings or the Issuer; provided that (a) so long as no Event of Default shall have occurred and be continuing, the Administrative Agent and the Noteholder shall not make more than one such visit and inspection at the expense of the Issuer in any Fiscal Year, (b) if an Event of Default has occurred and is continuing, no prior notice shall be required and (c) Holdings and its Subsidiaries shall not be required to disclose any information or deliver any document to the extent it would violate confidentiality agreements or any Requirement of Law (including insurance regulatory financial analysis or examination privilege) or result in a loss of attorney-client privilege or claim of attorney work product; provided that, in the event that Holdings and its Subsidiaries do not disclose any such information or deliver any document pursuant to such restrictions or obligations, the Issuer shall provide written notice to the Administrative Agent that such information or document is being withheld and the Issuer shall use commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that to the extent any such restriction or obligation is removed or no longer valid, the Issuer shall promptly share any such information that was withheld.
Section 5.8.Maintenance of Properties; Insurance. Holdings will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of Holdings (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents), (ii) key man life insurance policies consistent with those in place as of the Closing Date, and (iii) (A) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of the Administrative Agent, furnish to each Noteholder at reasonable intervals (but in no event more than once per Fiscal Year) a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Issuer and its Subsidiaries in accordance with this Section and (B) reinsurance of the types and in amounts no less than as required pursuant to Section 7.15(d), and comply with all requirements and covenants set forth in the applicable reinsurance agreements in all material respects, and (c) at all times, subject to Section 5.16(b) shall name the Administrative Agent as additional insured on all liability policies of the Issuer and its Subsidiaries and as loss payee (pursuant to a loss payee endorsement approved by the Administrative Agent) on all casualty and property insurance policies of the Issuer and its Subsidiaries.
Section 5.9.Use of Proceeds. The Issuer will use the proceeds of the issuance of the Notes to fund statutory capital requirements and for the general corporate purposes of the Issuer and its Subsidiaries.
Section 5.10.Casualty and Condemnation. The Issuer (a) will furnish to the Administrative Agent and the Noteholders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.
Section 5.11.Cash Management. Holdings and Issuer shall, and shall cause each of its respective Subsidiaries that are Note Parties to:
(a)Maintain all cash management and treasury business with SunTrust Bank or a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts (other than (i) zero-balance accounts, (ii) accounts so long as the aggregate balance in all such accounts does not exceed $250,000 at any time, and (iii) payroll, withholding, trust, escrow, impound and other fiduciary accounts, all of which the Note Parties may maintain without restriction) (each such deposit account, disbursement account, investment account and lockbox account, a “Controlled Account”); each Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Issuer and each of the other Note Parties shall, subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, have granted a first priority Lien to the Administrative Agent, on behalf of the Secured Parties, perfected by Control Account Agreements; provided that (i) the Note Parties shall have 60 days after the Closing Date (or such later date as may be agreed in writing by the Administrative Agent) to obtain a Control Account Agreement over each Controlled Account existing as of the Closing Date (whether by entering into new Control Account Agreements or amending Control Account Agreements that are Term Loan Documents) and (ii) the Note Parties shall have 60 days (or such later date as may be agreed in writing by the Administrative Agent) after the acquisition or opening of a new Controlled Account to obtain a Control Account Agreement over such acquired or new Controlled Account.
(b)deposit promptly, and in any event no later than 10 Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash and Permitted Investments the aggregate value of which does not exceed $250,000 at any time; and
(c)subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, at any time after the occurrence and during the continuance of an Event of Default, at the request of the Required Noteholders, Holdings and the Issuer will, and will cause each other Note Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Administrative Agent.
Section 5.12.Additional Subsidiaries and Collateral.
(a)In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary (other than, to the extent not required to become a “Guarantor” (or equivalent term) under the Term Loan Documents and all Pari Lien Debt Documents, (a) any Insurance Subsidiary, (b) any Subsidiary of an Insurance Subsidiary, (c) any other Subsidiary of the Issuer that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, (d) any Foreign Subsidiary or Subsidiary of a Foreign Subsidiary or (e) any FSHCO or Subsidiary of any FSHCO), whether pursuant to formation, acquisition or otherwise, (x) the Issuer shall promptly notify the Administrative Agent and the Noteholders thereof and (y) within 30 days after such Person becomes a Subsidiary (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Issuer shall cause such Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Administrative Agent in all of its personal property (other than Excluded Property) by executing and delivering to the Administrative Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Administrative Agent, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing and delivering, at the request of the

Administrative Agent, such UCC financing statements or similar instruments required by the Administrative Agent to perfect the Liens in favor of the Administrative Agent and granted under any of the Note Documents, (ii) to grant Liens in favor of the Administrative Agent in all interests in Real Estate (other than Excluded Property) to the extent required by Section 5.13 by executing and delivering to the Administrative Agent such Real Estate Documents as the Administrative Agent shall reasonably require, and (iii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Note Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days after the date any Person becomes a direct Subsidiary of a Note Party (or such later date as agreed in writing by the Administrative Agent in its sole discretion), the Issuer shall, or shall cause the applicable Note Party to (i) pledge all of the Capital Stock of such Subsidiary directly owned by a Note Party (other than Excluded Property) to the Administrative Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance satisfactory to the Administrative Agent and the Required Noteholders, and (ii) subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, deliver the original certificates evidencing such pledged Capital Stock (other than Excluded Property) to the Administrative Agent, together with appropriate powers executed in blank; provided, that if such Person that becomes an Insurance Subsidiary, a Subsidiary of an Insurance Subsidiary or any other Subsidiary of the Issuer that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, this requirement to pledge all of the Capital Stock of such Person shall not apply only to the extent the pledge thereof is (or would be) deemed a change of control of such Person or is (or would be) otherwise prohibited by applicable law or regulations. For the avoidance of doubt, (x) to the extent not required to become a “Guarantor” (or equivalent term) under the Term Loan Documents and all Pari Lien Debt Documents, in no event shall (a) any Insurance Subsidiary, (b) any Subsidiary of an Insurance Subsidiary, (c) any other Subsidiary of the Issuer that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License (it being understood and agreed that until such approval is obtained, such Subsidiary shall not transact any business or hold any material assets), (d) any Foreign Subsidiary or Subsidiary of a Foreign Subsidiary or (e) any FSHCO or Subsidiary of any FSHCO be required to become a Subsidiary Note Party, a Note Party or a Guarantor hereunder; however, for the avoidance of doubt, each Person described in clauses (a) through (e) shall be subject to the applicable covenants contained herein and (y) so long as required under any Term Loan Documents or Pari Lien Debt Documents, subject to Section 5.16(a), the Capital Stock of RRC shall be pledged and perfected under the laws of Cayman Islands (to the extent not prohibited thereunder).
(b)Subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, the Issuer agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Administrative Agent shall have a valid and enforceable, first priority perfected Lien on the property required to be pledged pursuant to subsection (a) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or UCC financing statements, or possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by

Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Issuer or the applicable Note Party, and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section 5.13.Additional Real Estate; Leased Locations.
(a)To the extent otherwise permitted hereunder, if any Note Party proposes to acquire a fee ownership interest in Real Estate with a fair market value in excess of $5,000,000 after the Closing Date, it shall at the time of such acquisition provide to the Administrative Agent Real Estate Documents in regard to such Real Estate.
(b)To the extent otherwise permitted hereunder, if any Note Party proposes to lease any Real Estate, it shall first provide to the Administrative Agent a copy of such lease and a Collateral Access Agreement from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Administrative Agent; provided that if such Note Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Administrative Agent may waive the foregoing requirement in its reasonable discretion.
Section 5.14.Further Assurances. Holdings will, and will cause each other Note Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Noteholders may reasonably request, to effectuate the transactions contemplated by the Note Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Note Parties; provided that in no event shall the Note Parties be required to grant any Lien to secure the Obligations over any Excluded Property. The Issuer also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Required Noteholders as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.
Section 5.15.[Reserved]
Section 5.16.Post-Closing Matters.
(a)Within sixty (60) days after the Closing Date (or such later date as may be agreed in writing (including via email) by the Administrative Agent in its sole discretion), the Issuer shall deliver or cause to be delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the following in connection with a pledge of the Capital Stock of RRC under the laws of the Cayman Islands:(i) an amendment to the Security Agreement to add an equitable mortgage governed by the laws of the Cayman Islands together with prior approval by the Cayman Islands Monetary Authority, (ii) a customary legal opinion from Cayman counsel, and (iii) the deliverables as set out within the equitable mortgage, including, but not limited to: (a) executed but undated instruments of transfer relating to the Capital Stock of RRC in favor of the Administrative Agent; (b) evidence of an undertaking from RRC to: (x)

register the transfer of the Capital Stock of RRC in favor of the Administrative Agent, (y) make a notation of the security in the register of members of RRC and (z) keep the register of members in the Cayman Islands at all times; (c) a certified copy of the register of members of RRC containing the notation set out in clause (b) immediately above; (d) an executed irrevocable proxy appointing the Administrative Agent (or its nominee) for the purpose of voting the Capital Stock of RRC on or after the occurrence of an Event of Default; (e) a power of attorney executed by the directors of RRC appointing the Administrative Agent as attorney to register the transfer of the Capital Stock of RRC; and (f) the amended memorandum and articles of RRC.
(b)Within forty-five (45) days after the Closing Date (or such later date as may be agreed in writing (including via email) by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent an insurance endorsement naming the Administrative Agent as lender loss payee with respect to the property insurance policy of the Notes Parties, in form and substance reasonably satisfactory to the Administrative Agent and as required pursuant to Section 5.8 of the Note Purchase Agreement.
Section 5.17.Maintenance of Reinsurance Coverage. For so long as the Notes are outstanding, each Insurance Subsidiary shall purchase reinsurance only from reinsurers with a minimum financial strength rating (as of the effective date of the relevant reinsurance agreement) of “A-” by A.M. Best Company or a minimum credit rating of “A-” by Standard and Poor’s, unless such reinsurance liabilities have been fully collateralized by such reinsurers.
Section 5.18.Incorporation of Term Loan Agreement and Pari Passu Debt Document Provisions.
(a)If Holdings or any Subsidiary thereof shall at any time after the Closing Date amend, amend and restate, supplement, modify, renew or refinance the Term Loan Documents as in effect on the Closing Date or be or become a party, as a borrower or guarantor, to any Pari Lien Debt Document that, in either case, (x) matures on or after May 15, 2021 and (y) includes representations and warranties, affirmative covenants, negative covenants, financial covenants, events of defaults or other agreements (each a “Specified Provision” and, collectively, the “Specified Provisions”) applicable to Holdings or any Subsidiary that at such time either (i) is not included in this Agreement or (ii) is included in this Agreement but is more restrictive upon Holdings or such Subsidiary than the corresponding Specified Provision included in this Agreement, each such Specified Provision and each event of default, definition and other provision relating to such Specified Provision (solely as used therein) in such Term Loan Document or Pari Lien Debt Document (in each case, as amended or modified from time to time thereafter) shall (together with any grace or cure period applicable to either such Specified Provision or any event of default that arises from a breach of such Specified Provision) automatically be deemed to be incorporated by reference in this Agreement, mutatis mutandis, as if then set forth herein in full and effective as of the date such Specified Provision becomes effective under such Term Loan Document or Pari Lien Debt Document, as applicable.
(b)Promptly and in any event within five Business Days (or such later date as agreed in writing by the Administrative Agent) after the effective date of such amendment, amendment and restatement, supplement, modification, renewal or refinancing of the Term Loan Documents or the Pari Lien Debt Documents, the Issuer will furnish to the Administrative Agent a copy of the Term Loan Documents or the Pari Lien Debt Documents, as applicable, as so amended, amended and restated, supplemented, modified, renewed or refinanced; and if requested by the Required Noteholders, within 20 days after furnishing such Term Loan Documents or Pari Lien Debt Documents, as applicable, the Note Parties will execute and deliver to the Administrative Agent an instrument amending this Agreement to, as applicable, either (i) incorporate the full text of such Specified Provision and the related events of default, definitions and other provisions as used therein or (ii) modify the corresponding Specified Provision included in this Agreement to incorporate the terms of the more restrictive Specified Provision and add and/or modify any related events of default, definitions and other provisions as used therein, as necessary.
(c)The incorporation of any such Specified Provision and other provisions and the amendment of this Agreement as aforesaid in respect of the Term Loan Documents or Pari Lien Debt Documents shall automatically (without any action being taken by any Note Party, the Administrative Agent or any Noteholder) take effect simultaneously with the effectiveness of such Pari Lien Debt Document (or the amendment or modification of the Pari Lien Debt Document giving rise to such incorporation) or amendment, amendment and restatement, modification, supplemental, renewal or refinancing of the Term Loan Documents.
(d)In furtherance of the foregoing, for the avoidance of doubt, any incorporation by reference into this Agreement of a Specified Provision contained in any Term Loan Document or Pari Lien Debt Document as contemplated by this Section 5.18 (including any permanent written amendment or modification of a Specified Provision) shall have no impact on (i) the continuing effectiveness of any similar provision (including any financial covenant) contained or incorporated in this Agreement at the effective time of such incorporation by reference and (ii) the rights, duties or obligations of the Administrative Agent unless consented to in writing by the Administrative Agent.
ARTICLE VI.
FINANCIAL COVENANTS
Until all Obligations (other than contingent obligations as to which no claim exists or has been asserted) have been paid in full, Holdings and the Issuer covenant and agree with the Administrative Agent and the Noteholders to:
Section 6.1.Minimum Risk-Based Capital Ratio.
(a)Maintain, or cause to be maintained, a Risk-Based Capital Ratio of Root Insurance Company, as of the last day of each Fiscal Month (beginning with the Fiscal Month ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required by (x) the Insurance Regulatory Authority of the State of Ohio (or in the event Root Insurance Company redomiciles in any other state, then the applicable state Insurance Regulatory Authority that regulates Root Insurance Company in such other state of domicile), or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to Root Insurance Company (whether or not Root Insurance Company is a party thereto) and (ii) 2.50 to 1.00.

(b)Maintain, or cause to be maintained, a Risk-Based Capital Ratio of each U.S. Insurance Subsidiary (other than Root Insurance Company), as of the last day of each Fiscal Month (beginning with the Fiscal Month ending November 30, 2019), of no less than the greater of (i) the highest Risk-Based Capital Ratio required by (x) the applicable Insurance Regulatory Authority that regulates such U.S. Insurance Subsidiary in its state of domicile, or (y) pursuant to any agreement, instrument or Guarantee entered into by Holdings or any of its Subsidiaries and applicable to such U.S. Insurance Subsidiary (whether or not such U.S. Insurance Subsidiary is a party thereto) and (ii) 2.50 to 1.00.
Section 6.2.Maximum Direct Combined Ratio. Not permit the Direct Combined Ratio of the U.S. Insurance Subsidiaries, as of the last day of each Fiscal Quarter (beginning with the Fiscal Quarter ending December 31, 2019), to exceed the following ratios (expressed as a percentage) corresponding to each such Fiscal Quarter end:

Fiscal Quarter End	Maximum Direct Combined Ratio
December 31, 2019	153.2%
March 31, 2020	140.7%
June 30, 2020	133.6%
September 30, 2020	127.6%
December 31, 2020	123.8%
March 31, 2021	120.9%
June 30, 2021	118.5%
September 30, 2021	114.0%
December 31, 2021	110.0%
March 31, 2022	110.0%
June 30, 2022	110.0%
September 30, 2022	110.0%
December 31, 2022	110.0%
March 31, 2023	110.0%
June 30, 2023	110.0%
September 30, 2023	110.0%
December 31, 2023	110.0%
March 31, 2024	110.0%
June 30, 2024	110.0%
September 30, 2024	110.0%
Section 6.3.Minimum Statutory Surplus. Not permit the U.S. Insurance Subsidiaries (on an aggregate basis) to have a Statutory Surplus as of the last day of any Fiscal Month (beginning with the Fiscal Month ending November 30, 2019) of less than the greater of (i) $100,000,000, and (ii) the aggregate Statutory Surplus which the U.S. Insurance Subsidiaries are required to have or maintain, or have otherwise agreed to have or maintain, pursuant to the requirements of any Insurance Regulatory Authority or any instrument, Guarantee or other agreement applicable to the U.S. Insurance Subsidiaries (whether or not any such U.S. Insurance Subsidiary is a party thereto).

Section 6.4.Minimum Surplus and Liquidity. Not permit the Surplus and Liquidity Amount plus RRC Equity as of the last day of any Fiscal Month to be less than the Minimum Surplus and Liquidity Level.
Section 6.5.Minimum Liquidity. Not permit Liquidity at any time to be less than $25,000,000.
Section 6.6.Maximum Leverage Ratio. Not permit the Leverage Ratio as of the Test Date (beginning with the Fiscal Month ending November 30, 2019), to be greater than 8.00 to 1.00 (unless otherwise agreed in writing by the Administrative Agent and the Required Noteholders and not prohibited by applicable law or the Insurance Regulatory Authority governing RRC in its jurisdiction of domicile).
Section 6.7.Maximum Indebtedness. Not permit the Indebtedness of Holdings and its Subsidiaries on a consolidated basis at any time to exceed $350,000,000.
ARTICLE VII.
NEGATIVE COVENANTS
Until all Obligations (other than contingent obligations as to which no claim exists or has been asserted) have been paid in full, Holdings and the Issuer covenant and agree with the Administrative Agent and the Noteholders that:
Section 7.1.Indebtedness. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)(i) Indebtedness created pursuant to the Note Documents and (ii) Indebtedness incurred pursuant to the Term Loan Agreement (including under Section 2.18 of the Term Loan Agreement) and other Term Loan Documents in an amount not to exceed $150,000,000 at any one time outstanding, and any Permitted Refinancing thereof;
(b)Indebtedness of the Issuer and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and Permitted Refinancings thereof;
(c)(i) Indebtedness of the Issuer or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding (provided, however, that the aggregate principal amount of such Indebtedness incurred by Insurance Subsidiaries and Subsidiaries of an Insurance Subsidiary shall not exceed $2,500,000 at any time outstanding) and (ii) Permitted Refinancings thereof;

(d)Indebtedness of the Issuer owing to Holdings or any Subsidiary and of any Subsidiary owing to Holdings, the Issuer or any other Subsidiary; provided that any such Indebtedness that is owed by or to a Subsidiary that is not a Subsidiary Note Party shall only be permitted to be incurred in accordance with Section 7.4;
(e)Guarantees by Holdings, the Issuer or any Subsidiary of Indebtedness of Holdings, the Issuer or any other Subsidiary, in each case, in the ordinary course of business; provided that Guarantees by any Note Party of Indebtedness of any Subsidiary that is not a Subsidiary Note Party shall only be permitted to be incurred in accordance with Section 7.4;
(f)(A) Indebtedness of any Person which becomes a Subsidiary (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $3,000,000 at any time outstanding and (B) Permitted Refinancings thereof;
(g)Hedging Obligations permitted by Section 7.10;
(h)Indebtedness of the Issuer or its Subsidiaries (excluding each Insurance Subsidiary and each of Subsidiary of an Insurance Subsidiary) in respect of letters of credit entered into in the ordinary course of business, in an aggregate face amount not to exceed $1,000,000 at any time outstanding;
(i)(i) Bank Product Obligations (as defined in the Term Loan Agreement) in an amount at any time outstanding not to exceed $4,000,000 and (ii) other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, treasury, depository, cash management and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;
(j)to the extent constituting Indebtedness, obligations owed by any Subsidiary of Holdings to a Note Party under the Agency Agreement and the Third Party Administrator Agreement;
(k)Pari Lien Debt up to an amount such that, after giving effect to the incurrence of such Pari Lien Debt the total Indebtedness of Holdings and its Subsidiaries outstanding on a consolidated basis does not exceed $350,000,000 and any Permitted Refinancing thereof; provided, that, such Indebtedness shall not be permitted under this clause (k) unless the Required Additional Debt Terms are satisfied;
(l)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(m)Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;
(n)Indebtedness consisting of financing of insurance premiums in the ordinary course of business;
(o)customer advances or deposits received in the ordinary course of business;
(p)(i) Indebtedness in an aggregate principal amount not to exceed $100,000,000; provided, that, such Indebtedness shall not be permitted hereunder unless such Indebtedness is subordinated to the Obligations and all of the terms, conditions and provisions (including, without limitation, the subordination and intercreditor provisions) of the documents evidencing such Indebtedness are consented and agreed to in writing by each of the Issuer, Holdings, the Administrative Agent and the Required Noteholders (it being understood and agreed that such consent on the part of the Administrative Agent and/or the Required Noteholders may be conditioned upon, among other things, amendments or other modifications to the terms and provisions of this Agreement and the other Note Documents) and (ii) Permitted Refinancings thereof; and
(q)(i) other Indebtedness of Note Parties in an aggregate principal amount not to exceed $15,000,000 at any time outstanding (which may include, for the avoidance of doubt, unsecured Indebtedness consisting of contingent obligations, earnouts, seller notes and other deferred payment obligations incurred in connection with any acquisition or otherwise) and (ii) Permitted Refinancings thereof.
Section 7.2.Liens. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)Liens (i) securing the Obligations and (ii) Liens securing Obligations (as defined in the Term Loan Agreement) under the Term Loan Agreement and the other Term Loan Documents and any Permitted Refinancing thereof; provided that in the case of Liens securing Indebtedness under the Term Loan Agreement or any Permitted Refinancing thereof, the Term Loan Agent (or administrative agent or collateral agent for any Permitted Refinancing thereof) and the Administrative Agent shall have entered into (x) the Intercreditor Agreement or (y) if the Term Loan Agreement or any such Permitted Refinancing thereof matures on or after May 15, 2021, a Market Intercreditor Agreement;
(b)Permitted Encumbrances and licenses permitted under this Agreement;
(c)Liens on any property or asset of the Issuer or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of Holdings or any Subsidiary;
(d)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease

Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset other than accessions to such asset and reasonable extensions of such asset (and provided that such obligations owed to a single lender may be cross-collateralized), and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Issuer, (y) existing on any asset of any Person at the time such Person is merged with or into the Issuer or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Issuer or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of any of the foregoing and (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;
(f)Liens on assets of any Insurance Subsidiary securing obligations under transactions entered into in connection with Investments permitted by the terms hereof in an aggregate amount not to exceed, at any time, $5,000,000;
(g)Liens consisting of deposit of cash or other assets of an Insurance Subsidiary and the Subsidiaries of an Insurance Subsidiary as required by Governmental Authorities;
(h)Liens securing the Pari Lien Debt so long as such Liens are governed by and subject to the Pari Lien Debt Documents;
(i)Liens securing other obligations in an aggregate amount not to exceed $2,000,000 at any time outstanding; and
(j)Extensions, renewals, or replacements of any Lien referred to in subsections (b) through (h) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.
Section 7.3.Fundamental Changes.
(a)Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Issuer or any Subsidiary may merge with a Person if the Issuer (or such Subsidiary if the Issuer is not a party to such merger) is the surviving Person; provided that a Subsidiary Note Party shall be the surviving Person in a merger between a Subsidiary Note Party and a Subsidiary that is not a Subsidiary Note Party, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Note Party, the Subsidiary Note Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease, dissolve into or otherwise dispose of all or substantially all of its assets to the Issuer or to a Subsidiary Note Party and (iv) any Subsidiary (other than a Subsidiary Note Party) may liquidate or dissolve if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer and is not materially disadvantageous to the Noteholders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(b)The Issuer will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Issuer and its Subsidiaries on the Closing Date and businesses reasonably related or ancillary thereto and reasonable extensions thereof.
Section 7.4.Investments, Loans. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, purchase or acquire (including pursuant to any merger with any Person or entity) any Capital Stock, loan or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in or make any other investment in (including capital contributions in or to), any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of a Person, or any assets of any other Person that constitute a business unit or division of any other Person, or create or form any Subsidiary, or enter into any other arrangement pursuant to which any Note Party conveys, sells, leases, assigns, transfers or otherwise disposes of any of its assets, business or property to any Subsidiary that is not a Subsidiary Note Party (all of the foregoing being collectively called “Investments”), except:
(a)Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries);
(b)Permitted Investments;
(c)Guarantees by Holdings, the Issuer and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Note Parties that is Guaranteed by any Note Party shall be subject to the limitation set forth in subsection (d) of this Section;
(d)Investments made by Holdings in or to the Issuer or by Holdings or the Issuer in or to any Subsidiary and by any Subsidiary in or to the Issuer or in or to another Subsidiary; provided that the aggregate amount of Investments by the Note Parties in or to, and Guarantees by the Note Parties of Indebtedness of, any Subsidiary that is not a Subsidiary Note Party (including all such Investments and Guarantees existing on the Closing Date) shall not exceed $5,000,000 at any time outstanding;
(e)Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business; provided that the aggregate amount of all such loans and advances (excluding any such loans and advances outstanding on the Closing Date) does not exceed $500,000 at any time outstanding;
(f)Hedging Transactions permitted by Section 7.10;
(g)other Investments made by a Note Party to an Insurance Subsidiary so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Issuer is in pro forma compliance with each of the financial covenants set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.4 immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c);
(h)Permitted Acquisitions;
(i)Investments consisting of (i) pledges, advance deposits and prepaid expenses or royalties and (ii) extensions of credit to the customers of the Issuer or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or business of the Issuer or such Subsidiary, in each case in this clause (i), in the ordinary course of business;
(j)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(k)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(l)advances, or indebtedness arising from cash management, tax and/or accounting operations made in the ordinary course of business;
(m)joint ventures or strategic alliances consisting of the licensing of technology permitted under this Agreement, the development of technology or the providing of technical support; provided that any such Investments do not in the aggregate have a fair market value (determined in each case at the time such Investment is made) in excess of $5,000,000 during the term of this Agreement;
(n)Investments in non-wholly-owned Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding;
(o)Investments in RRC in an aggregate amount not to exceed $150,000,000 so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Issuer is in pro forma compliance with each of the financial covenants set forth in Section 6.1, Section 6.2, Section 6.3 and Section 6.4 immediately after giving effect to such Investment, in each case, calculated on a pro forma basis as of the most recently ended Fiscal Month for which financial statements are required to have been delivered pursuant to Section 5.1(c); and

(p)other Investments which in the aggregate do not exceed $10,000,000 during the term of this Agreement.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Section 7.5.Restricted Payments. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)Restricted Payments made by any Subsidiary to the Issuer or to any other Subsidiary (including, for the avoidance of doubt, from any Insurance Subsidiary to the Issuer);
(b)Restricted Payments made by the Issuer and its Subsidiaries to Holdings, and by Holdings to its direct or indirect parents, in an aggregate amount not to exceed $3,000,000 in any Fiscal Year to the extent necessary to permit Holdings and its direct and indirect parents to pay general administrative costs and expenses (including administrative, legal, accounting and similar costs and expenses provided by third parties, customary salary, commissions, bonus and other benefits payable to officers and employees of Holdings (or any direct or indirect parent of Holdings) and directors fees and director and officer indemnification obligations) incurred in the ordinary course of business and then due and payable (solely as such costs and expenses relate to the business of the Issuer and its Subsidiaries or Holdings’ ownership thereof);
(c)Holdings and the Issuer may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements in the ordinary course of business and in accordance with Holdings’ stock purchase plan, so long as (A) no Default or Event of Default exists at the time of such repurchase and would not exist after giving effect to such repurchase, (B) the aggregate amount repurchased in any calendar year does not exceed $1,000,000 and (C) the aggregate amount repurchased during the term of this Agreement does not exceed $3,000,000;
(d)Holdings and the Issuer may repurchase, retire or otherwise acquire Capital Stock of Holdings solely in exchange for, or solely out of the proceeds of the substantially concurrent sale of, Qualified Capital Stock of Holdings;
(e)Restricted Payments made on or prior to the date that is 12 months following any issuance by Holdings after the Closing Date of Qualified Capital Stock, so long as (A) the net cash proceeds of such issuance (or series of related issuances) is equal to or greater than $150,000,000, (B) the aggregate amount of Restricted Payments made during such 12-month period does not exceed $15,000,000 and (C) the aggregate amount of Restricted Payments made pursuant to this clause (e) in any calendar year does not exceed $15,000,000; and
(f)if, for any taxable period, the Issuer is a member of a group filing a consolidated, unitary or combined tax return of which Holdings is the common parent (a “Tax Group”), an amount equal to income Taxes for such taxable period then due and payable pursuant to such returns and attributable to the taxable income of Issuer and the Subsidiary Note Parties that are members of such group and, to the extent of the cash amount actually received by the Issuer or any Subsidiary Note Party from any Subsidiary that is not a Subsidiary Note Party (a “Non-Guarantor Subsidiary”) for the payment of income taxes, an amount equal to the income Taxes for such taxable period then due and payable and attributable to the taxable income of such Non-Guarantor Subsidiary, provided that, for each taxable period, payment for such amounts shall not exceed the lesser of (A) the amount of any such Taxes that the Issuer and the Subsidiary Note Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) that are members of such group would have been required to pay for such taxable period on a separate group basis if the Issuer and the Subsidiary Note Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and the Subsidiary Note Parties (and, subject to the limitation described above, any applicable Non-Guarantor Subsidiaries) or (B) the actual tax liability of the Tax Group for such taxable period.
Section 7.6.Sale of Assets. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Issuer or a Subsidiary Note Party (or to qualify directors if required by applicable law), except:
(a)the sale or other disposition of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b)the sale of inventory and Permitted Investments in the ordinary course of business;
(c)the sale or other disposition of Investments (i) by Insurance Subsidiaries and their Subsidiaries (other than the Capital Stock of Insurance Subsidiaries and their Subsidiaries) and (ii) by the Issuer and its Subsidiaries (other than the Capital Stock of Subsidiaries of Holdings) permitted under this Agreement, in each case, (A) in the ordinary course of business and consistent with the investment policy approved by the board of directors of Holdings, the Issuer or such Subsidiary, as the case may be or (B) required by Insurance Regulatory Authorities;
(d)any sale or other disposition pursuant to a reinsurance agreement so long as such disposition or other disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice;
(e)non-exclusive licenses and sub-licenses of Intellectual Property in the ordinary course of business consistent with past practices including any licenses that could not result in legal transfer of title that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the U.S. not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(f)leases, subleases, licenses, or sublicenses of real or personal property (other than Intellectual Property) granted by the Issuer or any of its Subsidiaries to others, in each case,

in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the business of Holdings or any of its Subsidiaries;
(g)(i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business in each case as may be approved by the board of directors of Holdings or the Issuer or the applicable Subsidiary in good faith; and (ii) the sale, license or other transfer of Intellectual Property in connection with the settlement or waiver of contractual or litigation claims in respect of the Intellectual Property; provided that such sale, license or transfer does not materially interfere with the business of the Issuer and its Subsidiaries, taken as a whole;
(h)termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Issuer and its Subsidiaries and is not disadvantageous to the rights or remedies of the Noteholders;
(i)sales, leases, assignments, dispositions and transfers constituting Liens permitted under Section 7.2, Investments permitted under Section 7.4 or Restricted Payments permitted under Section 7.5; and
(j)the sale or other disposition of such assets in an aggregate amount (based on the fair market value of such assets) not to exceed $500,000 in any Fiscal Year (but excluding the sale of any Capital Stock of any Subsidiary of Holdings).
Section 7.7.Transactions with Affiliates. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)at prices and on terms and conditions, taken as a whole, not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)employment and severance arrangements between Holdings or any of its Subsidiaries and their respective officers, directors and employees in the ordinary course of business and transactions pursuant to equity incentive plans and employee benefit plans and arrangements (provided that this clause (b) shall not be deemed to permit any Restricted Payments of the type set forth in Section 7.5(c) to the extent not permitted thereunder);
(c)transactions between or among the Note Parties and their Subsidiaries;
(d)any Restricted Payment permitted by Section 7.5 and any Investment permitted by Section 7.4; and
(e)performing under the Agency Agreement or Third Party Administrator Agreement.
Section 7.8.Restrictive Agreements. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any of its Subsidiaries to create, incur or permit any Lien to secure the Obligations upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiaries of the Issuer to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Issuer, to Guarantee the Obligations or to transfer any of its property or assets to the Issuer; provided that (i) the foregoing clauses (a) and (b) shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Note Document, (ii) the foregoing clause (b) shall not apply to restrictions or conditions imposed by any Pari Lien Debt Document or Term Loan Document or any document governing any Permitted Refinancing thereof, (iii) the foregoing clauses (a) and (b) shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or any assets thereof) pending such sale, provided such restrictions and conditions apply only to the Subsidiary (or any assets thereof) that is sold and such sale is permitted hereunder, (iv) the foregoing clauses (a) and (b) (but, with respect to clause (b), only to the extent that any imposed transfer restrictions or conditions apply only to property or assets that are subject to Capital Lease Obligations or obligations incurred in connection with purchase money Indebtedness) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and the obligors of such Indebtedness, (v) the foregoing clauses (a) and (b) shall not apply to customary provisions in leases, licenses and contracts restricting the assignment of any such lease, license and/or contract and (vi) the foregoing clause (b) shall not apply to customary restrictions on transfers of Capital Stock in a joint venture to the extent expressly permitted by clause (x) of the definition of Permitted Encumbrance (but for the avoidance of doubt, there shall be no restriction on the ability of Holdings or any of its Subsidiaries to pledge Capital Stock in a joint venture to secure the Obligations).
Section 7.9.Sale and Leaseback Transactions. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”).
Section 7.10.Hedging Transactions. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which Holdings, the Issuer or any of their respective Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, Holdings and the Issuer acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which Holdings, the Issuer or any of their respective Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.Amendment to Material Documents. Other than to the extent expressly required by any Insurance Regulatory Authority with respect to any Insurance Subsidiary or Subsidiary thereof, Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in any manner that would not have an adverse effect on the Noteholders or the Administrative Agent in any material respect (or in the case of any Term Loan Document or Pari Lien Debt Document (or in each case any document governing any Permitted Refinancing thereof) as permitted by the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement).
Section 7.12.Activities of Holdings. Notwithstanding anything to the contrary contained herein, Holdings shall not engage in any business or other activity other than (a) maintaining its existence, including (i) participating in tax, accounting and other administrative matters, (ii) filing Tax returns and reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes in good faith, if applicable), (iii) holding director and member meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure and (iv) complying with applicable law, and activities incidental to the foregoing, (b) holding and maintaining its interest in the Capital Stock of, and making Investments in, the Issuer, (c) performing its Obligations under this Agreement and the other Note Documents and other Indebtedness and Guarantees permitted hereunder (including Guarantees of the Pari Lien Debt and obligations under the Term Loan Documents and any Permitted Refinancing thereof), and actions incidental thereto, including the granting of Liens permitted hereby, (d) issuing its own Qualified Capital Stock; (e) preparing reports to Governmental Authorities and to its shareholders, (f) holding cash and Permitted Investments and other assets received in connection with Restricted Payments received from, or Investments made by the Issuer to the extent permitted hereby; (g) providing indemnification for its current or former officers, directors, members of management, managers, employees and advisors or consultants; (h) performing its obligations under the transactions with respect to Holdings that are otherwise specifically permitted or expressly contemplated by Article VII; (i) the maintenance and administration of equity option and equity ownership plans and activities incidental thereto; and (j) performing activities incidental to any of the foregoing.
Section 7.13.Accounting Changes. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (or SAP), or change the Fiscal Year of Holdings or the fiscal year of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of Holdings.
Section 7.14.Underwriting Risks. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, undertake any underwriting risk inconsistent with their historical and customary practices in the ordinary course of business (it being understood and agreed that this Section 7.14 shall not prohibit Holdings and its Subsidiaries from entering into additional lines of property and casualty insurance business or additional geographic markets).
Section 7.15.Insurance Subsidiaries. Notwithstanding anything herein to the contrary, without the prior written consent of the Required Noteholders, Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries (including, for the avoidance of doubt,

Insurance Subsidiaries) to, permit: (a) a material change in the nature of the businesses that Root Insurance Company conducts or is otherwise engaged in as of the Closing Date (it being understood and agreed that this Section 7.15 shall not prohibit Holdings and its Subsidiaries from entering into additional lines of property and casualty insurance business or additional geographic markets); (b) the discounting (except for prompt payment discounts) or sale by any of the Insurance Subsidiaries of any of their notes or accounts receivable, other than in connection with the collection, settlement or compromise thereof in the ordinary course of business; (c) any one or more material Insurance Licenses of any of the Insurance Subsidiaries to be suspended, limited or terminated or not be renewed; and (d) the failure by the Issuer and its Subsidiaries to maintain (i) excess of loss reinsurance with a maximum limit in an amount no less than $900,000 and (ii) catastrophe reinsurance that permits the ability to cede losses in excess of an amount no greater than 1.65% of Direct Earned Premium as of the most recent Test Date for which financial statements are required to have been delivered pursuant to Section 5.1; provided, that with respect to any reinsurance company Subsidiary, such reinsurance company Subsidiary shall be permitted to maintain its own reinsurance arrangements or otherwise limit such exposure by virtue of its relationship with other Insurance Subsidiaries’ other reinsurance contracts, in each case, so long as such reinsurance arrangements or other limitation on exposure is in form and substance reasonably acceptable to the Administrative Agent.
Section 7.16.Sanctions and Anti-Corruption Laws. Holdings and the Issuer will not, and will not permit any Subsidiary to, directly or indirectly, use the proceeds from the sale of any Note, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as the Administrative Agent, any Noteholder, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
Section 7.17.Other Liens and Guarantees. Notwithstanding anything to the contrary in this Agreement or any other Note Document, Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, (i) create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, in each case, securing any Indebtedness incurred pursuant to Section 7.1(a)(ii) or Section 7.1(k), unless the Notes are secured by a valid and enforceable, first priority perfected Lien on such assets or property (subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement) or (ii) Guarantee any Indebtedness incurred pursuant to Section 7.1(a)(ii) or Section 7.1(k) unless the Notes are Guaranteed on a pari passu basis with such Guarantee.
ARTICLE VIII.
EVENTS OF DEFAULT
Section 8.1.Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)the Issuer shall fail to pay any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)the Issuer shall fail to pay any interest on any Note or any fee or any other amount (other than an amount payable under subsection (a) of this Section) payable under this Agreement or any other Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or
(c)any representation or warranty made or deemed made by or on behalf of Holdings, the Issuer or any of their Subsidiaries in or in connection with this Agreement or any other Note Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Noteholders by any Note Party or any representative of any Note Party pursuant to or in connection with this Agreement or any other Note Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)(i) Holdings or the Issuer shall fail to observe or perform any covenant or agreement contained in Section 5.1(a), (b), (c) or (d), 5.2(a)(i), 5.3 (with respect to legal existence), 5.8(b)(iii)(B), 5.18 or Article VI or VII or (ii) Holdings or the Issuer shall fail to observe or perform the covenant contained in Section 5.2(a)(v), and such failure shall remain unremedied for 10 Business Days after any officer of the Issuer becomes aware of such failure; or
(e)any Note Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in subsections (a), (b) and (d) of this Section) or any other Note Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Issuer becomes aware of such failure, or (ii) notice thereof shall have been given to the Issuer by the Administrative Agent or any Noteholder; or
(f)(i) (A) Holdings, the Issuer or any of their respective Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or (B) any other event shall occur or condition shall exist under the Term Loan Documents, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of the Indebtedness thereunder (provided that this clause (B) shall apply only prior to any amendment, restatement, modification, supplement, refinancing or replacement of that certain Amended and Restated Term Loan Agreement, dated as of November 25, 2019, by and among the Issuer, in its capacity as the borrower thereunder, the several banks and other financial institutions as lenders from time to time party thereto and the Term Loan Agent, which extends the stated maturity thereof to a date later than October 16, 2020); or (C) any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or (D) any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof in each case, excluding any prepayment or redemption requirements in connection with an asset sale or disposition permitted under Section 7.6 of assets that secure Material Indebtedness (to the extent that the Material Indebtedness being required to be prepaid or redeemed secures only the assets that were sold) or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which Holdings or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Hedging Transaction as to which Holdings or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or
(g)Holdings, the Issuer or any of their respective Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subsection (i) of this clause (g), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for Holdings or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)the provisions of the Intercreditor Agreement or, after the effectiveness thereof, any Market Intercreditor Agreement or any subordination agreement between the Administrative Agent and the collateral agent for any Pari Lien Debt cease to be effective or cease to be legally valid, binding and enforceable against the Persons party thereto, except in accordance with its terms; or

(j)Holdings, the Issuer or any of their respective Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)(i) an ERISA Event shall have occurred that, in the opinion of the Required Noteholder, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to Holdings, the Issuer and any of their respective Subsidiaries in an aggregate amount exceeding $3,000,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $3,000,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $3,000,000; or
(l)any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount (to the extent not paid or covered by insurance as to which the relevant insurance company has not denied coverage) in excess of $3,000,000 in the aggregate shall be rendered against Holdings or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)any non-monetary judgment or order shall be rendered against Holdings or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n)(i) the termination (without a substantially similar replacement as reasonably determined by the Required Noteholders) of the Agency Agreement or (ii) a decrease in rates charged under the Agency Agreement of more than 5.0% in any Fiscal Quarter or more than 7.5% in the aggregate during the term of this Agreement, or any other change to the Agency Agreement that is adverse to the interests of the Noteholders;
(o)any court, Governmental Authority, including any Insurance Regulatory Authority, shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the property of Holdings, the Issuer or any of their respective Subsidiaries which, when taken together with all other property of Holdings, the Issuer and their respective Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, exceeds $3,000,000, in each case, except to the extent Holdings, the Issuer or any of their respective Subsidiaries receive fair compensation in respect of such condemnation, seizure or appropriation and the net cash proceeds thereof are applied in accordance with Section 2.7(b); or
(p)any one or more licenses, permits, accreditations or authorizations of Holdings, the Issuer or any of their respective Subsidiaries, including any Insurance License with respect to any Insurance Subsidiary, shall be suspended, limited, modified or terminated or shall not be renewed, and such suspension, limitation, modification, termination or non-renewal would reasonably be expected to result in a Material Adverse Effect, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Holdings, the Issuer or any of their respective Subsidiaries to be in compliance with applicable law, and such action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;
(q)a Change in Control shall occur or exist; or
(r)any provision of the Guaranty and Security Agreement or any other Collateral Document shall for any reason cease to be valid and binding on, or enforceable against, any Note Party, or any Note Party shall so state in writing, or any Note Party shall seek to terminate its obligation under the Guaranty and Security Agreement or any other Collateral Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(s)any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Note Party not to be, a valid and perfected Lien on any Collateral, with the priority, subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, required by the applicable Collateral Documents (other than as a result of the failure by the Administrative Agent to take any action solely within its control);
then, and in every such event (other than an event described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, the Administrative Agent may, and upon the written request of the Required Noteholders shall, by notice to the Issuer, take any or all of the following actions, at the same or different times: (i) declare the principal of and any accrued interest on the Notes, together with the Prepayment Premium (if applicable), and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer, (ii) exercise all remedies contained in any other Note Document, and (iii) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the principal of the Notes then outstanding, together with accrued interest thereon, the Prepayment Premium (if applicable) and all other fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Note Parties.
Section 8.2.Application of Proceeds from Collateral. Subject to the Intercreditor Agreement and/or any applicable Market Intercreditor Agreement, all proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:
(a)first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;
(b)second, to the fees, indemnities and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Note Documents, until the same shall have been paid in full;

(c)third, to all reimbursable expenses, if any, of the Noteholders then due and payable pursuant to any of the Note Documents, until the same shall have been paid in full;
(d)fourth, to the fees, Prepayment Premium (if any) and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full; provided, that amounts under this clause “fourth” shall be applied to the Prepayment Premium (if any) prior to application to any fees or interest;
(e)fifth, to the aggregate outstanding principal amount of the Notes, until the same shall have been paid in full, allocated pro rata among the Noteholders based on their respective pro rata shares of the aggregate amount of such Notes; and
(f)sixth, to the extent any proceeds remain, to the Issuer or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses third through fifth to the Noteholders as a result of amounts owed to the Noteholders under the Note Documents shall be allocated among, and distributed to, the Noteholders pro rata based on their respective Pro Rata Shares.
ARTICLE IX.
THE ADMINISTRATIVE AGENT
Section 9.1.Appointment of the Administrative Agent.
(a)Each Noteholder irrevocably appoints Wilmington Trust as the Administrative Agent hereunder and under the other Note Documents and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Note Documents, together with all such actions and powers that are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the other Note Documents.
(b)The Administrative Agent may perform any of its duties hereunder or under the other Note Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the preparation and negotiation of this Agreement and the other Note Documents, as well as activities as the Administrative Agent.
(c)It is understood and agreed that the use of the term “agent” herein or in any other Note Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. The Administrative Agent shall not act as, or be deemed to act as, transfer agent or registrar under Article 8 of the UCC or Section 17A(c) of the Exchange Act hereunder or under any other Note Document.
Section 9.2.Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Note Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers or make any determination hereunder, unless the Administrative Agent is acting at the written direction of the Required Noteholders (or such other number or percentage of the Noteholders as shall be necessary under the circumstances as provided for herein or in the other Note Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Note Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and (c) except as expressly set forth in the Note Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Noteholders (or such other number or percentage of the Noteholders as shall be necessary under the circumstances as provided in Section 8.1 or Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Issuer or any Noteholder, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Note Document, (iv) the validity, enforceability, effectiveness or genuineness of any Note Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Note Documents, (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Issuer) concerning all matters pertaining to such duties. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Noteholder to whom payment was due but not made shall be to recover from other Noteholders any payment in excess of the amount to which they are determined to be entitled (and such other Noteholders hereby agree to return to such Noteholder any such erroneous payments received by them).
The Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Noteholder or prospective Noteholder is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Notes, or disclosure of confidential information, to any Disqualified Institutions. In addition, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Noteholder or prospective Noteholder is a “qualified investment buyer” as defined in Rule 144A under the Act and otherwise in accordance with applicable U.S. securities laws or (y) have any liability with respect to or arising out of any assignment of Notes, or disclosure of confidential information, to any Person that is not a “qualified institutional buyer” as defined in Rule 144A under the Act and otherwise in accordance with applicable U.S. securities laws.
Section 9.3.Lack of Reliance on the Administrative Agent. Each of the Noteholders acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Noteholder and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Noteholders also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Noteholder and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Noteholders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Note Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Noteholder (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Note Documents or any of the transactions contemplated hereby or thereby.
Section 9.4.Certain Rights of the Administrative Agent.
(a)If the Administrative Agent shall request instructions from the Required Noteholders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Noteholders (and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Noteholders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action), and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Noteholders shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Noteholders

(or such other number or percentage of the Noteholders as shall be necessary under the circumstances).
(b)Notwithstanding anything to the contrary contained herein, in any other Note Document or elsewhere, each Noteholder, Holdings and the Issuer (on behalf of itself and other Note Parties) hereby acknowledges and agrees that in the case of any agreement, document, instrument, matter or other item that is required under the terms of this Agreement or any other Note Document to be consented or agreed to, approved by, determined by, selected by, or acceptable or satisfactory to, the Administrative Agent (whether subject to a reasonableness standard or otherwise) (each, an “Agent Required Approval Item”), the Administrative Agent shall be entitled to, and may withhold its consent, agreement or approval to, its determination or selection of, or its acceptance or satisfaction with, or (if applicable) its signature to, such Agent Required Approval Item unless and until the Administrative Agent has received a written direction (which may be via email unless the Administrative Agent specifies otherwise) from the Required Noteholders (or such other number or percentage of the Noteholders as shall be expressly provided for herein or in the other applicable Note Document) directing it to (x) consent or agree to or approve, or to select or indicate its acceptance or satisfaction with, such Agent Required Approval Item and (y) if applicable, execute and deliver (or take any other applicable action with respect to) such Agent Required Approval Item (such direction letter being referred to herein as an “Approval Direction”), and neither the Administrative Agent nor any of its Related Parties shall have any liability to any Noteholders, the Issuer, any other Note Party or any other Person as a result of the Administrative Agent withholding its consent or approval to, its selection of, or its acceptance or satisfaction with, or (if applicable) its signature to, any Agent Required Approval Item in the absence of an Approval Direction in respect thereof. The provisions of this paragraph are in addition to, and not in limitation of, the other exculpatory provisions set forth herein.
Section 9.5.Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Issuer), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6.The Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent shall, if applicable, have the same rights and powers under this Agreement and any other Note Document in its capacity as a Noteholder as any other Noteholder and may, if applicable, exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Noteholders”, “Required Noteholders” or any similar terms shall, unless the context clearly otherwise indicates, include, if applicable, the Administrative Agent in its individual capacity. The Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Issuer or any Subsidiary or Affiliate of the Issuer as if it were not the Administrative Agent hereunder.

Section 9.7.Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving notice thereof to the Noteholders and the Issuer. Upon any such resignation, the Required Noteholders shall have the right to appoint a successor Administrative Agent, subject to approval by the Issuer provided that no Specified Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Noteholders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States or such other Person acceptable to the Required Noteholders and Issuer.
(b)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation), and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents. If, within 30 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Note Documents and (iii) the Required Noteholders shall thereafter perform all duties of the retiring Administrative Agent under the Note Documents until such time as the Required Noteholders appoint (and if the Issuer’s approval would be required by clause (a) above, the Issuer approves) a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article and of Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent and its Related Parties in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
Section 9.8.Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Noteholder an amount equivalent to any applicable withholding tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Noteholder (because the appropriate form was not delivered or was not properly executed, or because such Noteholder failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Noteholder shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Issuer and without limiting the obligation of the Issuer to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.9.The Administrative Agent May File Proofs of Claim.

(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Administrative Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Noteholders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Noteholders and the Administrative Agent and its agents and counsel and all other amounts due the Noteholders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Noteholder to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Noteholders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Noteholder or to authorize the Administrative Agent to vote in respect of the claim of any Noteholder in any such proceeding.
Section 9.10.Authorization to Execute Other Note Documents. Each Noteholder hereby authorizes the Administrative Agent to execute on behalf of all Noteholders all Note Documents (including, without limitation, the Intercreditor Agreement, Collateral Documents, any Market Intercreditor Agreement and any subordination agreement executed in connection with any Pari Lien Debt) other than this Agreement.
Section 9.11.Collateral and Guaranty Matters. The Noteholders irrevocably authorize the Administrative Agent:
(a)to release any Lien on any property granted to or held by the Administrative Agent under any Note Document (i) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Note Document, (ii) if approved, authorized or ratified in writing in accordance with Section 10.2 or that otherwise constitutes Excluded Property or (iii)

upon the payment in full of the Obligations (other than contingent obligations as to which no claim exists or has been asserted);
(b)to subordinate any Lien on any collateral granted to or held by the Administrative Agent under any Note Document to the holder of any Lien permitted by Section 7.2(d); and
(c)to release any Note Party from its obligations under the applicable Collateral Documents (including releasing the Guarantee granted by such Person under the Guaranty and Security Agreement) if:
(i)such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;
(ii)such Person becomes (A) an Insurance Subsidiary, (B) a Subsidiary of an Insurance Subsidiary, (C) any other Subsidiary of the Issuer that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, (D) a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary or (E) a FSHCO or Subsidiary of a FSHCO as a result of a transaction permitted hereunder; or
(iii)such Person is (i) an Insurance Subsidiary, (ii) a Subsidiary of an Insurance Subsidiary, (iii) any other Subsidiary of the Issuer that has applied for an Insurance License and will become an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary upon the approval of such Insurance License, (iv) a Foreign Subsidiary or Subsidiary of a Foreign Subsidiary or (v) a FSHCO or Subsidiary of a FSHCO and is not required to be a “Guarantor” under the Term Loan Documents or any Pari Lien Debt Documents.
Upon request by the Administrative Agent at any time, the Required Noteholders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Note Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent is authorized, at the Issuer’s expense, to execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Note Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Note Documents and this Section (and if requested by the Administrative Agent the Issuer shall provide a written certification that such disposition is permitted by this Agreement (and, absent a written direction from the Secured Parties to the contrary, the Secured Parties hereby authorize and direct the Administrative Agent to conclusively rely on such certification as evidence that the applicable transaction is permitted under the Note Documents in providing such releases)). In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition expressly permitted pursuant to Section 7.6, the Liens created by any of the Note Documents on such property shall be automatically released without need for further action by any person.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Note Party in connection therewith, and the Administrative Agent shall not be responsible or liable to any Secured Party for any failure to monitor or maintain any portion of the Collateral.
Section 9.12.[Reserved]
Section 9.13.Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Administrative Agent and each Noteholder hereby agree that (i) no Noteholder shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Noteholder may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Noteholders (but not any Noteholder or Noteholders in its or their respective individual capacities unless the Required Noteholders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
ARTICLE X.
MISCELLANEOUS
Section 10.1.Notices.
(a)Written Notices.
(i)All notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

To the Issuer:	Root, Inc. 80 E. Rich Street Columbus, OH 43215 Floor 5 Attention: Alex Timm, Chief Executive Officer Facsimile Number: (614) 573-7662 Email: alex@joinroot.com
With copies to (for information purposes only):	Latham & Watkins LLP

30709203.30
140 Scott Drive
Menlo Park, CA 94025
Attention: Patrick Pohlen
Email: patrick.pohlen@lw.com

and

Latham & Watkins LLP
505 Montgomery, Suite 2000
San Francisco, CA 94111
Attention: Haim Zaltzman
Email: haim.zaltzman@lw.com

To the Administrative Agent:	Wilmington Trust, National Association 1100 North Market Street Wilmington, DE 19890 Attention: Joseph B. Feil Facsimile (302) 636-4145 Email: jfeil@wilmingtontrust.com
With a copies to (which shall not constitute notice)

Willkie Farr & Gallagher LLP
787 7th Avenue
New York, New York 10019
Attention: Rosalind Fahey Kruse and Matthew B.
Stern
Facsimile Number: (212) 728 9632
Email: rkruse@willkie.com and
mstern@willkie.com

and

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention: Alan Glantz
Facsimile Number: (212) 836-6763 Email: alan.glantz@arnoldporter.com

To any other Noteholder:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Noteholder
Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(ii)Any agreement of the Administrative Agent or any Noteholder herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Issuer. The Administrative Agent and each Noteholder shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Issuer to give such notice and the Administrative Agent and the Noteholders shall not have any liability to the Issuer or other Person on account of any action taken or not taken by the Administrative Agent or any Noteholder in reliance upon such telephonic or facsimile notice. The obligation of the Issuer to repay the Notes and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent or any Noteholder to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent or any Noteholder of a confirmation which is at variance with the terms understood by the Administrative Agent and such Noteholder to be contained in any such telephonic or facsimile notice.
(b)Electronic Communications.
(i)Notices and other communications to the Noteholders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Noteholder if such Noteholder has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Issuer may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)[Reserved].
(d)All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement are made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, to the extent provided in clause (b) above and effective as provided in such clause; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
(e)Note Documents may be transmitted and/or signed by facsimile or other electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all Note Parties, the Administrative Agent and the Noteholders.
(f)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENT PARTIES (AS DEFINED BELOW) WARRANTS THE ACCURACY OR COMPLETENESS OF THE ISSUER MATERIALS OR THE OTHER COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE ISSUER MATERIALS OR OTHER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE ISSUER MATERIALS, THE OTHER COMMUNICATIONS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Note Parties, any Noteholder or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Note Party’s or the Administrative Agent’s transmission of Issuer Materials or other communications through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided, however, that in no event shall the Administrative Agent or any Related Party have any liability to any Note Party or any of their respective Subsidiaries, any Noteholder or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Note Party’s or the Administrative Agent’s transmission of Communications. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by on or behalf of any Note Party pursuant to any Note Document or the transactions contemplated therein which is distributed by the Administrative Agent and any Noteholder by means of electronic communications pursuant to this Section, including through the Platform.
Section 10.2.Waiver; Amendments.
(a)No failure or delay by the Administrative Agent or any Noteholder in exercising any right or power hereunder or under any other Note Document, and no course of dealing between the Issuer and the Administrative Agent or any Noteholder, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent and the Noteholders hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Note Document or consent to any departure by the Issuer therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the purchasing of a Note shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Noteholder may have had notice or knowledge of such Default or Event of Default at the time.
(b)Subject to Section 2.12(b), no amendment or waiver of any provision of this Agreement or of the other Note Documents (other than the Agent Fee Letter), nor consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuer and the Required Noteholders, or the Issuer and the Administrative Agent with the consent of the Required Noteholders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (i) the Administrative Agent shall have received prior (or substantially simultaneous) written notice of any amendment, waiver or consent and (ii) in addition to the consent of the Required Noteholders, no amendment, waiver or consent shall:
(i)increase the Commitment of any Noteholder without the written consent of such Noteholder;
(ii)reduce the principal amount of any Note or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Noteholder directly affected thereby; provided that only the consent of the Required Noteholders shall be necessary to waive any obligation of the Issuer to pay interest at the rate set forth in Section 2.8(c) during the continuance of an Event of Default;
(iii)postpone the date fixed for any payment of any principal of, or interest on, any Note or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, without the written consent of each Noteholder directly affected thereby (it being understood that the waiver of any Default or Event of Default or mandatory prepayment shall not constitute a postponement, extension, reduction, excuse or waiver of any payment for purposes of this clause (iii) and only the consent of the Required Noteholders shall be necessary to waive any obligation of the Issuer to pay interest at the rate set forth in Section 2.8(c) during the continuance of an Event of Default);
(iv)(A) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Noteholder directly affected thereby or (B) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby without the written consent of each Noteholder directly affected thereby;
(v)change any of the provisions of this subsection (b) or the definition of “Required Noteholders” or any other provision hereof specifying the number or percentage of Noteholders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Noteholder directly affected thereby;

(vi)release all or substantially all of the Guarantors without the written consent of each Noteholder;
(vii)release all or substantially all Collateral (if any) securing any of the Obligations, without the written consent of each Noteholder; or
(viii)subordinate all or substantially all of the Liens securing the Obligations without the consent of each Noteholder affected thereby.
provided, further, that (x) no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent without the prior written consent of such Person and (y) the Agent Fee Letter may only be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Noteholder (but with the consent of the Issuer and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Noteholder shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Noteholder shall have terminated (but such Noteholder shall continue to be entitled to the benefits of Sections 2.15, 2.16 and 10.3), such Noteholder shall have no other commitment or other obligation hereunder and such Noteholder shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Issuer or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Noteholder prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Issuer only, amend, modify or supplement any Note Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.
Section 10.3.Expenses; Indemnification.
(a)The Issuer shall pay (i) all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable and documented (in summary form) fees and disbursements of counsel for the Administrative Agent, the Required Noteholders and their Affiliates, in connection with the preparation and administration of the Note Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Note Document shall be consummated), and (ii) all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented (in summary form) fees and disbursements of counsel) incurred by the Administrative Agent or any Noteholder in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights and remedies under this Section, or in connection with the Notes purchased hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Notes; provided, that notwithstanding the foregoing, legal expenses under clauses (i) and (ii) shall be limited to (x) one firm of outside counsel for the Administrative Agent, (y) one firm of outside counsel for all Noteholders, taken as a whole and (z) if reasonably necessary, (A) a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) for the Administrative Agent and (B) a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of local counsel acting in multiple jurisdictions) for the Noteholders, taken as a whole (and, in the case of clauses (ii)(y) and (ii)(z)(B), solely in the case of an actual or perceived conflict of interest where the Noteholder affected by such conflict notifies the Issuer of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Noteholders).
(b)The Issuer shall indemnify the Administrative Agent (and any sub-agent thereof) and each Noteholder, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and promptly reimburse such Indemnitee for, any and all losses, claims, damages, liabilities or other expenses (including the reasonable and documented (in summary form) fees and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Issuer or any other Note Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Holdings or any of its Subsidiaries, or any Environmental Liability related in any way to Holdings or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Note Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, (y) other than in the case of the Administrative Agent and its Related Parties, arise from a material breach of such Indemnitee’s obligations hereunder or under any other Note Document or (z) result from disputes (not involving any act or omission by Holdings or its Subsidiaries or their Affiliates) solely among the Indemnitees for actions by one or more of the Indemnitees, other than claims by or against the Administrative Agent in such capacity fulfilling its agency role under the Note Documents; provided, that notwithstanding the foregoing, legal expenses under this clause (b) shall be limited to (x) one firm of outside counsel for Administrative Agent and its Related Parties, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the Administrative Agent and its Related Parties, taken as a whole and (y) one firm of outside counsel for all other Indemnitees, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such other Indemnitees, taken as a whole (and, in the case of clause (y), solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Issuer of the existence of such conflict and thereafter retains its own counsel, of one other firm of counsel for each group of similarly situated affected Indemnitees). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.
(c)To the extent that the Issuer fails to pay any amount required to be paid to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing under subsection (a) or (b) hereof, each Noteholder severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Noteholder’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or if such unreimbursed expense or indemnity payment is sought after the date on which the Notes have been paid in full and the Commitments have terminated, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Notes are paid in full and the Commitments have terminated)) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in its capacity as such. Each Noteholder hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Noteholder under any Note Document or otherwise payable by the Administrative Agent to such Noteholder from any source against any amount due to the Administrative Agent under this Section 10.3(c).
(d)To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Note or the use of proceeds thereof; provided that nothing in this clause (d) shall relieve the Issuer of any obligation it may have under clause (b) above to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(e)All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days, after written demand therefor.
Section 10.4.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Noteholder, and no Noteholder may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section or (ii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Noteholders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Noteholder may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Notes at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Noteholder’s Notes at the time owing to it or in the case of an assignment to a Noteholder, an Affiliate of a Noteholder or any investment fund managed by the same investment manager as a Noteholder, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Notes of the assigning Noteholder subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Notes and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Issuer otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Noteholder’s rights and obligations under this Agreement with respect to the Notes assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section, and, in addition, the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Noteholder, an Affiliate of a Noteholder or any investment fund managed by the same investment manager as a Noteholder.
(iv)Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, (C) an Administrative Questionnaire unless the assignee is already a Noteholder, (D) the documents required under Section 2.16(g) unless the assignee is already a Noteholder, and (E) to the extent requested by the Administrative Agent, all documentation and other information that the Administrative Agent has reasonably requested with respect to the assignee in order to comply with the Administrative Agent’s obligations under applicable “know your customer” and anti-money laundering rules and regulations. The Issuer shall issue to the assignee Noteholder a Note in the assigned amount, and to the assignor Noteholder a new Note in the amount, if any, of the Note to be retained by such assignor Noteholder.
(v)No Assignment to certain Persons. No such assignment shall be made to (A) Holdings, the Issuer or any of their respective Affiliates or Subsidiaries or (B) any Disqualified Institutions, or any Person who, upon becoming a Noteholder hereunder, would constitute any of the foregoing Persons described in this clause.
(vi)No Assignment Except to Qualified Institutional Buyers. Any such assignment shall be made only to a Person who, at the time of the assignment, is a “qualified institutional buyer” as defined in Rule 144A under the Act and otherwise in accordance with applicable U.S. securities laws. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for and shall not (x) be obligated to ascertain, monitor or inquire as to whether any proposed transfer to a Person who, at the time of the assignment, is not a “qualified institutional buyer” as defined in Rule 144A under the Act and otherwise in accordance with applicable U.S. securities laws or (y) have any liability with respect to or arising out of any transfer to a Person who, at the time of the assignment, is not a “qualified institutional buyer” as defined in Rule 144A under the Act and otherwise in accordance with applicable U.S. securities laws. Notwithstanding anything set forth herein or in any other Note Document, the Administrative Agent shall not act as, or be deemed to act as, transfer agent or registrar under Article 8 of the UCC or Section 17A(c) of the Exchange Act hereunder or under any other Note Document.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Noteholder under this Agreement, and the assigning Noteholder thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Noteholder’s rights and obligations under this Agreement, such Noteholder shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. If the consent of the Issuer to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Issuer shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after notice thereof has actually been delivered by the assigning Noteholder (through the Administrative Agent) to the Issuer.
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Issuer, shall maintain at one of its offices within the United States a copy of each

Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Noteholders, and the Commitments of, and principal amount (and stated interest) of the Notes owing to, each Noteholder pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Noteholder shall be available for inspection by such Noteholder at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Issuer at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Issuer’s agent solely for tax purposes and solely with respect to the actions described in this Section.
(d)Any Noteholder may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Noteholder, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Noteholder from any of its obligations hereunder or substitute any such pledgee or assignee for such Noteholder as a party hereto.
(e)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Noteholder or prospective Noteholder is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment of Notes, or disclosure of confidential information, to any Disqualified Institution.
Section 10.5.Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Note Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Document (except, as to any other Note Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Note Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Note Document shall affect any right that the Administrative Agent or any Noteholder may otherwise have to bring any action or proceeding relating to this Agreement or any other Note Document against the Issuer or its properties in the courts of any jurisdiction.
(c)Each of the parties hereto hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Note Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6.WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7.Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Noteholder shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Issuer, any such notice being expressly waived by the Issuer to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Issuer at any time held or other obligations at any time owing by such Noteholder to or for the credit or the account of the Issuer against any and all Obligations held by such Noteholder irrespective of whether such Noteholder shall have made demand hereunder and although such Obligations may be unmatured. Each Noteholder agrees promptly to notify the Administrative Agent and the Issuer after any such set-off and any application made by such Noteholder; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Noteholder agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Issuer and any of its Subsidiaries to such Noteholder.
Section 10.8.Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This

Agreement, the Agent Fee Letter, the other Note Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Note Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9.Survival. All covenants, agreements, representations and warranties made by Holdings and the Issuer herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Note Documents and the purchase of the Notes, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Noteholder may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.15, 2.16, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Note Documents in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Note Documents, and the purchase of the Notes.
Section 10.10.Severability. Any provision of this Agreement or any other Note Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11.Confidentiality. Each of the Administrative Agent and the Noteholders agrees to maintain the confidentiality of any non-public information relating to Holdings, the Issuer or any of their respective Subsidiaries or any of their respective businesses, to the extent provided to it by or on behalf of Holdings or any of its Subsidiaries, in accordance with the Administrative Agent’s or the Noteholders’ customary practices, other than any such information that is available to the Administrative Agent or any Noteholder on a non-confidential basis prior to disclosure by or on behalf of Holdings or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent or any such Noteholder or their respective Affiliates including, without limitation, accountants, legal counsel, officers, directors, employees, independent auditors, professionals and other experts, agents or advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such disclosing party agrees to inform the Issuer reasonably promptly thereof and prior to such disclosure to the extent not prohibited by law), (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Noteholder or any Related Party of any of the foregoing on a non-confidential basis from a source other than Holdings or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Note Documents or any suit, action or proceeding relating to this Agreement or any other Note Documents or the enforcement of rights hereunder or thereunder or as otherwise required by applicable law or regulation, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Issuer and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to the extent that such information is received by the Administrative Agent from a third party that is not, to the knowledge of the Administrative Agent, subject to confidentiality obligations owing to the Issuer or any Affiliate of the Issuer, (x) for purposes of establishing a “due diligence” defense, provided that prompt notice of such defense shall be provided to the Issuer, to the extent permitted by law, (xi) to the extent that such information was already in the possession of the Administrative Agent prior to any duty or other undertaking of confidentiality entered into in connection with this Agreement or any of the Note Documents, (xii) with the written consent of the Issuer or (xiii) to any other party to this Agreement. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Note Party (whether or not a Note Document), the terms of this Section shall govern. Notwithstanding the foregoing, no such confidential information shall be disclosed to a Disqualified Institution that has been identified to all Noteholders prior to the time of such disclosure without the Issuer’s consent.
Subject to the Issuer’s prior written approval (such approval not to be unreasonably conditioned, withheld or delayed), the Administrative Agent or any Noteholder may use non-confidential information related to this Agreement and the Notes purchased hereunder in connection with any marketing, press releases or other transactional announcements or updates provided to investor or trade publications, including, but not limited to, the placement of “tombstone” advertisements in publications of its choice at its own expense using such Note Party’s name, product photographs, logo or trademark. Each Noteholder hereby consents to the disclosure by the Administrative Agent of information necessary or customary for inclusion in league table measurements.
Section 10.12.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Note, together with all fees, charges and other amounts which may be treated as interest on such Note under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Noteholder holding such Note in accordance with applicable law, the rate of interest payable in respect of such Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Note but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Noteholder in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Noteholder.
Section 10.13.Waiver of Effect of Corporate Seal. The Issuer represents and warrants that neither it nor any other Note Party is required to affix its corporate seal to this Agreement or any other Note Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Issuer under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Note Documents.
Section 10.14.Patriot Act. The Administrative Agent and each Noteholder hereby notifies the Note Parties that, pursuant the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of such Note Party and other information that will allow such Noteholder or the Administrative Agent, as applicable, to identify such Note Party in accordance with the Patriot Act and.
Section 10.15.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), the Issuer and each other Note Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Noteholder’s are arm’s-length commercial transactions between the Issuer, each other Note Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Noteholders, on the other hand, (B) each of the Issuer and the other Note Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Issuer and each other Note Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (ii) (A) each of the Administrative Agent and the Noteholders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Issuer, any other Note Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Noteholder has any obligation to the Issuer, any other Note Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (iii) the Administrative Agent, the Noteholders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer, the other Note Parties and their respective Affiliates, and each of the Administrative Agent and the Noteholders has no obligation to disclose any of such interests to the Issuer, any other Note Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Issuer and the other Note Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Noteholder with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.16.Location of Closing. Each Noteholder acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement to the Administrative Agent. The Issuer acknowledges and agrees that it has delivered, with the intent to be bound, its executed counterparts of this Agreement and each other Note Document, together with all other documents, instruments, opinions, certificates and other items required under Section 3. 1, to the Administrative Agent. All parties agree that the closing of the transactions contemplated by this Agreement has occurred in New York.
Section 10.17. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
Section 10.18.Intercreditor Agreement. EACH NOTEHOLDER PARTY HERETO (I) UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER NOTEHOLDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT AND/OR ANY APPLICABLE MARKET INTERCREDITOR AGREEMENT AND (II) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AND/OR ANY APPLICABLE MARKET INTERCREDITOR AGREEMENT (AND TAKE ANY ACTION PURSUANT THERETO) AND TO SUBJECT THE LIENS ON THE COLLATERAL SECURING THE OBLIGATIONS TO THE PROVISIONS THEREOF.
ARTICLE XI.
NOTEHOLDER REPRESENTATIONS
Each Noteholder individually represents and warrants that as of the Closing Date and each Person that becomes a Noteholder after the Closing Date represents and warrants that as of the date such Person became Noteholder:
Section 11.1.Restrictions on Transfer. Such Noteholder has been advised that the Notes have not been registered or qualified for distribution (or distribution to the public, as the case may be) under the Act or any state securities laws and, therefore, cannot be resold unless they are registered, or so qualified, as applicable, under the Act and applicable state securities laws or unless an exemption from such registration or qualification requirements is available. Such Noteholder is aware that the Issuer is under no obligation to effect any such registration or qualification with respect to the Notes or to file for or comply with any exemption from registration or qualification. Such Noteholder is receiving the Notes from the Issuer hereunder as principal for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Act or any applicable state securities laws.
Section 11.2.Accredited Investor, etc. Such Noteholder is an “accredited investor” as that term is defined in Regulation D under the Act and a “qualified institutional buyer” as that term is defined in Rule 144A under the Act.

Section 11.3.Debt. Such Noteholder agrees to treat, and shall treat, the Notes as debt for U.S. federal income tax purposes, except to the extent required pursuant to a final determination (as defined in Section 1313 of the Internal Revenue Code).
Section 11.4.ERISA. Such Noteholder (i) is neither a Plan nor any entity whose underlying assets include “plan assets” (within the meaning of such term under Section 3(42) of ERISA, including 29 CFR 2510.3-101) by reason of a Plan’s investment in the entity, nor a governmental, church, non-U.S. or other plan which is subject to any similar law or (ii) its sale, transfer, acquisition or holding of a Note will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code (or, in the case of a governmental, church, non-U.S. or other plan, a non-exempt violation under any similar law). “Plan” shall mean (i) “employee benefit plans” (as defined in Section 3(3) of ERISA) which are subject to Title I of ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans and (ii) those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts. Any purported transfer of such Note, or any interest therein, to a purchaser or transferee that does not comply with the requirements specified in the applicable documents will be of no force and effect and shall be null and void ab initio.
[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HOLDINGS:

ROOT STOCKHOLDINGS, INC.

By:	/s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer

ISSUER:

ROOT, INC.

By:	/s/ Alexander Timm
Name: Alexander Timm
Title: Chief Executive Officer
[Signature page to Note Purchase Agreement]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as the Administrative Agent

By:	/s/ Joseph B. Feil
Name:	Joseph B. Feil
Title:	Vice President
[Signature page to Note Purchase Agreement]

DRD Contact, LLC
as Noteholder

By:	/s/ Susanne V. Clark
Name:	Susanne V. Clark
Title:	Senior Managing Director
[Signature page to Note Purchase Agreement]

FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT is dated as of February 20, 2020 (this “Amendment”), by and among ROOT, INC., a Delaware corporation (the “Issuer”), ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), each of the Noteholders party hereto as “Noteholders”, and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Issuer, Holdings, the Noteholders and the Administrative Agent are parties to that certain Note Purchase Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”);
WHEREAS, the Issuer, Holdings, Root Insurance Agency, LLC, an Ohio limited liability company, Buzzwords Labs Inc., a Delaware corporation, Root Enterprise, LLC, a Delaware limited liability company, and the Administrative Agent are parties to that certain Guaranty and Security Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”);
WHEREAS, the Issuer has requested that the Administrative Agent and the Noteholders amend certain provisions of the Note Purchase Agreement, as more particularly set forth below;
WHEREAS, subject to the terms and conditions set forth herein, the Issuer, Holdings, the Administrative Agent and the Noteholders have agreed to amend the Note Purchase Agreement;
NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1.Defined Terms. Capitalized terms which are used herein without definition and which are defined in the Note Purchase Agreement shall have the same meanings herein as in the Note Purchase Agreement.
Section 2.Amendments to Note Purchase Agreement.
(a)The Note Purchase Agreement is hereby amended by deleting sub-clause (d)(i) of Section 7.15 thereof in its entirety and substituting in lieu thereof the following:
“(i) excess of loss reinsurance with a maximum limit in an amount no less than $900,000 per policy (or per occurrence) and”
Section 3.Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the truth and accuracy of the warranties and representations set forth in Sections 4 and 5 below and receipt by the Administrative Agent of each of the following, each of which shall be in form and substance satisfactory to Administrative Agent:
1
First Amendment to Note Purchase Agreement

(a)this Amendment, duly executed and delivered by the Issuer, Holdings, the Noteholders constituting the Required Noteholders and the Administrative Agent; and
(b)an amendment to the Term Loan Agreement, in form and substance satisfactory to the Administrative Agent.
Section 4.Representations. The Issuer and Holdings represent and warrant to the Administrative Agent and the Noteholders that, as of the date hereof:
(a)Power and Authority. Each of the Issuer and Holdings has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and the Note Purchase Agreement, as amended by this Amendment, and have taken all necessary organizational and, if required, shareholder, partner or member action to duly authorize the execution, delivery and performance of this Amendment. Each of this Amendment and the Note Purchase Agreement, as amended by this Amendment, constitutes the valid and binding obligation of each of the Issuer and Holdings enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)No Violation. The execution, delivery and performance by the Issuer and Holdings of this Amendment, and compliance by them with the terms and provisions of the Note Purchase Agreement, as amended by this Amendment: (i) will not materially violate any judgment, order or ruling of any Governmental Authority, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of any Note Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which any Note Party is a party or by which they or any of their property or assets is bound or to which they may be subject or (iii) will not violate any provision of the certificate or articles of incorporation or bylaws of the Issuer or Holdings or any other Note Party.
(c)Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of the effectiveness of this Amendment and which remain in full force and effect on such date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Amendment by each of the Issuer and Holdings or (ii) the legality, validity, binding effect or enforceability of the Note Purchase Agreement, as amended by this Amendment against the Issuer and Holdings.
(d)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist immediately after giving effect to this Amendment.
(e)No Impairment. The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Note Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.
Section 5.Reaffirmation of Representations. Each of the Issuer and Holdings hereby repeats and reaffirms all representations and warranties made to the Administrative Agent and the Noteholders in the Note Purchase Agreement and the other Note Documents on and as of the date hereof (and after giving
2

effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).
Section 6.No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Note Purchase Agreement and each of the other Note Documents shall remain in full force and effect in accordance with their respective terms, and the Noteholders and the Administrative Agent hereby require strict compliance with the terms and conditions of the Note Purchase Agreement and the other Note Documents in the future, in each case, pursuant to the terms of the Note Documents. Each of the Issuer and Holdings hereby (i) restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Note Purchase Agreement and the other Note Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby and (ii) acknowledges and agrees that this Amendment shall not in any way affect the validity and enforceability of any Note Document to which it is a party, or reduce, impair or discharge the obligations of the Issuer or Holdings or the Collateral granted to the Administrative Agent and/or the Noteholders thereunder. The Noteholders’ agreement to the terms of this Amendment or any other amendment of the Note Purchase Agreement or any other Note Document shall not be deemed to establish or create a custom or course of dealing between the Issuer, Holdings or the Noteholders, or any of them. This Amendment shall be deemed to be a “Note Document” for all purposes under the Note Purchase Agreement. After the effectiveness of this Amendment, each reference to the Note Purchase Agreement in any of the Note Documents shall be deemed to be a reference to the Note Purchase Agreement as amended by this Amendment. The amendments contained herein shall be deemed to have prospective application only.
Section 7.Other Provisions.
(a)This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(b)The Issuer agrees to reimburse the Administrative Agent on demand for all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent incurred by the Administrative Agent in negotiating, documenting and consummating this Amendment and the transactions contemplated hereby and thereby.
(c)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(d)THIS AMENDMENT CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS DISCUSSIONS, CORRESPONDENCE, AGREEMENTS AND OTHER UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.
Section 8.Direction. The Noteholders party hereto, constituting the Required Noteholders, hereby (i) authorize and direct the Administrative Agent to execute and deliver this Amendment and (ii) acknowledge and agree that (x) the direction in this Section 8 constitutes a direction from the Required Noteholders under the provisions of Article IX of the Note Purchase Agreement and (y) Sections 9.4 and
3

10.3(c) of the Note Purchase Agreement shall apply to any and all actions taken by the Administrative Agent in accordance with such direction.
[Signature Page Follows]
4

IN WITNESS WHEREOF, the Issuer, Holdings the Noteholders and the Administrative Agent have caused this First Amendment to Note Purchase Agreement to be duly executed by their respective duly authorized officers and representatives as of the day and year first above written.

ISSUER:

ROOT, INC.

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel & Secretary

HOLDINGS:

ROOT STOCKHOLDINGS, INC.

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel & Secretary
First Amendment to Note Purchase Agreement

WILMINGTON TRUST, NATIONAL

ASSOCIATION, as Administrative Agent

By:	/s/ Joseph B. Feil
Name:	Joseph B. Feil
Title:	Vice President
First Amendment to Note Purchase Agreement

DRD CONTACT, LLC, as Noteholder

By:	/s/ Susanne V. Clark
Name:	Susanne V. Clark
Title:	Senior Managing Director
First Amendment to Note Purchase Agreement

CONFIRMATION OF GUARANTY
The undersigned Guarantors hereby (a) acknowledge, consent and agree to the terms of the foregoing Amendment and (b) agree and confirm that their obligations as set forth in the Guaranty and Security Agreement and all other Note Documents to which they are a party will continue in full force and effect and extend to all Obligations (as defined in the Note Purchase Agreement, as amended and modified by this Amendment).

As of this 20th day of February 2020.

ROOT INSURANCE AGENCY, LLC

By: Root, Inc., its Sole Member

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel & Secretary

BUZZWORDS LABS INC.

By:	/s/ Jonathan A. Allison
Name:	Jonathan A. Allison
Title:	General Counsel

ROOT ENTERPRISE, LLC

By:	/s/ Raja Chakravorti
Name:	Raja Chakravorti
Title:	President
First Amendment to Note Purchase Agreement

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT
THIS SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT is dated as of September 14, 2020 (this “Amendment”), by and among ROOT, INC., a Delaware corporation (the “Issuer”), ROOT STOCKHOLDINGS, INC., a Delaware corporation (“Holdings”), each of the Noteholders party hereto as “Noteholders”, and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H:
WHEREAS, the Issuer, Holdings, the Noteholders and the Administrative Agent are parties to that certain Note Purchase Agreement dated as of November 25, 2019 ( as amended by the First Amendment to Note Purchase Agreement, dated as of February 20, 2020, and as further amended, restated, supplemented or otherwise modified from time to time, the “Existing Note Purchase Agreement”);
WHEREAS, the Issuer, Holdings, Root Insurance Agency, LLC, an Ohio limited liability company, Buzzwords Labs Inc., a Delaware corporation, Root Enterprise, LLC, a Delaware limited liability company, and the Administrative Agent are parties to that certain Guaranty and Security Agreement dated as of November 25, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty and Security Agreement”);
WHEREAS, the Issuer has requested that the Administrative Agent and the Noteholders amend certain provisions of the Note Purchase Agreement, as more particularly set forth below;
WHEREAS, Holdings and the Issuer have notified the Administrative Agent and the Noteholders of their intent to change their names to, respectively, Root, Inc. and Caret Holdings, Inc., at which time Root, Inc. shall be Holdings and Caret Holdings, Inc. shall be the Issuer under the Amended Note Purchase Agreement (as defined below) (the “IPO Name Changes”); and WHEREAS, subject to the terms and conditions set forth herein, the Issuer, Holdings, the Administrative Agent and the Noteholders have agreed to amend the Note Purchase Agreement.
NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1. Defined Terms. Capitalized terms which are used herein without definition and which are defined in the Note Purchase Agreement shall have the same meanings herein as in the Existing Note Purchase Agreement, as amended by this Amendment (the “Amended Note Purchase Agreement”).
Section 2. Amendments to Note Purchase Agreement.
(a)Section 1.1 of the Note Purchase Agreement is hereby amended by inserting the following defined terms in alphabetical order:
““Contingent Line of Credit” shall have the meaning set forth in the Term Loan Agreement (as amended by the Second Term Loan Amendment).
“Covenant Holiday Termination Date” shall mean (i) March 29, 2021 or (ii) if a Significant Public Equity Capital Raise occurs prior to March 29, 2021, October 16, 2021.
“Permitted Convertible Indebtedness” shall have the meaning set forth in the Term Loan Agreement (as amended by the Second Term Loan Amendment).

“Restricted Debt” shall have the meaning set forth in Section 7.18. For the avoidance of doubt, Indebtedness consisting of intercompany Indebtedness, or any Indebtedness permitted under Sections 7.1(j), (l), (m), (n) and (o), shall not constitute Restricted Debt.
“Restricted Debt Payment” shall have the meaning set forth in Section 7.18.
“Second Amendment Effective Date” shall mean September 14, 2020.
“Second Term Loan Amendment” shall mean the Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the Second Amendment Effective Date, by and among Holdings, the Issuer, in its capacity as the borrower thereunder, the several banks and other financial institutions as lenders party thereto and the Term Loan Agent.
“Significant Equity Capital Raise” shall mean a (or a series of) public (pursuant to a Qualified IPO) or private sale(s) after the Second Amendment Effective Date of (a) Qualified Capital Stock of Holdings or (b) Capital Stock of a direct or indirect parent entity of Holdings, or (c) any combination of the foregoing clauses (a) and (b), which, in the aggregate, generate(s) cash proceeds of at least $500,000,000, and such proceeds are contributed as common equity to Holdings or the Issuer.
“Significant Public Equity Capital Raise” shall mean a (or a series of) public (pursuant to a Qualified IPO) sale(s) after the Second Amendment Effective Date of (a) Qualified Capital Stock of Holdings or (b) Capital Stock of a direct or indirect parent entity of Holdings, or (c) any combination of the foregoing clauses (a) and (b), which, in the aggregate, generate(s) cash proceeds of at least $500,000,000, and such proceeds are contributed as common equity to Holdings or the Issuer.
“Subordinated Debt” shall have the meaning set forth in the Term Loan Agreement (as amended by the Second Term Loan Amendment).”
(b)Each of the following defined terms in Section 1.1 of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
““Applicable Margin” shall mean (i) 7.00% per annum or (ii) if a Significant Public Equity Capital Raise occurs prior to March 29, 2021, from and after March 29, 2021, 10.50% per annum.
“Change in Control” shall mean the occurrence of one or more of the following events:
(i)at any time prior to the consummation of a Qualified IPO, the Permitted Holders shall cease to collectively own and control, on a fully diluted basis, Capital Stock of Holdings representing more than 50% (a) of the economic interests in Holdings or (b) the voting power of Holdings entitled to vote in the election of members of the board of directors (or equivalent governing body) of Holdings; or
(ii)at any time after the consummation of a Qualified IPO, any “person” or “group” (in each case, within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders or a trustee or other fiduciary holding securities under an employee benefit plan of the Issuer (a) shall have acquired, directly or indirectly, beneficial ownership of 35.0% or more of the outstanding shares of the voting interests in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or equivalent governing body) of Holdings; or
2

(iii)at any time after the consummation of a Qualified IPO, during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of Holdings cease to be composed of individuals who are Continuing Directors; or
(iv)(a) Holdings shall cease to directly own and control 100% of the Capital Stock of the Issuer; or (b) the Issuer shall cease to own and control, directly or indirectly, 100% of the Capital Stock of each of its Subsidiaries (other than (x) pursuant to a transaction permitted by Section 7.3(a) or 7.6 and (y) Subsidiaries the Capital Stock of which the Issuer does not directly or indirectly own 100% of at the time of the initial formation or acquisition of such Subsidiaries (including, for the avoidance of doubt, any Subsidiaries that are mutual insurance companies) to the extent such initial formation or acquisition was permitted by Section 7.4); provided that clause (x) of this parenthetical shall not apply with respect to any U.S. Insurance Subsidiary); or
(v)unless a Significant Public Equity Capital Raise occurs prior to such time, at any time on or prior to the date that is 30 months following the Closing Date, Alex Timm shall own and control less than 4.0% of the outstanding shares of the economic and voting interests in the Capital Stock of Holdings; or
(vi)unless a Significant Public Equity Capital Raise occurs prior to such time, at any time on or prior to the date that is 30 months following the Closing Date, Alex Timm shall cease at any time to be directly involved in the day to day management of the Issuer.
“Equity Monetization Event” shall mean, unless such event is waived by the Required Noteholders or a Significant Public Equity Capital Raise occurs prior to March 29, 2021, the occurrence of any of the following:
(i) the consummation of a Qualified IPO (other than pursuant to a Significant Public Equity Capital Raise prior to March 29, 2021);
(ii) the occurrence of a Change in Control;
(iii) the occurrence of a Significant Transaction; or (iv) any automatic exercise of the Closing Date Warrants in accordance with the terms thereof (other than pursuant to a Significant Public Equity Capital Raise prior to March 29, 2021).
“Restricted Payment” shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings, the Issuer or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class (other than Disqualified Capital Stock); (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings, the Issuer or any of their respective Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings, the Issuer or any of their respective Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of management or similar fees.”
(c)Section 2.7(a) of the Note Purchase Agreement is hereby amended by deleting “$250,000” and inserting “$1,000,000” in lieu thereof.
(d)Section 2.7(d) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:
3

“To the extent any proceeds from key man life insurance policies are received by the Issuer or any of its Subsidiaries prior to the consummation of a Significant Equity Capital Raise, no later than the Business Day following the date of receipt by the Issuer or any of its Subsidiaries of any proceeds from key man life insurance policies, the Issuer shall prepay the Obligations in an amount equal to all such proceeds. Any such prepayment shall be applied in accordance with subsection (f) of this Section.”
(e)Section 2.8(f) of the Note Purchase Agreement is hereby amended by deleting the words “During the period from the Closing Date through and including the date that is the three (3) year anniversary of the Closing Date (and in any event including the Interest Payment Date for the 12th Interest Period occurring after the Closing Date) (such period, the “PIK Election Period”)” in the first sentence therein and inserting the words “During the period from the Closing Date through and including (i) the date that is the three (3) year anniversary of the Closing Date (and in any event including the Interest Payment Date for the 12th Interest Period occurring after the Closing Date) or (ii) if a Significant Public Equity Capital Raise occurs prior to March 29, 2021, October 15, 2021 (such period, the “PIK Election Period”)” in lieu thereof.
(f)Section 2.9(a) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:
“Any (i) voluntary payment, repayment, prepayment, satisfaction, replacement or refinancing (including in connection with any payment pursuant to Section 2.20), (ii) mandatory prepayment pursuant to Sections 2.7(c) or (e) (subject to the proviso below), (iii) other than with the consent of each directly affected Noteholder, (A) reduction to the amount or (B) extension of the due dates, in each case, of any principal of, or interest or premium on, any Note (whether in connection with any proceeding under Debtor Relief Laws or otherwise), or (iv) acceleration (including as a result of any Event of Default (including as a result of any proceeding under Debtor Relief Laws), whether automatically or by declaration, or by operation of law), in each case, in advance of the Maturity Date (including upon automatic acceleration of the Notes), of the Notes, whether in whole or in part, shall be at a price equal to (1) 100.0% of the principal amount thereof, plus (2) accrued and unpaid interest as of the date of such repayment or prepayment or other event or occurrence, plus (3) the Prepayment Premium, if any, as of the date of such repayment or prepayment or other event or occurrence; provided that notwithstanding the foregoing, no Prepayment Premium shall be payable upon (I) a mandatory prepayment under Sections 2.7(a), (b) or (d), (II)(x) a mandatory prepayment under Section 2.7(e) (whether or not such mandatory prepayment, or the event giving rise to such mandatory prepayment, is waived by the Required Noteholders) or (y) a voluntary prepayment in connection with the event giving rise to any mandatory prepayment under Section 2.7(e) that has been waived by the Required Noteholders or (III) a voluntary prepayment made after a Significant Public Equity Capital Raise that occurs prior to March 29, 2021 if, but only if, in the case of clauses (II)(x), (II)(y) and (III), immediately prior to the occurrence of the event giving rise to such mandatory prepayment or in the case of clause (III), immediately prior to such voluntary prepayment, the aggregate value of Holdings’ Capital Stock (based on the Most Recent Equity Price (as defined below)) is equal to or exceeds $3,000,000,000. As used above, (i) “Most Recent Equity Price” means the implied valuation for Holdings’ Capital Stock on a fully diluted basis arising from the applicable Equity Monetization Event or in the case of Clause (III), the Significant Public Equity Capital Raise prior to March 29, 2021, or, in the case of Clauses (II)(x) and (II)(y), in the event that the applicable Equity Monetization Event does not involve an investment which implies a value for Holdings’ Capital Stock, then the “Most Recent Equity Price” shall mean the price that Holdings’ preferred stock is sold to investors pursuant to the most recent Bona Fide Preferred Equity Offering (as defined below), and (ii) “Bona Fide Preferred Equity Offering” means (A) initially, the issuance by Holdings of its Series E Preferred Stock, and (B) thereafter, any issuance (or series of related issuances) by Holdings after the Closing Date of preferred stock so long as, in the case of this clause
4

(B), the net cash proceeds of such issuance (or series of related issuances) is equal to or greater than $75,000,000.”
(g)Section 5.1(f) of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“as soon as available and in any event within 90 days after the end of the calendar year, forecasts and a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet, statement of cash flow and projected dividend capacity;”
(h)Section 5.2(a) of the Note Purchase Agreement is hereby amended by (i) deleting the “and” appearing at the end of clause (vii) thereof, (ii) renumbering clause (viii) as clause (ix), and (iii) inserting a new clause (viii) therein immediately before the renumbered clause (ix) that reads:
“(viii) the occurrence of a Qualified IPO or a Significant Public Equity Capital Raise; and”
(i)Section 5.11(a) of the Note Purchase Agreement is hereby amended by deleting “$250,000” and inserting “$1,000,000” in lieu thereof.
(j)Article V of the Note Purchase Agreement is hereby amended by adding the following new Section 5.19 immediately following Section 5.18:
“Section 5.19. Covenant Holiday Termination Date. On the Covenant Holiday Termination Date, the Issuer shall deliver to the Administrative Agent a certificate executed by a Responsible Officer certifying that the Note Parties are in compliance with the terms and conditions of the Note Purchase Documents on and as of such date.”
(k)Section 7.1(a) of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(i) Indebtedness created pursuant to the Note Documents and (ii) Indebtedness incurred pursuant to the Term Loan Agreement and other Term Loan Documents in an amount not to exceed $200,000,000 at any one time outstanding, and any Permitted Refinancing thereof;”
(l)Deleting “and” at the end of Section 7.1(p), inserting “and” at the end or Section 7.1(q) and inserting the following as a new Section 7.1(r):
“(r)     to the extent constituting Indebtedness, Indebtedness of the Note Parties consisting of a Contingent Line of Credit in a maximum principal amount not to exceed $500,000,000.”
(m)Section 7.2(a) of the Note Purchase Agreement is hereby amended by deleting “May 15, 2021” and inserting “October 16, 2021” in lieu thereof.
(n)Section 7.4(e) of the Note Purchase Agreement is hereby amended by deleting “$500,000” and inserting “$2,000,000” in lieu thereof.
(o)Article VII of the Note Purchase Agreement is hereby amended by adding the following new Section 7.18 immediately following Section 7.17:
“Section 7.18. Restricted Debt Payments. Holdings and the Issuer will not, and will not permit any of their respective Subsidiaries to, make any payment or prepayment in cash, securities or other property on or in respect of principal of or interest on any (i) Indebtedness incurred pursuant to the Term Loan Agreement and other Term Loan Documents, (ii) Subordinated Debt (including, for the avoidance of doubt,
5

Indebtedness permitted pursuant to Section 7.1(k) and the Contingent Line of Credit), (iii) Indebtedness permitted pursuant to Section 7.1(q) and (iv) Permitted Convertible Indebtedness (all such Indebtedness, collectively, the “Restricted Debt”), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Restricted Debt (collectively, “Restricted Debt Payments”), except (in each case, only if and to the extent such Restricted Debt is permitted at such time by this Agreement):
(a) Restricted Debt Payments (other than payments with respect to (x) the Contingent Line of Credit, (y) any Subordinated Debt to the extent prohibited by the subordination provisions thereof and (z) Indebtedness incurred pursuant to the Term Loan Agreement and other Term Loan Documents) consisting of (i) regularly scheduled interest payments as and when due in respect of any Restricted Debt and (ii) dividends in respect of Permitted Convertible Indebtedness permitted pursuant to Sections 7.1(r) or 7.1(p) solely to the extent such dividends are regularly scheduled and in a fixed amount (or fixed percentage);
(b) Restricted Debt Payments as a result of the conversion or exchange of all or any portion of Permitted Convertible Indebtedness into or for Qualified Capital Stock of Holdings as well as cash payment, in lieu of issuance of fractional shares, in connection therewith;
(c) repayments of principal and interest of any Indebtedness with the proceeds of a Permitted Refinancing thereof or by exchange or conversion to Qualified Capital Stock of Holdings as well as cash payment, in lieu of issuance of fractional shares in connection therewith;
(d) in the case of any Contingent Line of Credit, any regularly scheduled payments of interest, commitment fees and/or dividends in accordance with the terms of the documentation evidencing the Contingent Line of Credit so long as no Default or Event of Default exists at the time of or results from such regularly scheduled payment; provided that the aggregate amount of all such payments made in cash shall not exceed $15,000,000 (or, at all times after the occurrence of a Significant Equity Capital Raise, $20,000,000) during the term of this Agreement; provided, further, that in no event shall cash payments be permitted pursuant to this Section 7.18(d) with respect to any month, quarter or other interest period if the Issuer has elected pursuant to Section 2.8(f) to pay some or all of the interest accrued on any Note during such month, quarter or other interest period in-kind, in lieu of in cash; and
(e) any payments of the Indebtedness incurred pursuant to the Term Loan Agreement and other Term Loan Documents that are permitted by the Intercreditor Agreement.”
(p)(i) Sections 7.1(i)(ii) and 7.5(b) of the Note Purchase Agreement are each hereby amended in the same manner that Sections 7.1(i) and 7.5(b) (solely with respect to adding in clause (b)(ii) set forth therein), respectively, of the Term Loan Agreement are amended pursuant to the Second Term Loan Amendment, (ii) Section 7.5(d) and (e) of the Note Purchase Agreement are hereby deleted and (iii) Sections 7.5(g), 7.5(h), 7.5(i) and 7.5(j) of the Term Loan Agreement as amended pursuant to the Second Term Loan Amendment are deemed included in the Amended Note Purchase Agreement. For the avoidance of doubt, any Permitted Acquisition (as defined as amended per clause (r)(ii) below) effected or in respect of which a binding agreement is signed prior to the Covenant Holiday Termination Date shall continue to be permitted on or after the Covenant Holiday Termination Date so long as such Permitted Acquisition complies with Section 7.4(h) of the Note Purchase Agreement.
(q)Section 8.1(d) of the Note Purchase Agreement is hereby amended and restated in its entirety to read as follows:
“(i) Holdings or the Issuer shall fail to observe or perform any covenant or agreement contained in (x) Section 5.1(a), (b), (c) or (d), 5.2(a)(i) (after giving effect to the Specified Covenant Compliance Waiver set forth below), 5.3 (with respect to legal existence), 5.8(b)(iii)(B), 5.18, 5.19 or (y) Article VI or (z) Article VII (in the case of clauses (y) and (z), excluding, at any time on or prior to the Covenant Holiday Termination Date, any failure to observe or perform any covenant or agreement set forth therein (other than Sections 6.4, 7.1(p) and 7.2) if and only if such failure (A) would have resulted in a
6

“Default” or “Event of Default” under and as defined in the Term Loan Agreement prior to the Second Amendment Effective Date but (B) would not result in a “Default” or “Event of Default” under and as defined in the Term Loan Agreement from and after the Second Amendment Effective Date as a result of such covenant or agreement being modified pursuant to the Second Term Loan Amendment) (the “Specified Covenant Compliance Waiver”); or (ii) Holdings or the Issuer shall fail to observe or perform the covenant contained in Section 5.2(a)(v), and such failure shall remain unremedied for 10 Business Days after any officer of the Issuer becomes aware of such failure; or”
(r)The parties hereto hereby agree that at all times prior to the Covenant Holiday Termination Date:
(i)upon the occurrence of a Significant Equity Capital Raise, the reporting requirements with respect to the delivery of financial statements set forth in Sections 5.1(a), (b) and (c) of the Term Loan Agreement (as amended by the Second Term Loan Amendment) shall be deemed to apply to the corresponding provisions in Sections 5.1(a), (b) and (c) of the Note Purchase Agreement;
(ii)(A) the definitions of “Material Agreement,” “Material Indebtedness,” “Permitted Acquisition” and “Threshold Amount” shall have the meanings set forth in the Term Loan Agreement (as amended by the Second Term Loan Amendment); (B) Section 8.1(f) of the Note Purchase Agreement shall be deemed to include the carveout for “Permitted Convertible Indebtedness” under (and as defined in) the Term Loan Agreement (as amended by the Second Term Loan Amendment); and (C) the dollar thresholds set forth in Section 8.1(k), (l) and (o) shall be deemed to match the levels in the corresponding provisions of the Term Loan Agreement (as amended by the Second Term Loan Amendment); and
(iii)(A) the financial covenants set forth in Article VI of the Term Loan Agreement (as amended by the Second Term Loan Amendment) (other than the financial covenant set forth in Section 6.5 of the Term Loan Agreement) shall be deemed to be included in place of the financial covenants set forth in Article VI of the Note Purchase Agreement (other than the financial covenant set forth in Section 6.4 of the Note Purchase Agreement); and (B) the financial covenant set forth in Section 6.1 of the Note Purchase Agreement shall be subject to the same grace period as set forth in Section 8.1(d)(iii) of the Term Loan Agreement (as amended by the Second Term Loan Amendment).
(s)The parties hereto hereby agree that any Investment or Restricted Payment made after the date hereof and prior to the Covenant Holiday Termination Date that (A) would have resulted in a “Default” or “Event of Default” under and as defined in the Term Loan Agreement prior to the Second Amendment Effective Date but (B) would not result in a “Default” or “Event of Default” under and as defined in the Term Loan Agreement from and after the Second Amendment Effective Date as a result of such covenant or agreement being modified pursuant to the Second Term Loan Amendment (excluding, (x) any Investment made pursuant to Section 7.4(e) of the Amended Note Purchase Agreement, to the extent expressly provided in the second sentence of Section 2(r) above or Section 7.4(h) of the Amended Note Purchase Agreement and (y) any Investment or Restricted Payment that would otherwise be permitted under the Amended Note Purchase Agreement after the Covenant Holiday Termination Date), shall not be permitted and shall result in an immediate Event of Default from and after the Covenant Holiday Termination Date unless (1) Holdings issues Qualified Capital Stock that results in net cash proceeds to Holdings or (2) the Issuer prepays the Notes pursuant to Section 2.6 of the Note Purchase Agreement, in each case of clauses (1) and (2), in an amount equal to or greater than the amount of such Investment or such Restricted Payment, as the case may be.
(t)The parties hereto hereby agree that each Compliance Certificate delivered to the Administrative Agent for delivery to each Noteholder on or after the date hereof and prior to the Covenant Holiday Termination Date
7

(including pursuant to Section 3(e)(iii) below) shall include calculations of the financial covenants set forth in Article VI of the Term Loan Agreement (as amended by the Second Term Loan Amendment).
Section 3. Conditions Precedent to Effectiveness. The effectiveness of this Amendment is subject to the truth and accuracy of the warranties and representations set forth in Sections 4 and 5 below and the satisfaction of the following conditions:
(a)the Administrative Agent (or its counsel) and the Noteholders (or their counsel) shall have received this Amendment, duly executed and delivered by the Issuer, Holdings, the Noteholders constituting the Required Noteholders and the Administrative Agent, and the Confirmation of Guaranty attached hereto duly executed and delivered by the Guarantors listed therein;
(b)the Administrative Agent (or its counsel) and the Noteholders (or their counsel) shall have received (i) a duly executed copy of the Second Term Loan Amendment, in form and substance satisfactory to the Required Noteholders, and (ii) a duly executed copy of that certain Amendment no. 1 to the First Lien Intercreditor Agreement, in the form attached hereto as Exhibit A (the “ICA Amendment”);
(c)the Administrative Agent (or its counsel) and the Noteholders (or their counsel) shall have received a certificate of the Secretary or Assistant Secretary of each Note Party in form and substance satisfactory to the Required Noteholders, attaching and certifying copies of (x) its bylaws, or partnership agreement or limited liability company agreement (or certifying that its bylaws, or partnership agreement or limited liability company agreement have not been amended, restated or otherwise modified since the Original Closing Date), (y) its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of such Note Party (or certifying that its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents have not been amended, restated or otherwise modified since the Original Closing Date), and (z) the resolutions of its board of directors or other equivalent governing body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of this Amendment and the other Note Documents to which it is a party and certifying the name, title and true signature of each officer of such Note Party executing this Amendment and the Note Documents to which it is a party;
(d)the Administrative Agent (or its counsel) and the Noteholders (or their counsel) shall have received certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of each Note Party;
(e)the Administrative Agent (or its counsel) and the Noteholders (or their counsel) shall have received a certificate dated as of the Second Amendment Effective Date and signed by a Responsible Officer (i) certifying that immediately after giving effect to the consummation of the transactions contemplated to occur on the Second Amendment Effective Date, (A) no Default or Event of Default exists or will result therefrom, (B) all representations and warranties of each Note Party set forth in the Note Documents are true and correct in all material respects (other than those representations and warranties that are expressly qualified by “Material Adverse Effect” or other materiality, which representations and warranties shall be true and correct in all respects) and (C) since the date of the financial statements of the Issuer described in Section 4.4 of the Existing Note Purchase Agreement, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect; (ii) confirming that the Note Parties and their Subsidiaries, taken as a whole, are Solvent immediately after giving effect to the consummation of the transactions contemplated to occur on the Second Amendment Effective Date; and (iii) that attaches a duly completed and executed Compliance Certificate addressed to the Administrative Agent but otherwise substantially in the form delivered to the Term Loan Agent on the Second Amendment Effective Date; and
8

(f)the Administrative Agent and the Noteholders shall have received evidence that all fees, charges and disbursements of counsel to each of the Administrative Agent and the Noteholders have been paid by the Issuer.
Section 4. Conditions Subsequent.
(a)At any time after the closing of this Amendment on the Second Amendment Effective Date but before 5:00 p.m. (New York City time) on the third Business Day after the Second Amendment Effective Date, Holdings and the Issuer shall have (i) filed the IPO Name Changes with the Delaware Secretary of State and (ii) delivered evidence and a record of such filing to the Administrative Agent and the Noteholders. For the avoidance of doubt, the Administrative Agent and the Noteholders hereby consent to the IPO Name Changes notwithstanding the advance notice requirement set forth in Section 6.6 of the Guaranty and Security Agreement so long as the Issuer and Holdings comply with the conditions described in clauses (i) and (ii) of this clause (a).
(b)No later than two Business Days following the Second Amendment Effective Date (or such later date as may be agreed in writing (including via email) by the Required Noteholders in their sole discretion), the Issuer shall deliver or cause to be delivered to the Administrative Agent the written opinion of Cooley LLP, counsel to the Note Parties, addressed to the Administrative Agent and each of the Noteholders, and covering such matters relating to the Note Parties, this Amendment, the Note Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinion will expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Noteholders).
(c)Any failure by Holdings or the Issuer to observe or perform any covenant or agreement contained in this Section 4 within the time periods set forth herein shall constitute an immediate Event of Default under Section 8.1(d)(i) of the Note Purchase Agreement.
Section 5. Representations. The Issuer and Holdings represent and warrant to the Administrative Agent and the Noteholders that, as of the date hereof:
(a)Power and Authority. Each of the Issuer and Holdings has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and the Note Purchase Agreement, as amended by this Amendment, and have taken all necessary organizational and, if required, shareholder, partner or member action to duly authorize the execution, delivery and performance of this Amendment. Each of this Amendment and the Note Purchase Agreement, as amended by this Amendment, constitutes the valid and binding obligation of each of the Issuer and Holdings enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(b)No Violation. The execution, delivery and performance by the Issuer and Holdings of this Amendment, and compliance by them with the terms and provisions of the Note Purchase Agreement, as amended by this Amendment: (i) will not materially violate any judgment, order or ruling of any Governmental Authority, (ii) will not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of any Note Party pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, to which any Note Party is a party or by which they or any of their property or assets is bound or to which they may be subject or (iii) will not violate any provision of the certificate or articles of incorporation or bylaws of the Issuer or Holdings or any other Note Party.
(c)Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the date of the effectiveness of this Amendment and which remain in full force and effect on such date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Amendment by each of the Issuer and Holdings or (ii) the legality, validity, binding effect or enforceability of the Note Purchase Agreement, as amended by this Amendment against the Issuer and Holdings.
9

(d)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof and no Default or Event of Default will exist immediately after giving effect to this Amendment.
(e)No Impairment. The execution, delivery, performance and effectiveness of this Amendment will not: (a) impair the validity, effectiveness or priority of the Liens granted pursuant to any Note Document, and such Liens continue unimpaired with the same priority to secure repayment of all of the applicable Obligations, whether heretofore or hereafter incurred, and (b) require that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.
Section 6. Reaffirmation of Representations. Each of the Issuer and Holdings hereby repeats and reaffirms all representations and warranties made to the Administrative Agent and the Noteholders in the Note Purchase Agreement and the other Note Documents on and as of the date hereof (and after giving effect to this Amendment) with the same force and effect as if such representations and warranties were set forth in this Amendment in full (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties were true and correct as of such earlier date); provided that if and to the extent that any representation or warranty set forth in the Term Loan Agreement was amended by the Second Term Loan Amendment, such representation or warranty shall be deemed to be so amended for purposes of this Section 6.
Section 7. No Further Amendments; Ratification of Liability. Except as expressly amended hereby, the Note Purchase Agreement and each of the other Note Documents shall remain in full force and effect in accordance with their respective terms, and the Noteholders and the Administrative Agent hereby require strict compliance with the terms and conditions of the Note Purchase Agreement and the other Note Documents in the future, in each case, pursuant to the terms of the Note Documents. Each of the Issuer and Holdings hereby (i) restates, ratifies, confirms and reaffirms its respective liabilities, payment and performance obligations (contingent or otherwise) and each and every term, covenant and condition set forth in the Note Purchase Agreement and the other Note Documents to which it is a party, all as amended by this Amendment, and the liens and security interests granted, created and perfected thereby and (ii) acknowledges and agrees that this Amendment shall not in any way affect the validity and enforceability of any Note Document to which it is a party, or reduce, impair or discharge the obligations of the Issuer or Holdings or the Collateral granted to the Administrative Agent and/or the Noteholders thereunder. The Noteholders’ agreement to the terms of this Amendment or any other amendment of the Note Purchase Agreement or any other Note Document shall not be deemed to establish or create a custom or course of dealing between the Issuer, Holdings or the Noteholders, or any of them. This Amendment shall be deemed to be a “Note Document” for all purposes under the Note Purchase Agreement. After the effectiveness of this Amendment, each reference to the Note Purchase Agreement in any of the Note Documents shall be deemed to be a reference to the Note Purchase Agreement as amended by this Amendment. The amendments contained herein shall be deemed to have prospective application only.
Section 8. Other Provisions.
(a)This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(b)The Issuer agrees to reimburse the Administrative Agent on demand for all reasonable and documented (in the case of legal expenses, in summary form), out-of-pocket costs and expenses of the Administrative Agent incurred by the Administrative Agent in negotiating, documenting and consummating this Amendment and the transactions contemplated hereby and thereby.
(c)THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(d)THIS AMENDMENT CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS DISCUSSIONS, CORRESPONDENCE, AGREEMENTS AND OTHER UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.
10

Section 9. Direction. The Noteholders party hereto, constituting the Required Noteholders, hereby (i) consent to the amendments to the Intercreditor Agreement contemplated by the ICA Amendment, (ii) authorize and direct the Administrative Agent to execute and deliver (x) this Amendment and (y) the ICA Amendment and (iii) acknowledge and agree that (x) the direction in this Section 9 constitutes a direction from the Required Noteholders under the provisions of Article IX of the Note Purchase Agreement and (y) Sections 9.4 and 10.3(c) of the Note Purchase Agreement shall apply to any and all actions taken by the Administrative Agent in accordance with such direction.
[Signature Page Follows]
11

IN WITNESS WHEREOF, the Issuer, Holdings the Noteholders and the Administrative Agent have caused this Second Amendment to Note Purchase Agreement to be duly executed by their respective duly authorized officers and representatives as of the day and year first above written.

ISSUER:

ROOT, INC.

By:	/s/ Alexander Timm
Name:	Alexander Timm
Title:	Chief Executive Officer

HOLDINGS:

ROOT STOCKHOLDINGS, INC.

By:	/s/ Alexander Timm
Name:	Alexander Timm
Title:	Chief Executive Officer

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

WILMINGTON TRUST NATIONAL
ASSOCIATION, as Administrative Agent

By:	/s/ Joseph B. Feil
Name:	Joseph B. Feil
Title:	Vice President
SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

DRD CONTACT, LLC, as Noteholder
By:	/s/ Susanne V. Clark
Name:	Susanne V. Clark
Title:	Senior Managing Director
SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

CONFIRMATION OF GUARANTY
The undersigned Guarantors hereby (a) acknowledge, consent and agree to the terms of the foregoing Amendment and (b) agree and confirm that their obligations as set forth in the Guaranty and Security Agreement and all other Note Documents to which they are a party will continue in full force and effect and extend to all Obligations (as defined in the Note Purchase Agreement, as amended and modified by this Amendment).

As of the day and year first above written

ROOT INSURANCE AGENCY, LLC
By: Root, Inc., its Sole Member

By:	/s/ Alexander Timm
	Name:	Alexander Timm
	Title:	Chief Executive Officer

BUZZWORDS LABS, INC.

By:	/s/ Jonathan A. Allison
	Name:	Jonathan A. Allison
	Title:	General Counsel

ROOT ENTERPRISE, LLC
By: Root, Inc., its Sole Member

By:	/s/ Alexander Timm
	Name:	Alexander Timm
	Title:	Chief Executive Officer
SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT